Filed pursuant to Rule 424(b)(3)
Registration No. 333-197409

PROSPECTUS

RestorGenex Corporation

11,633,885 Shares of Common Stock

This prospectus relates to the sale of up to 8,949,142 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, and 2,684,743 shares issuable upon the exercise of currently outstanding common stock purchase warrants held by some of the warrant holders. For a list of the selling stockholders, please see “Selling Stockholders.” The selling stockholders may sell these shares from time to time in the principal market on which our common stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters within the meaning of the Securities Act of 1933, as amended, of the shares of common stock that they are offering. We will pay the expenses of registering these shares. We will not receive proceeds from the sale of our shares by the selling stockholders that are covered by this prospectus. However, we will receive payment in cash upon any exercise of the warrants for cash, and any proceeds we receive will be used for general corporate purposes and for working capital.

The securities are being registered to permit the selling stockholders to sell the securities from time to time in the public market. The selling stockholders may sell the securities through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the securities for sale. The selling stockholders may sell some, all or none of the securities offered by this prospectus.

Our common stock is listed for quotation on the OTC QB, under the symbol “RESX”. There is limited trading in our common stock.  On July 8, 2014, the last reported price per share of our common stock was $4.10 per share.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 4 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

RESTORGENEX CORPORATION HAS NOT REGISTERED THE SHARES FOR SALE BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

The date of this prospectus is July 31, 2014

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”).  You should rely only on the information provided in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

Throughout this prospectus, the terms “we,” “us,” “our,” and “our company” refer to RestorGenex Corporation, a Nevada corporation, formerly known as Stratus Media Group, Inc.

All references to the number of shares issued or outstanding in this prospectus, and all per share and other similar data, reflect a 1-for-100 reverse stock split that we effected on March 7, 2014.

Overview

We are a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health.

RestorGenex History

Prior to our repositioning as a specialty biopharmaceutical company, on March 14, 2008, pursuant to an Agreement and Plan of Merger dated August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 49,500,000 shares of its common stock for all issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”). In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. PSEI, a California corporation, was organized on November 23, 1998 and specialized in various sports events that it owned and operated. PSEI also owned Stratus Rewards LLC (“Stratus White”) that planned to operate a credit card rewards program.

In June 2011, we acquired Series A Convertible Preferred Stock of ProElite, Inc., a New Jersey corporation (“ProElite” or “PEI”), that organizes and promotes mixed martial arts (“MMA”) matches. These holdings of Series A Convertible Preferred Stock provide us voting rights on an as-converted basis equivalent to a 95% ownership in ProElite. On February 5, 2009, PEI entered into an Asset Purchase Agreement and other related agreements with Explosion Entertainment, LLC (“Strikeforce”). Under the terms of the Purchase Agreement, Strikeforce acquired from PEI certain PEI fighter contracts, a library of televised PEI events and specified related assets. Consideration paid for the assets consisted of (i) $3 million in cash paid at closing, (ii) the assumption of certain liabilities relating to the assets sold and (iii) contingent consideration in the form of rights to receive a portion of the license fee earned by Strikeforce under a distribution agreement between Strikeforce and Showtime Networks Inc. (“Showtime”). PEI was informed in March 2013 that Strikeforce was no longer conducting these Showtime events and there will be no further license fees received by PEI.

During the first quarter of 2013, we decided to focus on the MMA business and temporarily suspended development of our other businesses. Because of lack of working capital, effective June 30, 2013, we suspended operations of ProElite. Following our repositioning as a specialty biopharmaceutical company as discussed below, our board of directors voted to discontinue operations of PEI effective March 31, 2014.

Effective September 30, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Canterbury Acquisition LLC, Hygeia Acquisition, Inc., Canterbury Laboratories, LLC (“Canterbury”), Hygeia Therapeutics, Inc. (“Hygeia”) and Yael Schwartz, Ph.D., as Holder Representative, pursuant to which we agreed to acquire all of the capital stock of Canterbury and Hygeia with Canterbury and Hygeia becoming our wholly owned subsidiaries. The consideration for the mergers was the issuance by us of an aggregate of 1,150,116 restricted shares of our common stock issued to the stakeholders of Canterbury and Hygeia. Effective November 18, 2013, the mergers were completed, and Canterbury and Hygeia became our wholly owned subsidiaries.

On March 3, 2014, we entered into an Agreement and Plan of Merger with Paloma Acquisition, Inc., Paloma Pharmaceuticals, Inc. (“Paloma”) and David Sherris, Ph.D., as founding stockholder and Holder Representative pursuant to which we agreed to acquire all of the capital stock of Paloma with Paloma becoming our wholly owned subsidiary. On March 28, 2014, the merger with Paloma was closed and we issued an aggregate of 2,500,000 common shares to the holders of Paloma Common Stock and its derivative securities and assumed promissory notes of Paloma in the aggregate amount (principal and interest) currently of approximately $1,130,500 to be paid on the first anniversary of the closing of the Paloma merger.

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Also on March 3, 2014, we entered into an Agreement and Plan of Merger with VasculoMedics Acquisition, Inc., VasculoMedics, Inc. (“VasculoMedics”) and Dr. Sherris pursuant to which we agreed to acquire all of the capital stock of VasculoMedics with VasculoMedics becoming our wholly owned subsidiary. The VasculoMedics merger was concurrently closed with and as a condition to the closing of the Paloma Merger on March 28, 2014, with our company issuing an aggregate of 220,000 common shares to the VasculoMedics stockholders.

On March 7, 2014, we effected a reverse stock split of 1 to 100 with respect to our Common Stock and we changed our corporate name from Stratus Media Group, Inc. to RestorGenex Corporation. All stock numbers herein are post reverse split.

As part of our repositioning as a specialty biopharmaceutical company, effective March 5, 2014 we appointed Stephen M. Simes as our Chief Executive Officer and effective May 27, 2014 we appointed Phillip Donenberg as our Chief Financial Officer.

Hygeia and Canterbury History

Hygeia is a Delaware Corporation based in Holden, Massachusetts and was formerly known as Orcas Therapeutics, Inc. It was incorporated on November 14, 2005 to acquire and develop biodegradable hormone receptor modulators for topical indications. Hygeia is focused on developing topical therapies for conditions for which localized treatments offer advantages over systemic therapies. Hygeia has signed an Exclusive License Agreement (the “Yale License”) with Yale University (“Yale”) under U.S. Patent 7,015,211 “15.alpha.-Substituted Estradiol Carboxylic Acid Esters as Locally Active Estrogens,” U.S. Patent 6,476,012 “Estradiol-16.alpha Carboxylic Acid Esters as Locally Active Estrogens” and U.S. Patent 8,552,061 “Locally active "soft" antiandrogens” (together the “Yale Patents”). Hygeia agreed to pay royalty fees to Yale quarterly beginning in the first calendar quarter in which net sales occur. Canterbury is a Delaware limited liability company that was formed on October 14, 2011 and began operations on February 22, 2012. Initially, Canterbury was a wholly owned subsidiary of Hygeia. Canterbury is engaged in the premium cosmeceutical business. Cosmeceuticals are the latest addition to the health industry and are sometimes described as cosmetic products with “drug-like benefits.” Generally, cosmeceuticals are products sold over-the-counter, without the requirement of the Food and Drug Administration (“FDA”) approval.

A reorganization and separation agreement was signed on October 14, 2011 between Canterbury and Hygeia under which Hygeia received 100% of all issued and outstanding units of all classes of limited liability company membership interests of Canterbury. Hygeia distributed these profit units to holders of its common and preferred stock. Further, shares were issued to the Hygeia’s non-qualifying stock option (“NSO”) holders to liquidate the outstanding NSO’s. Holders of Hygeia stock purchase warrants exchanged their warrants for an equal number of units of Canterbury stock purchase warrants. Pursuant to the license agreement shares of Series A convertible preferred stock was issued to Yale University for the Yale License. In February 2012, Hygeia assigned its rights and obligations related to non-prescription products under the Yale License to Canterbury.

Paloma and VasculoMedics History

Both Paloma and VasculoMedics are Delaware corporations and are based in Jamaica Plain, Massachusetts. Paloma was founded in January 2005 and VasculoMedics was founded in November 2007.

Paloma has developed a non-steroidal, synthetic, small molecule drug library for dermatology (psoriasis, atopic dermatitis, rosacea, actinic keratosis, keloid and hypertrophic scarring, Dupuytren’s disease, bullous blistering diseases), ocular disease, cancer, pulmonary fibrosis, CNS (Huntington’s disease and infantile spasm, a form of childhood epilepsy), biodefense and anti-viral application. The lead product, P529, targets and inhibits the PI3K/Akt/mTOR signal transduction pathway, specifically as a first-in-class allosteric, dual TORC1/TORC2 dissociative inhibitor.

VasculoMedics was founded as a platform epigenetic company to develop orally available small molecular inhibitors of zinc finger transcription factors. Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology.

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Recent Developments

We have entered into securities purchase agreements (the “Securities Purchase Agreements”) with various institutional and individual accredited investors to raise gross proceeds of $35,582,740 in a private placement (the “Private Placement”). On July 10, 2014, we completed the Private Placement. In connection with the Private Placement, we issued (i) an aggregate of 8,895,685 shares of our common stock, and (ii) warrants (“Warrants”) to purchase a total of 2,668,706 shares of common stock. The purchasers of common stock received warrants to purchase 0.3 shares of Common Stock for each share of common stock that such investors purchased in the Private Placement. The purchase price of each common stock/Warrant unit was $4.00. Each warrant is exercisable into a share of common stock at an initial exercise price of $4.80 per share. We received net proceeds of approximately $31.3 million from the Private Placement, after paying placement agent fees, estimated offering expenses, and certain accounts payable, which we will use to fund our research and development and for working capital purposes.

Maxim Group, LLC acted as placement agent for the Private Placement. As compensation for the services of Maxim Group, LLC, we paid $3,558,274 of placement agent fees and issued common stock purchase warrants to purchase up to 927,069 shares of our common stock with the same initial exercise price and terms as the Warrants. The shares underlying the warrants that we issued to the placement agent are not included in this prospectus.

We filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations to the investors in the Private Placement under registration rights agreements we entered into pursuant to the Securities Purchase Agreements.

Our principal executive offices are located at 1800 Century Park East, 6th Floor, Los Angeles, California 90067, and our telephone number at that address is (805) 229-1829. Our website is located at www.RestorGenex.com. Information on our website is not, and should not be considered, part of this prospectus.

The Offering

Common Stock offered by the selling stockholders	11,633,885 shares (1)
Common Stock offered by us	None
Common Stock currently outstanding	18,360,025 shares (2)
Common Stock to be outstanding after the offering	9,410,883 shares (2)
OTC QB trading symbol	RESX
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered hereby. However, we may receive up to a maximum of approximately $12,886,766 of gross proceeds from the exercise of Warrants in cash by selling stockholders, which proceeds we expect to use for general working capital. No assurances can be given, however, that all or any portion of such warrants will ever be exercised.
Risk Factors	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 4, below.

_________________

(1)

Includes 8,949,142 shares of common stock issued to investors and our law firm in connection with the Private Placement and 2,684,743 shares of common stock issuable upon the exercise of the warrants issued in the Private Placement to investors and our law firm.

(2)

Does not include (i) 1,594,680 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $2.50 to $155.00 per share), (ii) 872,567 shares of common stock issuable upon the exercise of all of the warrants issued previous to the Private Placement (with exercise prices ranging from $3.00 to $200.00 per share) or (iii) the 3,611,812 shares of common stock issuable upon the exercise of all of the warrants issued in the Private Placement.

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RISK FACTORS

You should carefully consider the risks described below before deciding whether to invest in our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations and financial results. If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Our filings with the SEC also contain forward-looking statements that involve risks or uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described below.

RISKS RELATING TO OUR BUSINESS

We will require a significant amount of cash to fully implement our business plan, and any failure to generate and raise sufficient cash would impair our ability to implement fully our business plan.

We will require a significant amount of cash to fully implement our business plan. Our ability to fund working capital needs will depend on our ability to obtain sufficient financing in the form of equity or debt or a combination thereof, the amount of which will depend in part on our ability to generate cash flow in the future. Our ability to generate future cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations or that our cash needs will not increase beyond what we currently anticipate our cash needs to be. Equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In addition, any debt financing, if available, may involve restrictions on our ability to pay dividends or the manner in which we conduct our business. Our ability to obtain additional financing depends on many factors beyond our control, including our net assets and the prospects for our business. The inability to timely obtain sufficient funds will require us to delay, scale back or eliminate all or some of our research and development, personnel recruitment and marketing, among other corporate activities. There is no assurance that we will be able to raise sufficient capital or generate sufficient cash flow to permit us to timely discharge our obligations or to successfully operate as a going concern.

We have a history of losses and expect to incur losses for the foreseeable future.

Because of our focus on research and development, we have not yet established many of the necessary functions and systems that will be central to conducting business, including an administrative structure, sales and marketing activities and personnel recruitment. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, competition and delays frequently encountered in connection with the development of a new business and new products. There can be no assurance that we will be able to generate sufficient funds from operations or be able to raise sufficient capital to enable us to continue with our business plan and develop new products or, if developed, that the products will be commercially successful. Any factor adversely affecting the sale of future products, including delays in product development, flaws or lack of acceptance of the products would have a material adverse effect on our business, financial condition and results of operations.

We are subject to all of the risks inherent in both the creation of a new business structure and the development of new products, including the absence of a history of significant operations and the absence of established products.

We have no operating history, no products and no revenues.

We have not generated any significant revenues or profits from our life science business. The likelihood of our success must be considered in light of the risks, costs, difficulties and delays frequently encountered in developing new products and services. There can be no assurance that our products will prove to be commercially feasible, successful or profitable in the foreseeable future.

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Our products may not generate revenues in the future.

Our development of current and future product candidates is subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include but are not limited to:

•	Delays in product development, clinical testing or manufacturing;
•	Unplanned expenditures in product development, clinical testing, manufacturing;
•	Failure in clinical trials or failure to receive regulatory approvals;
•	Emergence of superior or equivalent products;
•	Inability to manufacture on our own, or through others, product candidates on a commercial scale;
•	Inability to market products due to third party proprietary rights; and
•	Failure to achieve market acceptance.

Because of these risks, our research and development efforts may not result in any commercially viable products. If significant portions of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successful, our business, financial condition and results of operations will be materially harmed.

As an early stage company, our revenue and profit potential is unproven and our limited operating history makes it difficult for an investor to evaluate our business and prospects. Our technology may not result in any meaningful benefits to our current or potential patients or business partners. Our products may not generate revenues in the future. Further, due to our limited operating history, we have difficulty accurately forecasting revenue or determining whether there will be any revenue. Our business and prospects should be considered in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in a new and rapidly evolving industry.

We anticipate future losses.

The costs associated with clinical trials and product manufacturing are very expensive and the time frame necessary to achieve market recognition and success for our product candidates is long and uncertain. We do not expect to generate material product revenues for several years, and we may never generate product revenues sufficient to become profitable or to sustain profitability.

Our product development efforts may not be successful.

Our product candidates have not received regulatory approval and many of our product candidates are generally in research and pre-clinical stages of development. If the results from any of the laboratory research, and preclinical and clinical trials are poor, those results may adversely affect our ability to raise additional capital, which will affect our ability to continue full-scale research and development for our products and technologies. In addition, our product candidates may take longer than anticipated to progress to and through clinical trials, or patient enrollment in the clinical trials may be delayed or prolonged significantly, thus delaying the clinical trials. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocols, the proximity of patients to the clinical sites, the eligibility criteria for the study, and the availability of insurance coverage.

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Clinical trials required for our product candidates are expensive and time consuming, and their outcome is uncertain.

In order to obtain FDA approval to market a new drug product, we must demonstrate proof of safety and efficacy in humans. To meet these requirements, we will have to conduct extensive pre-clinical testing and adequate and well-controlled clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity, novelty and intended use of the product candidate, and often can be several years or more per trial. Delays associated with products for which we are directly conducting pre-clinical or clinical trials may cause us to incur additional operating expenses. The commencement and rate of completion of clinical trials may be delayed by many factors, including, for example:

•	The inability to obtain additional funding to finance our operations;
•	The inability to manufacture sufficient quantities of qualified materials under current good manufacturing practices, or cGMPs, for use in clinical trials;
•	Slower than expected rates of patient recruitment;
•	The need or desire to modify our manufacturing processes;
•	The inability to adequately observe patients after treatment;
•	Changes in regulatory requirements for clinical trials;
•	The lack of effectiveness during the clinical trials;
•	Unforeseen safety issues;
•	Delays, suspension, or termination of the clinical trials due to the institutional review board responsible for overseeing the study at a particular study site; and
•	Government or regulatory delays or “clinical holds” requiring suspension or termination of the trials.

Even if we obtain positive results from pre-clinical or clinical trials, we may not achieve the same success in future trials. Clinical trials may not demonstrate statistically sufficient safety and effectiveness to obtain the requisite regulatory approvals for product candidates employing our technology. The failure of clinical trials to demonstrate safety and effectiveness for our desired indications could harm the development of that product candidate as well as other product candidates. Any change in, or termination of, our clinical trials could materially harm our business, financial condition and results of operations.

Third-party manufacturing facilities may not continue to meet regulatory requirements and have limited capacity.

Before approving a new drug or biologic product, the FDA requires that the facilities at which the product will be manufactured be in compliance with current good manufacturing practices, or cGMP requirements. To be successful, our products must be manufactured for development and, following approval, in commercial quantities, in compliance with regulatory requirements and at acceptable costs. We do have any manufacturing facilities. We do not propose to establish them in the future as we intend to use third-party providers to meet our manufacturing requirements. We may also encounter problems with the following:

•	Production yields;
•	Quality control and assurance;
•	Shortages of qualified personnel;
•	Compliance with FDA regulations, including the demonstration of purity and potency;
•	Changes in FDA requirements;
•	Production costs; and
•	Development of advanced manufacturing techniques and process controls.

In addition, any third-party manufacturer and we will be required to register manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with cGMP or other regulations. If any of our third-party manufacturers or we fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

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Since we will be administering some of our products in human clinical trials and thereafter to patients, we will be subject to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products.

Clinical trials on humans create a risk of liability for serious side effects to participants resulting from an adverse reaction to the products being tested or resulting from negligence or misconduct and the associated adverse publicity. We intend to manage our liability risks by trying to follow proper protocols and obtain an appropriate level of clinical trial liability insurance. Such insurance is expensive and difficult to obtain. In the future, insurance coverage might not be available to us on acceptable terms, if at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims we might not be able to commercialize our products. If we face a future product liability claim or a product withdrawal, we may suffer a material adverse effect on our financial condition.

We are dependent upon the performance of various corporate and academic collaborators.

We have and will continue to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We will not have control over how they perform their contractual obligations. Accordingly, we will suffer if they do not fulfill their contractual obligations. We may enter into additional corporate agreements to develop and commercialize product candidates. We might not be able to establish such additional collaborations on favorable terms, if at all, or that our current or future collaborative arrangements will be successful. In addition, third party arrangements may require us to grant certain rights to third parties, including exclusive marketing rights to one or more products, or may have other terms that are burdensome to us. Also, various third parties might not fulfill their obligations in a manner which maximizes our revenues. These arrangements may also require us to transfer certain material rights or issue equity securities to corporate investors, licensees and others. If we license or sublicense our commercial rights to others, we might realize reduced product revenue compared to our direct commercial exploitation. Moreover, we might not derive any revenue or profit from these arrangements. Collaborators might also pursue alternative technologies or drug candidates, either on their own or in collaboration with others, and compete directly with us.

In addition, we have limited direct experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize pharmaceutical products in the near future. If we develop product candidates eligible for commercial sales, we intend to rely on third parties such as licensees, collaborators, joint venture partners or independent distributors to market and sell these products. We might not be able to obtain access to a marketing and sales force with sufficient technical expertise and distribution capability. We also will not be able to control the resources and effort that a third party will devote to marketing our product candidates. If we are unable to develop and maintain relationships with third parties with the necessary marketing and sales force, we may fail to gain market acceptance of our product candidates, and our revenues could be impaired.

Difficulties managing growth could adversely affect our business, operating results and financial condition.

If we achieve growth in our operations in the next few years, such growth could place a strain on our management, and our administrative, operational and financial infrastructure. Our ability to manage our operations and growth requires the continued improvement of operational, financial and management controls, reporting systems and procedures. In addition, we will need to hire additional management, financial and sales and marketing personnel to manage our future operations. If we are unable to manage our growth effectively or if we are unable to attract additional highly qualified personnel, our business, operating results and financial condition may be materially adversely affected.

Since the manufacture and marketing of human pharmaceutical products requires the approval of the Food and Drug Administration (“FDA”) in the United States and similar agencies in other countries, and since we do not yet have such approval, we may not be able to successfully develop and market some of our products.

The manufacture and marketing of human pharmaceutical products in the United States require the approval from the FDA. The process that our pharmaceutical product candidates must undergo to obtain these approvals includes preclinical testing and clinical trials to demonstrate safety and efficacy. Such process is expensive and time consuming. Investors are at risk that we will be unable to successfully develop future products, prove safety and effectiveness in clinical trials, or receive applicable regulatory approvals.

We have no experience in manufacturing pharmaceuticals and the applicable GMP regulations for the manufacture of our products, nor do we have a manufacturing facility. These regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. If we cannot establish and demonstrate the proper manufacturing techniques and controls, we will not receive regulatory approval to manufacture and market our products.

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Regulatory authorities have the power to withdraw a previously approved product from the market upon a change in regulations or upon receipt of newly discovered information and/or require additional, and potentially expensive, additional testing.

We might face newly discovered information that comes to light after initial approval of our product candidates. Unanticipated changes in existing regulations or the adoption of new regulations could adversely affect the development, manufacture and marketing of our products. Since we have no operating history, ongoing government regulation could cause unexpected delays and adversely impact our business in areas where our inexperience might lead to failure in complying with applicable requirements. Such failure to comply might also result in criminal prosecution, civil penalties, recall or seizure of products, or partial or total suspension of production. Any of these penalties could delay or prevent the promotion, marketing or sale of our products. Furthermore, the laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States might be changed, or applied or interpreted in a manner which will fundamentally alter the ability of us or our collaborative partners to develop, operate, export or market the products or services which we may provide. We do not have lobbying or other resources to affect the course of such changes. If such future changes have an adverse impact on our products or their manufacture and marketing, the likelihood of our success could be damaged.

We are engaged in a rapidly changing field characterized by intense competition that we expect to increase.

As a small pre-clinical and clinical stage company we will experience a competitive disadvantage in the market environment with many of our competitors having significant products that have been approved or are in development and operate large, well-funded discovery and development programs. We are engaged in a rapidly changing field characterized by rapid technological change, new and improved product introductions, changes in regulatory requirements and evolving industry standards. Other drugs and therapies that will compete directly with the products that we are seeking to develop currently exist or are being developed. We expect competition from fully integrated pharmaceutical companies and more established biotechnology companies to be intense and to increase. These companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than we do. Many of our competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. In addition, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, pricing and barriers from patent positions of larger companies. We limited experience in these areas at this time and therefore we are at a competitive disadvantage.

If our competitors succeed in developing competing products earlier than we do, in obtaining regulatory approvals for such products more rapidly than we do, or in developing products that are more effective, safer or less expensive than the products we develop, we may have difficulty competing with them.

Since many of our competitors keep their product research and development information confidential, we do not know where they stand in developing competing products. As a result, we might be using our resources to develop products that will face such competing products and our products might not be successful in the marketplace. Our future success depends on our ability to timely identify new market trends and to develop, introduce and support new and enhanced products on a successful and timely basis. We might not be successful in developing or introducing to the market our products. If we fail to develop and deploy new products on a successful and timely basis, we may be non-competitive and unable to recoup the research and development and other expenses we incur to develop and test new product candidates.

Our success may depend in part on the extent to which reimbursement for the cost of our products will be available from government health administration authorities, private health coverage insurers and other organizations, since potential customers might not use our products if such reimbursement is not available.

At the present time, we have not established that such governmental authorities or non-governmental providers will reimburse physicians and patients for the use of some of our product candidates. Recently, the prices of medical products and services have increasingly been examined and challenged by third parties and consumers of such products and services. We anticipate that new federal or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain costs. Since we have not yet established reimbursement coverage, we face significant uncertainty as to the reimbursement status of newly approved health-care products and whether third party reimbursement will be available at price levels sufficient for us to realize our desired returns.

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Our discovery and development processes may involve the controlled use of hazardous and radioactive materials, which are subject to certain laws and regulations. We cannot eliminate the risk of accidental contamination or injury from these materials.

We are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. We cannot eliminate the risk of accidental contamination or injury from these materials. If such an accident occurs, we might be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability.

RISKS RELATING TO GOVERNMENT REGULATION

Regulations governing our industry could have a significant negative effect on our business, results of operations and financial condition.

Our business is subject to numerous laws and regulations. The formulation, manufacturing, packaging, labeling, registration, advertising, distribution, importation, storage and sale of our products are subject to extensive regulation by various federal agencies, including the FDA, the U.S. Federal Trade Commission (“FTC”), or the U.S. Environmental Protection Agency (“EPA”) and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure by us or our manufacturers to comply with those laws and regulations could lead to enforcement action and the imposition of significant penalties or claims, resulting in significant loss of sales, and could have a negative effect on our business, results of operations and financial condition. If we fail to comply with federal, state or foreign laws and regulations, we could be required to suspend manufacturing operations, change product formulations, suspend the sale of certain products, initiate product recalls, change product labeling, packaging or advertising or take other corrective actions. Any of these actions could harm our business, financial condition and results of operations. In addition, the adoption of new laws or regulations or changes in the interpretations of existing laws or regulations may result in significant compliance costs or discontinuation of products. Our failure to comply with FDA, FTC, EPA or state laws and regulations, or with laws and regulations in foreign markets, that cover our advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially adversely affect the distribution and sale of our products and our business.

Under the Federal Food, Drug, and Cosmetic Act (“FDCA”) cosmetics/cosmeceuticals are defined as articles or components of articles that are applied to the human body and intended to cleanse, beautify or alter its appearance, with the exception of soap. Cosmeceuticals, unlike prescription drugs, are not subject to pre-market approval by the FDA but the product and ingredients must be tested to assure safety. If safety has not been adequately substantiated, a specific label warning is required. The FDA monitors compliance of cosmeceutical products through random inspection of cosmeceutical manufacturers and distributors to ensure that the products neither contain false or misleading labeling nor are manufactured under unsanitary conditions. Inspections also may occur from consumer or competitor complaints filed with the FDA. In the event the FDA does find false or misleading labeling or unsanitary conditions or otherwise a failure to comply with FDA requirements, our distribution channel may be affected by a possible product recall or insufficient product in the marketplace resulting in reduced product sales and revenue to us and increased costs to our operations.

We may also, at some point in the future, be subject to a variety of other laws and regulations. Our failure to comply, or assertions that we have failed to comply, with these laws and regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence or expand operations in additional countries, laws and regulations in those countries, or the cost of complying with such laws and regulations, may prevent or delay entry into or expansion of operations in those markets or could have a negative effect on our operating margins for products sold in those countries. Regulatory requirements can vary widely from country to country and could further delay the introduction of our products into those countries. We may not be able to enter into acceptable agreements to market and commercialize our products in international markets.

Our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into those markets. Government laws and regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of our products.

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The regulatory status of our cosmeceutical products could change, and we may be required to conduct clinical trials to establish efficacy and safety or cease to market some or all of our products, which would require significant time and resources.

The FDA does not have a pre-market approval system for cosmetics/cosmeceuticals, and we believe we are permitted to market our cosmeceuticals and have them manufactured without submitting safety or efficacy data to the FDA. However, the FDA may in the future determine to regulate our cosmetics or the ingredients included in our cosmetics as drugs or biologics. If certain of our products are deemed to be drugs or biologics, rather than cosmetics, we would be required to conduct clinical trials to demonstrate the safety and efficacy of these products in order to continue to market and sell them. In such event, we may not have sufficient resources to conduct the required clinical trials, we may not be able to establish sufficient efficacy or safety to resume the sale of these products, we may not gain regulatory approval of the trial design, the clinical trials may be subject to unanticipated delays due to their time-consuming nature and the outcome of any clinical trial is uncertain. Any inquiries by the FDA or any foreign regulatory authorities into the regulatory status of our cosmetics and any related interruption in the marketing and sale of these products could severely damage our brand reputation and image in the marketplace, as well as our relationships with retailer customers, which would harm our business, results of operations and financial condition.

Some of our cosmeceuticals may be considered over-the-counter (“OTC”) drug products by the FDA. The FDA regulates the formulation, manufacturing, packaging, labeling and distribution of OTC drug products pursuant to a monograph system that specifies active drug ingredients and acceptable product claims that are generally recognized as safe and effective for particular uses. If any of these products that are OTC drugs are not in compliance with the applicable FDA monograph, we would be required to (i) reformulate such product, (ii) cease to make certain use claims relating to such product or (iii) cease to sell such product until we receive further FDA approval. If more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense. In addition, OTC drug products must be manufactured in accordance with pharmaceutical good manufacturing practice regulations. Our OTC drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA as well as regular and ongoing inspections. In addition, inspections may be commenced as a result of consumer or competitor complaints related to our products. Corresponding state agencies may also inspect our facility to ensure strict compliance with drug good manufacturing practices and other government regulations and corresponding foreign standards. We have minimal control over third-party manufacturers’ compliance with these regulations and standards. If the FDA finds a violation of drug good manufacturing practices, it may enjoin the manufacturer’s operations, seize products, or criminally prosecute the manufacturer, any of which could require us to find alternative manufacturers, resulting in additional time and expense.

RISKS RELATING TO OUR STRATEGY

Our strategy includes plans for expansion by acquisition, which will require additional capital.

We may need to raise additional capital to complete any further acquisitions, and there can be no assurances we will be able to do so, or will choose to do so. While we intend that the value added by acquisitions will more than offset the dilution created by the issuance of shares for acquisitions, there can be no assurance that this offset will occur. Additional financing for future acquisitions may be unavailable and, depending on the terms of the proposed acquisitions, financings may be restricted by the terms of credit agreements and privately placed debt securities contained in the financing. Any debt financing would require payments of principal and interest and would adversely impact our cash flow. Furthermore, future acquisitions may result in charges to operations relating to losses to the acquired events, interest expense, impairment of intangible assets or the write down of goodwill, thereby increasing our losses or reducing or eliminating our earnings, if any.

We may investigate potential acquisitions.

Although management continues to investigate potential acquisitions, any acquisitions consummated by the Company involve substantial expenditures and risks on our part. There can be no assurance that acquisitions will be identified or completed successfully or, if completed, will yield the expected benefits to us, or will not materially and adversely affect our business, financial condition or results of operations. There can be no assurance that the value attributed by the market to acquisitions will offset the dilution created by the issuance of any additional shares issued in connection with an acquisition. As a result of the foregoing, there can be no assurance as to when the intended acquisitions will be consummated or that they will be consummated. Furthermore, the results of the intended acquisitions may fail to conform to the assumptions of management. Therefore, in analyzing the information in this document, stockholders should consider that the intended acquisitions may not be consummated at all.

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Future acquisitions by us could result in (a) potentially dilutive issuances of equity securities, (b) the incurrence of substantial additional indebtedness and/or (c) incurrence of expenses for interest, operating losses and the write down of goodwill and other intangible assets, any or all of which could materially and adversely affect our business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. In the event that such acquisitions were to occur, there can be no assurance that our business, financial condition and results of operations would not be materially and adversely affected.

Stockholders may suffer substantial dilution as the result of subsequent financings or if we issue additional securities.

We will require substantial additional funds to complete our research and development and operate our businesses. However, there can be no assurance that any financing will occur, or, if it does, that it will occur in a timely fashion or that it will result in raising sufficient additional funds. If we are unable to raise funds on terms favorable to existing stockholders, our stockholders’ position and the value of their investment may be materially adversely affected, significantly diminished, and possibly liquidated.

RISKS RELATING TO OUR INTELLECTUAL PROPERTY

If we are unable to protect our intellectual property our ability to compete would be negatively impacted.

We will attempt to protect our intellectual property under the patent and trademark laws. The market for our products depends to a significant extent upon protecting our trademarks, trade names and the goodwill associated therewith. We plan to own the material trademarks and trade name rights to be used in connection with the packaging, marketing and sale of our products. Although we plan to register or apply to register many of our trademarks in the United States and in certain foreign countries, we cannot assure you that all of our trademark applications will be approved or successfully defended.

We also own or license patents that relate to some of our products. The patents we own or license could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Although we have registered or applied to register additional patents in the United States and in certain foreign countries, we cannot assure you that any of our patent applications will be approved. In addition, we do not own any formula patents. Our suppliers or other third parties may hold certain formula patents for the manufacture of our products. If our relationships with our suppliers were interrupted or terminated, or if we are unable to use formulas covered by third-party patents, our business could be harmed and it would negatively impact our results of operations.

Third parties may also oppose our trademark and patent applications, or otherwise challenge our use of our trademarks or patents. We cannot assure you that competitors will not infringe our trademarks or our patents, or that we will have adequate time and resources to enforce our trademarks and patents and to protect our rights through litigation or otherwise, or that we will be successful in doing so.

We also face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could expose us to the following risks, among others:

•	We may be required to defend against infringement claims which are expensive and time-consuming;
•	We may be required to cease making, licensing or using products that incorporate the challenged intellectual property;
•	We may be required to re-design, re-engineer or re-brand our products or packaging;
•	We may be required to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property; and
•	Any of these outcomes would negatively impact our business, results of operations and financial condition.

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Our trade secrets may be difficult to protect.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. We rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality agreements with our employees, consultants, outside scientific collaborators, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties any confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. Our agreements also provide that any inventions made based solely upon our technology are our exclusive property, and we enter into assignment agreements to perfect our rights.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we may employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently, deliberately or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Such claims may lead to material costs for us, or an inability to protect or use valuable intellectual property rights, which could adversely affect our business, financial condition, results of operations, and prospects.

From time to time we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain or we may lose certain licenses which may be difficult to replace.

We may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially market our products may be inhibited or prevented, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we are unable to obtain and maintain protection for our intellectual property and proprietary technology, the value of our technology and future products may be adversely affected, and we may not be able to protect our technology from unauthorized use by third parties.

Our long-term success largely depends on our ability to market technologically competitive product candidates and to protect those technological creations. In order to do so we must:

•	Obtain, maintain and protect commercially valuable patents or the rights to patents both domestically and abroad;
•	Operate without infringing upon the proprietary rights of others; and
•	Prevent others from successfully challenging or infringing our proprietary rights.

If we fail to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. We will be able to protect our proprietary rights from unauthorized use only to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

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Patent protection involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the biotechnology and biopharmaceutical fields are still evolving. Accordingly, the degree of future protection for our patent rights is uncertain. Other risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	The patent applications we intend to file may not result in issued patents or may take longer than we expect to result in issued patents;
•	The claims of any patents that issue may not provide meaningful protection;
•	We may be unable to develop additional proprietary technologies that are patentable;
•	Any patents that may be issued to us may not provide a competitive advantage;
•	Other parties may challenge patents licensed or issued to us;
•	Disputes may arise regarding the invention and corresponding ownership rights in inventions and know-how resulting from the joint creation or use of intellectual property by us, our third-party vendors, corporate partners and other scientific collaborators; and
•	Other parties may design around our patented technologies.

We may become involved in lawsuits to protect or enforce our patents that would be expensive and time consuming.

In order to protect or enforce our intellectual property rights, we may initiate patent litigation against third parties. In addition, we may become subject to interference or opposition proceedings conducted in patent and trademark offices to determine the priority of inventions. The defense of intellectual property rights, including patent rights through lawsuits, interference or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. An adverse determination of any litigation or defense proceedings could put our patent application at risk of not being issued. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could materially adversely affect our business and financial results.

The high level of competition in our industry could harm our business, financial performance, market share and profitability. Many of our competitors have substantially greater resources than we do.

The business of developing prescription drugs for many of our potential indications and selling cosmeceuticals for aging skin is highly competitive. These markets include numerous manufacturers, distributors, marketers and retailers that actively compete for consumers both in the United States and abroad. In particular, the cosmeceutical market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In addition, our products may be, or are at the risk of becoming, obsolete due to new product introductions or new technologies. Our competitors may foresee the course of market development more accurately than we do, develop products and technologies that are superior to ours, produce similar products at a lower cost than we can or adapt more quickly to consumer preferences. Any of these developments could harm our operating results.

We plan to compete in select product categories against a number of multinational manufacturers and pharmaceutical companies, many of which are larger and have substantially greater resources than we do. Therefore, these larger competitors have the ability to spend more aggressively on advertising, marketing and research and to grow more quickly through acquisitions.

Our competitors may attempt to gain market share by offering products at prices at or below the prices at which our products may be offered. Competitive pricing may require us to reduce our prices, which would decrease our profitability or result in lost sales. Our competitors, many of whom have greater resources than ours, may be better able to withstand these price reductions and lost sales. We cannot assure you that future price or product changes by our competitors will not adversely affect our net sales or that we will be able to react with price or product changes of our own to maintain our current market position.

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If our products do not appeal to a broad range of consumers, our sales and our business would be harmed.

Our success will depend on our products’ (as and when available for sale) appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If our products do not meet consumer demands, our sales will suffer. In addition, our growth depends upon our ability to develop new products through new product lines, product line extensions and product improvements, which involve numerous risks. New product launches are essential to our growth. As we grow, our reliance on new products will increase. We may not be able to accurately identify consumer preferences, translate our knowledge into consumer-accepted products or successfully integrate new products with our existing product platform or operations. We may also experience increased expenses incurred in connection with product development or marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our then existing products to suffer. We may not be able to successfully develop new products in the future, and our newly developed products may not contribute favorably to our operating results.

We are a small company that relies on a few key employees to ensure that our business operates efficiently. If we were to lose the services of any of these key employees, we would experience difficulty in replacing them, which would affect our business operations and harm our business and results of operations.

Our success depends to a significant degree upon the business expertise and continued contributions of our senior management team, any one of whom would be difficult to replace. As a result, our future results will depend significantly upon the efforts and retention of key employees, including but not limited to Stephen M. Simes, Yael Schwartz, Ph.D., and David Sherris, Ph.D. We rely on these individuals for managing/developing our products, developing our business strategy and maintaining strategic relationships. Any of these employees could, with little or no prior notice, voluntarily terminate their employment with us at any time. The loss of service of any of these key employees would harm our business and results of operations. We do not retain key-person life insurance on any employees.

In addition, our senior management team may not be able to successfully manage our company as it grows larger. If they are unable to handle these increased responsibilities and we are unable to identify, hire and integrate new personnel, our business, results of operations and financial condition would suffer. Even if we are able to identify new personnel, the integration of new personnel into our business will inevitably occur over an extended period of time. During that time, the lack of sufficient senior management personnel would cause our results of operations to suffer.

Our initiatives to develop new products may not be successful and any failure to develop new products would harm our business, results of operations, financial condition and future growth potential.

In order to expand our business, we plan to further develop new products. We may not be successful in our efforts. Each of our product initiatives involves significant risks, as well as the possibility of unexpected consequences, including:

•	Our prescription based products may fail at any stage of development and/or not obtain FDA approval for commercialization;
•	Our prescription products may not be successful even if FDA approved;
•	Sales of the new non-prescription products to retailer customers may not be as high as we anticipate;
•	The rate of purchases by consumers may not be as high as we or our retailer customers anticipate;
•	Returns of new products by retailer customers may exceed our expectations;
•	Our marketing strategies and merchandising efforts may be ineffective and fail to reach the targeted consumer base or engender the desired consumption;
•	We may incur unexpected costs as a result of the continued development and launch of new products;
•	Our pricing strategies may not be accepted by retailer customers and/or their consumers;
•	We may experience a decrease in sales of our existing products as a result of introducing new products; and

•	There may be delays or other difficulties impacting our ability, or the ability of our third-party manufacturers and suppliers, to timely manufacture, distribute and ship products in connection with launching new products.

Each of the risks referred to above could delay or impede our ability to successfully develop new products, which would harm our business, results of operations, financial condition and future growth potential.

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We may be unable to increase our sales through new and existing distribution channels which would limit our growth and harm our business, results of operations and financial condition.

Products similar to our potential non-prescription products are sold via multiple avenues, including department stores, door-to-door, Internet, home shopping television shows, mail-order and telemarketing by representatives of direct sales companies. Our growth strategy may include entering new distribution channels such as home shopping television. Any failure to successfully enter new distribution channels could limit our growth. In addition, consumers could choose to purchase cosmetics through distribution channels in which we do not participate. Our ability to continue to grow and achieve similar profit margins is dependent on our continued expansion through multiple distribution channels.

Consumers may reduce discretionary purchases of our consumer products as a result of a general economic downturn or sudden disruption in the economy, which would negatively affect our net sales.

We believe that consumer spending on cosmetics products is influenced by a number of factors, including general economic conditions, inflation, interest rates, energy costs and the availability of discretionary income, all of which are beyond our control. Consumer purchases of discretionary items tend to decline during recessionary periods, when disposable income is lower. Any resulting material reduction in our sales would negatively affect our business, financial condition and results of operations. In addition, sudden disruptions in the economy or adverse weather conditions can have a short or long-term impact on consumer spending. A downturn in the economy or a sudden disruption of business conditions would likely negatively affect our net sales.

If we are unable to successfully execute any material part of our growth strategy, our future growth and ability to make profitable investments in our business could be harmed.

We may not be able to be profitable and if we are profitable we may not be able to sustain our growth or profitability on a quarterly or annual basis in future periods. Our future growth and profitability will depend upon a number of factors, including, without limitation:

•	Our ability to develop, gain regulatory approval for, and market successfully our prescription products;
•	The level of competition in both the cosmeceutical and prescription dermatology industry;
•	Our ability to continue to successfully execute our growth strategy;
•	Our ability to continuously offer new products;
•	Our ability to maintain efficient, timely and cost-effective research, development, production and delivery of our products;
•	Our ability to obtain sufficient production capacity for our products;
•	The efficiency and effectiveness of our sales and marketing efforts in building product and brand awareness;
•	Our ability to identify and respond successfully to emerging trends in the dermatology and skincare beauty industry;
•	The level of physician and consumer acceptance of our products; and
•	General economic conditions and consumer confidence.

We may not be successful in executing our growth strategy, and even if we achieve targeted growth, we may not be able to sustain profitability. Failure to successfully execute any material part of our growth strategy could significantly impair our future growth and our ability to make profitable investments in our business.

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Our future products, both prescription and cosmeceutical, may cause unexpected and undesirable side effects that would limit their use, require their removal from the market or prevent their further development. Product liability claims resulting from these undesirable side effects would hurt our business. In addition, we are vulnerable to claims that such products are not as effective as we claim them to be.

Unexpected and undesirable side effects caused by our future products for which we have not provided sufficient label warnings could result in the recall or discontinuance of sales of some or all of our products. Unexpected and undesirable side effects could prevent us from achieving or maintaining market acceptance of the affected products or could substantially increase the costs and expenses in marketing new products. In the future, we may be subject to various product liability claims resulting from those undesirable side effects caused by our products. Product liability claims may result in negative publicity regarding our company, brand or products that may harm our reputation and sales. In addition, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense, adverse publicity and loss of sales, which would substantially harm our brand. Although we intend to maintain product liability insurance coverage, potential product liability claims may exceed the amount of our insurance coverage or potential product liability claims may be excluded under the terms of our policy, which would cause our financial condition to suffer. In addition, we may be required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

Consumer or industry analysts may assert claims that our products are not as effective as we claim. Unexpected and undesirable side effects associated with our products or assertions that our products are not as effective as we claim them to be also could cause negative publicity regarding our company, brand or products, which could in turn harm our reputation and our business.

If we cannot obtain additional funding, our drug development and commercialization efforts may be reduced or discontinued and we may not be able to continue operations.

We expect to expend substantial funds on the research, development and clinical trials of our product candidates. We expect negative cash flows from operations for the foreseeable future unless and until we are able to generate sufficient revenues to maintain our research and operations. We will need to obtain funding to continue the research and development and to complete clinical trials of our product candidates. There can be no assurance that we will be successful in raising funds on terms acceptable to us, or at all, or that sufficient additional capital will be raised to complete the research, development, and clinical testing of our product candidates.

We will require substantial funds for additional research and commencement of pre-clinical and clinical trials, working capital and general corporate purposes. There is no assurance that we will be successful in the completion of any future financings. Our failure to obtain funds may cause us to reduce or cease operations.

Even if our drugs and products are approved for sale by the regulatory authorities, we have not yet demonstrated their market acceptance and they might not gain market acceptance among physicians, patients, healthcare payers and the medical community.

We have no commercial products at this time. However, if and when we develop such candidates, the degree of market acceptance of such product candidates will depend on a number of factors, including:

•	Demonstration of the clinical efficacy and safety of the products;
•	Cost-effectiveness;
•	Potential advantage over alternative treatment methods;
•	The effectiveness of marketing and distribution support for the products; and
•	Reimbursement policies of government and third party payers.

If our products do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

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Our future revenue and operating results are unpredictable and may fluctuate significantly.

It is difficult to accurately forecast our revenues and operating results and they could fluctuate in the future due to a number of factors. These factors may include: our ability to further develop products; acceptance of products; the amount and timing of operating costs and capital expenditures; competition from other market venues that may reduce market share and create pricing pressure; and adverse changes in general economic, industry and regulatory conditions and requirements. Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

We may be unable to successfully defend our patent claims and other proprietary rights and may unintentionally infringe on the proprietary rights of others.

Our profitability may depend in part on our ability to effectively protect our proprietary rights, including, for example, obtaining patent protection for our methods of producing and administering small molecule drug zinc-finger transcription factor inhibitors/activators, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as its ability to operate without inadvertently infringing on the proprietary rights of others.

There can be no assurance that (i) any small molecular inhibitors of zinc finger transcription factors - related patents will be issued from any pending or future patent applications; (ii) the scope of any patent protection will be sufficient to provide competitive advantages; (iii) any patents we obtain will be held valid if subsequently challenged; or (iv) others will not claim rights in or ownership of our patents and its other proprietary rights. Unauthorized parties may try to copy aspects of our products and technologies or obtain and use information it considers proprietary. Policing the unauthorized use of proprietary rights is difficult and time-consuming. We cannot guarantee that no harm or threat will be made to our intellectual property. In addition, the laws of certain countries are not expected to protect our intellectual property rights to the same extent as do the laws of the United States.

Administrative proceedings or litigation, which could result in substantial costs and uncertainty, may be necessary to enforce its patent or other intellectual property rights or to determine the scope and validity of the proprietary rights of others. There can be no assurance that third parties will not assert patent infringement claims in the future with respect to its products or technologies. Any such claims could ultimately require us to enter into license arrangements or result in litigation, regardless of the merits of such claims. Litigation with respect to any infringement claims or any other patent or intellectual property rights could be expensive and time consuming and could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

RISKS RELATING TO OUR ORGANIZATION AND OUR COMMON STOCK

The price of our common stock has fluctuated in the past and the stock is thinly traded. Future fluctuations in price could be greater than those experienced in the past.

Based upon a post reverse split calculation, from January 1, 2011 to June 30, 2014, the average price of our common stock was $34.00 per share, with a low of $2.50 and a high of $100.00, on an average trading volume per day of 1,434 shares. The closing price of our common stock on July 3, 2014 was $4.00 per share. It is possible that trading volumes could increase or decrease significantly, and such changes in volume could lead to significant fluctuations in the price of our stock.

We are the result of a “reverse merger” with a shell entity in 2008, resulting in a limitation on shareholder’s use of Rule 144 exemptions for resale.

Since we had a “reverse merger” with a shell entity in 2008, resale of our shares under Rule 144 may be limited. The use of Rule 144 is the most common method of selling restricted shares. Rule 144(i) pertains to shares issued by a former shell company that executed a reverse merger. Under Rule 144(i), sales of shares may only be made under certain conditions, including a sale or intended sale of the stock and if we have filed all annual and quarterly reports required under the securities laws. Therefore permission may be granted to remove the restrictive legend on stock certificates only for a specified sale of securities and not as a “blanket” removal of the restrictive legend.

Our management will be able to exert significant influence over us to the detriment of minority stockholders.

Our directors and officers beneficially own almost 26.34% of our outstanding common stock. These stockholders, if they act together, will continue to be able to exert significant influence on our management and affairs and all matters requiring stockholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock.

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Exercise of options and warrants will dilute our existing shareholder’s percentage of ownership.

As of July 10, 2014, we have outstanding options and warrants to purchase 6,079,059 shares of our common stock including warrants to purchase 3,611,812 shares issued in connection with the Private Placement. In the future, we may grant additional stock options, warrants and convertible securities. The exercise or conversion of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert them when we would be able to obtain additional equity capital on terms more favorable than these securities.

Our stock price may be volatile.

The stock market in general, and the stock prices of life sciences companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	Changes in our industry;
•	Competitive pricing pressures;
•	Our ability to obtain working capital financing;
•	Additions or departures of key personnel;
•	Sales of our common stock;
•	Our ability to execute our business plan;
•	Operating results that fall below expectations;
•	Loss of any strategic relationship;
•	Regulatory developments;
•	Economic and other external factors; and
•	Period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

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There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date, there has been a limited trading market for our common stock and since January 1, 2011 daily trading volume has ranged from zero to 93,026 shares with an average daily volume of 1,434 shares. We cannot predict how liquid the market for our common stock might become. Our common stock is quoted for trading on the OTCQB under the symbol RESX, and as soon as is practicable, we intend to apply for listing of our common stock on the New York Stock Exchange (“NYSE MKT”), The Nasdaq Capital Market or other national securities exchanges, assuming that we can satisfy the initial listing standards for such exchanges. We cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchanges. Additionally, because we may be considered a shell company, we may be subject to the “seasoning” rules adopted by NASDAQ and NYSE which could further delay any listing. If we fail to satisfy the initial listing standards of such Mergers, or our common stock is otherwise rejected for listing and remain listed on the OTCQB, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility. Furthermore, for companies whose securities are traded in the OTCQB, it is more difficult (1) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (2) to obtain needed capital.

Our common stock may be deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). While our common stock has traded above $5.00 for several days in 2014, there can be no assurances that it will continue to do so and we may be subject to the “penny stock” rules if our stock does not stay above $5.00. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the effectiveness of the registration statement of which this prospectus is a part, upon the expiration of any statutory holding period under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. Additionally, the former equity holders of Canterbury, Hygeia, Paloma and VasculoMedics who received shares of our Common Stock are subject to a lock-up on the sale of their shares for one year, but thereafter may sell their shares under Rule 144. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

If we were to dissolve our company the holders of our securities may lose substantial amounts of their investments.

If we were to dissolve, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to our shareholders. There is no assurance that in the event of such a dissolution, there will be sufficient assets to distribute to our shareholders.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the investors and placement agent in the Private Placement. As a result, we will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. However, we may receive proceeds upon the cash exercise of the common stock purchase warrant, the underlying shares of which are offered by this prospectus. If all of the warrants issued in connection with the Private Placement are exercised for cash at the initial exercise price of $4.80 per share (which exercise price is subject to adjustment under customary anti-dilution protections), then we will receive gross proceeds of approximately $12,886,766. Any such proceeds will be used for working capital and general corporate purposes. No assurance can be given, however, that all or any portion of such warrants will be exercised.

BUSINESS

We are a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health.

RestorGenex History

Prior to our repositioning as a specialty biopharmaceutical company, on March 14, 2008, pursuant to an Agreement and Plan of Merger dated August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 49,500,000 shares of its common stock for all issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”). In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. PSEI, a California corporation, was organized on November 23, 1998 and specialized in various sports events that it owned and operated. PSEI also owned Stratus Rewards LLC (“Stratus White”) that planned to operate a credit card rewards program.

In June 2011, we acquired Series A Convertible Preferred Stock of ProElite, Inc., a New Jersey corporation (“ProElite” or “PEI”), that organizes and promotes mixed martial arts (“MMA”) matches. These holdings of Series A Convertible Preferred Stock provide us voting rights on an as-converted basis equivalent to a 95% ownership in ProElite. On February 5, 2009 PEI entered into an Asset Purchase Agreement and other related agreements with Explosion Entertainment, LLC (“Strikeforce”). Under the terms of the Purchase Agreement, Strikeforce acquired from PEI certain fighter contracts, a library of televised PEI events and specified related assets. Consideration paid for the assets consisted of (i) $3 million in cash paid at closing, (ii) the assumption of certain liabilities relating to the assets sold and (iii) contingent consideration in the form of rights to receive a portion of the license fee earned by Strikeforce under a distribution agreement between Strikeforce and Showtime Networks Inc. (“Showtime”). PEI was informed in March 2013 that Strikeforce was no longer conducting these Showtime events and there will be no further license fees received by PEI. During the first quarter of 2013, we decided to focus on the MMA business and temporarily suspended development of our other businesses. Because of lack of working capital, effective June 30, 2013, we suspended operations of ProElite. Following our repositioning as a specialty biopharmaceutical company, our board of directors voted to discontinue operations of PEI effective March 31, 2014.

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Effective September 30, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Canterbury Acquisition LLC, Hygeia Acquisition, Inc., Canterbury Laboratories, LLC (“Canterbury”), Hygeia Therapeutics, Inc. (“Hygeia”) and Yael Schwartz, Ph.D., as Holder Representative, pursuant to which we agreed to acquire all of the capital stock of Canterbury and Hygeia with Canterbury and Hygeia becoming our wholly owned subsidiaries. The consideration for the mergers was the issuance by us of an aggregate of 1,150,116 restricted shares of our common stock issued to the stakeholders of Canterbury and Hygeia. Effective November 18, 2013, the mergers were completed, and Canterbury and Hygeia became our wholly owned subsidiaries.

On March 3, 2014, we entered into an Agreement and Plan of Merger with Paloma Acquisition, Inc., Paloma Pharmaceuticals, Inc. (“Paloma”) and David Sherris, Ph.D., as founding stockholder and Holder Representative pursuant to which we agreed to acquire all of the capital stock of Paloma with Paloma becoming our wholly owned subsidiary. On March 28, 2014, the merger with Paloma was closed and we issued an aggregate of 2,500,000 common shares to the holders of Paloma Common Stock and its derivative securities and assumed promissory notes of Paloma in the aggregate amount (principal and interest) of approximately $1,130,500 to be paid on the first anniversary of the closing of the Paloma merger.

Also on March 3, 2014, we entered into an Agreement and Plan of Merger with VasculoMedics Acquisition, Inc., VasculoMedics, Inc. (“VasculoMedics”) and Dr. Sherris pursuant to which we agreed to acquire all of the capital stock of VasculoMedics with VasculoMedics becoming our wholly owned subsidiary. The VasculoMedics merger was concurrently closed with and as a condition to the closing of the Paloma Merger on March 28, 2014, with our company issuing an aggregate of 220,000 common shares to the VasculoMedics stockholders.

On March 7, 2014, we effected a reverse stock split of 1 to 100 with respect to our Common Stock and we changed our corporate name from Stratus Media Group, Inc. to RestorGenex Corporation. All stock numbers herein are post reverse split.

As part of our repositioning as a specialty biopharmaceutical company, effective March 5, 2014, we appointed Stephen M. Simes as our Chief Executive Officer and effective May 27, 2014 we appointed Phillip Donenberg as our Chief Financial Officer.

Hygeia and Canterbury History

Hygeia is a Delaware Corporation based in Holden, Massachusetts and was formerly known as Orcas Therapeutics, Inc. It was incorporated on November 14, 2005 to acquire and develop biodegradable hormone receptor modulators for topical indications. Hygeia is focused on developing topical therapies for conditions where localized treatments offer advantages over systemic therapies. Hygeia has signed an Exclusive License Agreement (the “Yale License”) with Yale University (“Yale”) under U.S. Patent 7,015,211 “15.alpha.-Substituted Estradiol Carboxylic Acid Esters as Locally Active Estrogens,” U.S. Patent 6,476,012 “Estradiol-16.alpha Carboxylic Acid Esters as Locally Active Estrogens” and U.S. Patent 8,552,061 “Locally active "soft" antiandrogens” (together the “Yale Patents”). Hygeia agreed to pay royalty fees to Yale quarterly beginning in the first calendar quarter in which net sales occur. Canterbury is a Delaware limited liability company that was formed on October 14, 2011 and began operations on February 22, 2012. Initially, Canterbury was a wholly owned subsidiary of Hygeia. Canterbury is engaged in the premium cosmeceutical business. Cosmeceuticals are the latest addition to the health industry and are sometimes described as cosmetic products with “drug-like benefits.” Generally, cosmeceuticals are products sold over-the-counter, without the requirement of the Food and Drug Administration (“FDA”) approval.

A reorganization and separation agreement was signed on October 14, 2011 between Canterbury and Hygeia under which Hygeia received 100% of all issued and outstanding units of all classes of limited liability company membership interests of Canterbury. Hygeia distributed these profit units to holders of its common and preferred stock. Further, the shares were issued to the Hygeia’s non-qualifying stock option (“NSO”) holders to liquidate the outstanding NSO’s. Holders of Hygeia stock purchase warrants exchanged their warrants for an equal number of units of Canterbury stock purchase warrants. Pursuant to the license agreement shares of Series A convertible preferred stock was issued to Yale University for the Yale License. In February 2012, Hygeia assigned its rights and obligations related to non-prescription products under the Yale License to Canterbury.

Paloma and VasculoMedics History

Both Paloma and VasculoMedics are Delaware corporations and are based in Jamaica Plain, Massachusetts. Paloma was founded in January 2005 and VasculoMedics was founded in November 2007.

Paloma has developed a non-steroidal, synthetic, small molecule drug library for dermatology (psoriasis, atopic dermatitis, rosacea, actinic keratosis, keloid and hypertrophic scarring, Dupuytren’s disease, bullous blistering diseases), ocular disease, cancer, pulmonary fibrosis, CNS (Huntington’s disease and infantile spasm, a form of childhood epilepsy), biodefense and anti-viral application. The lead product, P529, targets and inhibits the PI3K/Akt/mTOR signal transduction pathway, specifically as a first-in-class allosteric, dual TORC1/TORC2 dissociative inhibitor.

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VasculoMedics was founded as a platform epigenetic company to develop orally available small molecular inhibitors of zinc finger transcription factors. Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology.

DESCRIPTION OF OUR DERMATOLOGY BUSINESS

Prescription Dermatology and Woman’s Health Products

Development Programs

RES-102, our lead “soft” estrogenic candidate, a member of the 15-alpha-carboxylic acid esters of estrogen, RES-102, is under development for the topical treatment of skin aging (thinning and fragility) and vulvar and vaginal atrophy (“VVA”). RES-102 is the first estrogenic drug candidate engineered to be rapidly deactivated to non-estrogenic metabolites by hydrolytic enzymes and represents a new generation of effective estrogens. In animal models, RES-102 has strong estrogenic effects at the site of application but no effect on the most estrogen-sensitive systemic tissues even at high multiples of the locally effective dose. These observations are consistent with rapid formation of inactive metabolites. The expected major metabolite, RES-103, has no detectable estrogenic effects in the test tube (“in vitro”).

Key findings to date in estrogen-deficient animals demonstrate superior safety over estradiol. Preclinical proof of concept for efficacy and safety have been demonstrated. We performed the proof of concept study for vaginal atrophy in ovariectomized rats to reproduce the thinning of the vaginal wall epithelium seen in postmenopausal women. The vaginal wall thickness was measured to determine efficacy following application of different intravaginal doses. Because the uterus is the most estrogen-sensitive organ in rats, as well as humans, we measured uterine weights to assess unwanted systemic effects. The results are shown in the figure below:

The data in the figure support a therapeutic index, (“TI”), of greater than 300 (Max Safe Dose/Min Effective Dose = 100/0.3). The currently marketed Vagifem® 10 µg estradiol vaginal tablet for the treatment of VVA is weakly effective at reducing symptoms or increasing vaginal wall cells (13.2% increase in superficial cells above baseline) but also increases systemic exposure to estradiol according to the most recent Vagifem® Package Insert (2009). RES-102 will have a much larger TI than currently marketed drug products by increasing efficacy while maintaining safety. These studies indicate a favorable therapeutic index relative to currently marketed estrogen containing products. Metabolism studies in human hepatocytes, liver cells which contain a full complement of metabolizing enzymes showed that the half-life is very short i.e. 7 minutes.

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RES-102 is the first estrogenic drug candidate engineered to be rapidly deactivated to a non-estrogenic metabolite by hydrolytic esterase enzymes and represents a new generation of topically effective estrogens with reduced systemic liability. Rapid degradation to an inactive metabolite makes RES-102’s safety profile superior to the currently marketed estrogen-replacement products. This permits higher dosing for greater efficacy. In human keratinocytes, which comprise 90% of epithelium, RES-102 was significantly proliferative as shown below:

A proprietary model of human skin thickness (Living Skin Equivalency Model), shown below, demonstrated that RES-102 elicited a positive trend toward increased thickness by greater than 30% over control. These studies bode well for the efficacy of RES-102 in the treatment of age-related skin fragility/thinning.

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RES-440 is our lead “soft” anti-androgenic candidate for the topical treatment of acne, hirsutism and androgenic alopecia. RES-440 is a racemic mixture of (S)-and (R)-RES-440. In a separate androgen receptor binding experiment, (S)-RES-440 was shown to have 20% the affinity as T and approximately a70-fold more affinity than (R)-RES-440 as shown below.

The expected major metabolite has no detectable androgen-receptor affinity or ability to interfere with the androgenic effects of endogenous androgens. In vivo proof-of-concept studies in the Golden Syrian Hamster showed local activity without affecting internal androgen sensitive tissues. The Golden Syrian Hamster model has long been validated as a model for topical anti-androgens. Since acne, seborrhea, hirsutism and alopecia are all caused by excess androgens in the skin or scalp, the Golden Syrian Hamster model is a good predictor of androgen-sensitive functional activity. The sebaceous gland flank organ spots are visible as a dark raised spot on each flank. In castrated animals, these flank gland organs will gradually diminish and disappear over 14-21 days. The application of DHT or other androgens can restore the flank gland spots in castrated hamsters. Topical doses of (S)-RES-440 from 10 to 300 µg/day were administered to male Golden Syrian Hamsters following the same protocol described above for the flutamide experiment. In addition to monitoring the untreated flank organ size for systemic effects, androgen-sensitive tissues collected at the end of the experiment were weighed and compared to vehicle-treated intact animals and castrated controls. The results of the Golden Syrian Hamster study with (S)-RES-440 are shown below:

Flank organ sizes were measured on Days 0, 4, 7, 10, 14, 18, and 21. The differences between right and left flank organs appeared to plateau after Day 7. As shown above, RES-440 treatment resulted in a significant dose-related reduction in flank organ size. Moreover, the untreated flank organ size was unaffected by RES-440 over the course of the study and there was no evidence of systemic anti-androgen effects on any of the five most androgen sensitive internal tissues analyzed at the end of the 21-day study. The melting point of RES-440 is 40-42°C, just above body temperature, making it ideal for permeation into the pilosebaceous unit where the androgen receptors are found. In summary, RES-440 has the ideal topical anti-androgenic drug profile for the treatment of acne, seborrhea, alopecia and hirsutism; it is very potent at the androgen receptor, has a short half-life with no active anti-androgenic metabolites, and is very soluble in a variety of solvents including ethanol and methylene chloride. We recently shortened the synthesis route of RES-440 from 7 steps to 2 steps creating a potential for a new process patent.

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RES-102440 is a combination product of RES-102 and RES-440 and will be developed for the topical treatment of hair loss due to increased hair follicle sensitivity to androgens and the positive effects of estrogen on the hair growth cycle.

P529 is part of our non-steroidal, synthetic, small molecule drug library developed through computational design, synthetic and medicinal chemistry, resulting in a family of agents, “Palomids.” All Palomids are wholly synthetic with a molecular weight ranging from 300 to 500 Daltons. We are focused on developing its Palomid library to combat a wide variety of diseases. Palomid 529 (P529) is the result of three generations of Palomid design work. P529’s activity has been shown to reside in its ability to target and inhibit the PI3K/Akt/mTOR signal transduction pathway, specifically as an allosteric, dual TORC1/TORC2 dissociative inhibitor.

We have submitted patents (currently 16 issued patents and 29 pending applications) covering our ownership of intellectual property relating to a series of novel, proprietary, small molecule drugs created through an integrated design platform incorporating proprietary, customized and industry standard computational tools that the Company believes may have therapeutic potential for among other indications, keloid and hypertrophic scarring, psoriasis, atopic dermatitis, rosacea, actinic keratosis, Dupuytren’s disease and bullous diseases. These small molecule drugs, “Palomids,” have shown activity in vitro and in animal (“in vivo”) models of disease.

In in vitro skin models, P529 was shown to inhibit keratinocyte proliferation (growth of keratinocytes) and induce apoptosis (cause death of hyperproliferating keratinocytes). P529 has been shown to inhibit signaling which promote keloid scar formation. This work has shown significant destabilization of human keloid scars in organ culture and is the lead application for P529 in dermatology.

Human keloid fibroblasts are plated and cell index is observed over time. After P529 treatment, Keloid fibroblasts are inhibited in a dose-dependent manner showing inhibition of “scar formation” in real time down to baseline. P529 shows greater reduction in “scar formation” compared to other PI3K inhibitors, rapamycin (Rapa) and wortmannin (Wort). P529 shows sustained effect after drug removal not seen with Rapamycin or Wortmannin.

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As P529 has been shown to inhibit neovascularization, together with its effect on keratinocytes, P529 is expected to show activity in psoriasis and atopic dermatitis. We are aware of two potentially competing products of similar modality being Elidel and Protopic primarily used for atopic dermatitis. Revenues for Elidel in 2010 were approximately $210 million and revenues for Protopic were approximately $220 million in 2011. Both Elidel and Protopic are Rapamycin analogs. However both drugs have a black box cancer warning. We believe that P529 will not have such a black box warning. This is due to P529 being a broad acting anti-cancer agent that inhibits both TORC1 and TORC2, as opposed to Rapamycin analogs only inhibiting TORC1, so it would not be expected to have the drawback of the IRS1 negative feedback loop, which could be the reason for Elidel and Protopic having a black box warning. Management is not aware of any companies developing anti-angiogenesis agents in the clinic for skin disease nor is the Company aware of any companies developing PI3K/Akt/mTOR inhibitors for fibrotic (keloid scarring, pulmonary fibrosis) or anti-viral diseases.

Product Rationale

RES-102: Estrogens are known to support skin health by maintaining skin thickness, elasticity and moisture content in both men and women. As estrogen levels decline with age, skin thickness, elasticity and moisture content also decline. Skin loses half of its elasticity by age 60 and continues to decline with age. Clinically, thinning skin leads to delicate wrinkles, ease of bruising and tearing, poor wound healing and sensitivity to cold. The profound effects of estrogens on skin were known long before it was discovered that estrogen receptors are present in all epithelial tissues but most abundant in skin and the uterus. Decades after estrogens were first used over-the-counter (OTC) in facial creams, shampoos and hair conditioners to restore and maintain skin and hair health, unwanted estrogenic side effects were linked to the use of those products. In 1994, safety concerns finally led to the removal of all estrogens and other hormone-containing OTC products in the U.S. Less than ten (10) years later, the use of estrogen-containing prescription products was associated with an increased risk of cancer and cardiovascular disease. These risks associated with estrogen use have made many doctors and patients hesitant to use estrogens for these indications. Therefore, our RES-102, a “soft” estrogen, which we believe will have the positive effects and efficacy of estrogen on skin without the local and systemic safety issues has strong rationale for use on skin in various potential indications.

RES-440: Excess androgens (testosterone-like hormones) in the skin of both men and women can lead to the overproduction of sebum which can block skin pores and lead to localized infection and inflammation. An anti-androgen applied to the skin can block the actions of androgens and heal acne. In some women, excess skin androgen can lead to unwanted localized hair growth (hirsutism). An anti-androgen applied to those skin areas can greatly minimize excess body hair growth caused by excess androgens in the skin. Paradoxically, excess androgen in the scalp can cause androgenic alopecia or baldness and is the most common cause of hair loss affecting both men and women. An anti-androgen applied to the scalp at the first signs of thinning can block the actions of testosterone-like hormones. Hair thinning in some women coincides with menopause when estrogen levels decrease and androgen levels increase. Therefore, a combination product of RES-102 and RES-440 (RES-102440) would be expected (but has not yet been established), to be more effective in those women than an anti-androgen alone.

P529: There currently is no FDA-approved product for the treatment of scarring, especially keloid/hypertrophic scarring, our first dermatologic target indication for P529. In view of the unmet medical need and the proposed mechanism of action of P529 to treat and prevent keloid/hypertrophic scarring, development of the product for this indication has strong rationale.

Market Potential

Aging Skin (Skin Fragility): Currently, there are no preventative treatments for age-related skin fragility (thinning), bruising, and slow healing. Severe skin-thinning seen in nursing home patients often leads to skin tearing which can take 10-21 days to heal and increases nursing care costs for institutions, individuals and the community. Estrogen-containing hormone therapy has been shown to improve skin thickness and elasticity, but is not approved for this purpose due to systemic side effects. RES-102 has the potential to penetrate and expand the world-wide aging skin market in all adult age groups.

Vulvar and Vaginal Atrophy: We believe the market size in 2012 world-wide was $1.1 billion and is expected to grow to $2.1 billion by 2022. Only 1 in 4 women are currently seeking treatment for their vulvar vaginal atrophy symptoms because of fears associated with currently marketed estradiol containing products. RES-102 is expected to achieve significant market share because of its safety profile.

Acne, Alopecia and Hirsutism: We believe that the world-wide anti-acne market is $2.8 billion and constitutes the largest prescription market in dermatology. Currently available prescription anti-acne products are associated with undesirable side effects e.g., skin irritation, photosensitivity, hypopigmentation and GI-upset. There are no other known non-systemic “soft” topical anti-androgens in development. Hirsutism affects about 10% of the female population and Americans spend $1 billion annually for the removal of unwanted hair. Androgenic baldness is a greatly underserved market and is primed for a safe, effective, non-invasive treatment. It affects both men and women; women constitute nearly half of the hair-loss market. In the U.S. alone, consumers spend $1.2 billion annually on topical treatments for thinning hair. We believe that this market is greatly underserved for safe and non-invasive remedies.

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Keloid Scarring/Hypertrophic Scarring: We believe that this market is a true unmet medical need today. In the U.S. alone there are at least 42 million procedures every year which could benefit from products that reduce scarring in the skin, giving an estimated potential market size of over $4 billion.

Current Status of Dermatology Products

Our “soft estrogen” and “soft anti-androgen” have completed in vitro and in vivo proof-of-concept studies in widely accepted tissue and animal models. Our objective for RES-102 and RES-440 is to move into clinical trials as soon as possible after closing on the current financing. We currently are working on synthesis and formulations of products. With regard to RES-102 we plan to enter a Phase I/II clinical trial in Q3 2015 for the treatment of skin fragility/thinning and for RES-440 in Q2 2015 for the treatment of acne. With regard to P529, we are currently working toward entering the clinic in a Phase I/II clinical trial for the treatment of keloid scarring/hypertrophic scarring in Q1 2015.

Cosmeceutical Products (non-prescription products)

On March 28, 2011, we entered into an Exclusive Development Collaboration Agreement with Ferndale Pharma Group, Inc. (“Ferndale”), an experienced developer, manufacturer and formulator of cosmeceutical products. Ferndale is a privately owned company located in Ferndale, Michigan. Established in 1897, Ferndale is a holding company operating through six (6) specialty healthcare companies all focused on offering high-value prescription and over-the-counter products treating a wide variety of medical disorders ranging from benign anorectal disorders to skin conditions. Ferndale has over thirty (30) years of experience manufacturing topical Rx and OTC drugs, medical devices and cosmeceuticals for both domestic and international distribution.

Ferndale performed early development studies on the Company’s portfolio to identify a lead cosmeceutical candidate suitable for aging skin. As a result of the studies, a lead product, which the Company refers to as “CL-214” was selected. On March 22, 2012, we entered into a Sublicense Agreement (the “Sublicense”) with Ferndale for the formulation, manufacture, sale and marketing of CL-214 within Ferndale’s established marketing channel for cosmeceuticals, which are the offices of surgeons, physicians and other health care providers (the “Distribution Channel”). Ferndale is responsible for all costs and expenses associated with developing marketing products for sale through the Distribution Channel. The territory is the world.

In consideration of our entering into the Sublicense, Ferndale has agreed to pay us the following amounts on a country-by-country basis:

A.       Royalties

Ten percent of net sales of products sold within the territory where the Yale Patent is valid and in force; Four and one-half percent of net sales sold within the territory when the Yale Patent has expired and two percent of net sales when the Yale Patent has been held invalid by final judgment of a court of competent jurisdiction.

B.       Use Fee

i.          $100,000 payable within thirty days following the first commercial sale of a product in the United States and Canada;

ii.         $20,000 payable within thirty days following the first commercial sale of a product in each of the following countries: Germany, France, United Kingdom, Japan and Brazil; and

iii.        Any fees received by Ferndale from a distributor or other comparable party during the term shall be divided equally and paid by Ferndale to Canterbury when received.

C.       Sales Milestone Payments

i.          $100,000 at such time as the trailing twelve months of net sales in any country in the territory first exceeds $1,000,000;

ii.         $200,000 at such time as the trailing twelve months of net sales in any country in the territory first exceeds $5,000,000; and

iii.        $400,000 at such time as the trailing twelve months of net sales in any country in the territory first exceeds $10,000,000.

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For purposes of the Ferndale Sublicense Agreement, the United States and Canada are considered to be one country. Net sales has the customary definition with the usual and standard permitted deductions provided, however, that under no circumstances can the aggregate deductions from gross sales exceed seven and one-half percent of the gross amount actually received by Ferndale or an Affiliate. None of the amounts described above have yet been paid to us. Ferndale has, to date, neither developed nor begun marketing any product covered by the Sublicense.

In addition to the Sublicense, we and Ferndale have agreed to enter into a Supply Agreement on commercially reasonable terms pursuant to which Ferndale has committed to purchase all of its required supply of CL-214 from us at cost of raw material and directly related costs and expenses. The Supply Agreement has not yet been executed and the terms have not been finalized.

The term of the Sublicense, which is subject to the terms and conditions of the Yale License, will continue in full force and effect until the last of the claims in the Yale Patents expire, lapse or are declared to be invalid by a non-appealable decision of a court of competent jurisdiction. Ferndale may voluntarily terminate the license upon ninety days prior written notice to us. Further, either party, upon thirty days prior written notice and the failure to correct within that time period, may terminate the Sublicense upon the occurrence of a material breach or a default by the other party. Finally, either party may immediately terminate the Agreement if the other party is adjudged bankrupt, becomes insolvent or enters into a composition with its creditors or if a receiver is appointed.

The Sublicense with Ferndale is our first collaboration. We believe, but have not established, that there are multiple distribution and marketing channels available for its cosmeceutical products, from direct retail sales to consumers to infomercials and the internet. With additional resources and qualified partners and collaborators, we intend to explore all of these options. To date, we have not negotiated any agreements other than the Sublicense with Ferndale.

The Cosmeceutical Market for Aging Skin

Management believes that skin care is one of the most important categories in the global beauty and personal care industry. Anti-aging products continue to be a significant market performer, showing consistently high increases in revenue over the last five years. While spending has curbed since the economic decline in late 2008, skin care products are one area of consumption that has not generally been negatively affected. Growth in the cosmeceuticals market worldwide is primarily attributed to the aging population in the United States and across the globe. Market gains are driven by a highly receptive, fast-expanding group of middle-aged customers who want to prevent and redress visible damage to the skin caused by aging, sun damage and other environmental stressors. There is also an increase in disposable income in emerging markets like Asia and South America. (Euromonitor: 2011).

For women in their late forties and early fifties, aging accelerates due to the hormonal changes of menopause. Management believes that women’s top fear of aging is losing attractiveness. Many women are experiencing these fears, with 51 million U.S. women between the ages of forty-five and seventy.

Anti-aging is no longer just about reducing fine lines and minimizing wrinkles but in having skin that is hydrated, evenly toned, textured and supple. Management believes that today’s consumer wants a product that addresses all seven signs of aging: dehydration, fine lines, wrinkles, skin discoloration, large pores, loss of elasticity and fullness. We believe that the product(s) that can address all of these issues and is correctly priced will succeed. Anti-aging is fueling the fast-growing cosmeceutical market; these women are actively seeking solutions for aging skin and hair. Anti-aging is the fastest growing segment of the personal care and cosmeceutical industries. Cosmeceutical anti-aging skincare is the fastest growing segment in the skincare market, projected to grow to $3.7 billion by 2016 with +8.3% Compound Annual Growth Rate (“CAGR”) (2010-2016, according to the research firm Mintel Group Ltd.).

We believe that the science and technology behind the development of CL-214, and other members of our product portfolio, have the potential to make us a market leader by focusing on a plan that maximizes the value of its unique portfolio of assets:

•	The Need: For women in their late forties and early fifties, skin aging accelerates due to the hormonal changes of menopause. Women’s top fear of aging is losing attractiveness. Many women are experiencing these fears, with 51 million U.S. women between the ages of forty-five and seventy.
•	Our Solution: the proprietary ingredients bring a new, differentiated benefit to the anti-aging market. Our ingredients potentially safely halt and reverse age-related hormonal changes in women’s skin and hair. Unlike other anti-aging topical cosmeceuticals, the Company’s ingredients act only at the point of application, are non-irritating and spare internal organs from unnecessary systemic exposure.

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•	Anti-aging is fueling the fast-growing cosmeceutical market: These women are actively seeking solutions for aging skin and hair. Management believes that anti-aging is the fastest growing segment of the personal care and cosmeceutical industries.
•	Competition: Despite the growth in cosmeceuticals, many of the current anti-aging topical products are either ineffective, unsafe or both. As is the case with the retinoids, their effectiveness is limited by constraints on how much can be applied to skin without causing photo-sensitivity to the sun’s rays and irritation.
•	Our products can fit multiple product segments: these ingredients can be formulated for multiple cosmeceutical applications where we believe the total addressable U.S. market is $5.5 billion. We are focused on the cosmeceutical skin and hair care segments where we believe the addressable U.S. market is $2.3 billion and $550 million, respectively.
•	Our business plan maximizes the value of the ingredients and creates a large and growing business in skin and hair care: the plan is sequenced to attack the largest cosmeceutical market quickly with a unique benefit of halting and reversing the effects of aging, then accelerating growth in other key segments while leveraging current brand and channel assets.

Current Status of Our Over-The-Counter Dermatology Products

Our first product for aging skin, CL-214, will be developed and initially be sold and marketed by Ferndale Pharma Group through physician offices and medi-spas world-wide. Preparation for manufacturing was completed in the first quarter of 2014 and the first batch of CL-214 started formulation development in February 2014. Management believes that CL-214 will be launched by Ferndale in the fourth quarter of 2015, following human skin assessment studies.

DESCRIPTION OF OUR OPHTHALMOLOGY BUSINESS

We have submitted patents (currently 16 issued patents and 29 pending applications) covering its ownership of intellectual property relating to a series of novel, proprietary, small molecule drugs created through an integrated design platform incorporating proprietary, customized and industry standard computational tools that we believe may have therapeutic potential for the treatment of certain ophthalmic disease (age-related macular degeneration, diabetic macular edema, proliferative vitreoretinopathy and uveitis). These small molecule drugs, “Palomids,” have shown activity in vitro and in vivomodels of disease. Palomid 529 (P529), lead drug of the Palomid series, entered the clinic in 2010 for age-related macular degeneration in two Phase I/II clinical trials. We sponsored a trial using intravitreal administration that was completed in December of 2011. The National Eye Institute (NEI) sponsored trial using subconjunctival administration, was completed in July of 2012.

We believe that age-related macular degeneration is an important potential use of P529 and we are planning to initiate a Phase I/II clinical trial in Q1 2015.

Example of human Phase I Results. P529 was shown to reduce fluid pockets in patients. In the presence of Lucentis™, in Lucentis™ refractory patients, P529 was shown to reduce cyst and thin retina.

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In ocular diseases, P529 may improve vision by simultaneously inhibiting growth, reducing edema and hemorrhage, and, possibly, regress existing disease-causing ocular vessels. P529 has shown activity in animal models of macular degeneration and diabetic retinopathy. In a retinal detachment fibrotic animal model, it has shown nearly complete elimination of retinal scar formation.

Background

P529 is a first-in-class PI3K/Akt/mTOR pathway inhibitor. Other companies also are developing drugs to target this pathway, notably AstraZeneca, OSI Pharmaceuticals, Wyeth Pharmaceuticals, Ariad and Intellikine (recently merged with Takeda) having small molecule drug inhibitors in the clinic. Although such companies may have their drugs approved prior to that of our company, we will be able to observe how these companies are progressing through the clinic and learn by example how to develop its own drugs. By this ability, we expect to move quickly, effectively and efficiently through the clinic. We believe that success in the development of other PI3K/Akt/mTOR acting inhibitor drugs will increase the value of the drugs in our pipeline. Our therapeutic indication areas have large market sizes. In addition, business development deals have been quite lucrative in this space notably for anti-angiogenesis agents to treat ocular diseases.

Current Status of Ophthalmology Products

We are developing our Palomid series of compounds targeting several disease indications including ophthalmology. We have completed two Phase I studies in age-related macular degeneration. Both studies showed a lack of toxicity and preliminary evidence of activity. We plan to engage in Phase II studies with either macular degeneration (as a Lucentis™/Eylea™ companion drug) and/or proliferative vitreoretinopathy.

We are conducting early development of P529 and its analogs for a variety of diseases where the PI3K/Akt/mTOR pathway shows aberrant up-regulation. Our preclinical work is divided into research and development. Research has traditionally been out-sourced to academic laboratories. Development work may be divided into two areas. First, process development for the manufacture of both active pharmaceutical ingredients (“API”) and drug product along with the final good manufacturing practice (“GMP”) manufacturing of API and drug product, and second, good laboratory practice (“GLP”) and non-GLP toxicology work to support toxicology studies.

Product Rationale

As discussed above, P529 has completed Phase I studies in age-related macular degeneration. Data from these studies have shown P529 to be safe and lacking toxicity, even at the injection site for both the intravitreal and subconjunctival clinical studies.

Although the Phase I studies were designed to assess safety, some patients exhibited what may be considered as preliminary activity. This activity manifested itself in reducing retinal thickness and fluid pocket size, as well as some degree of vision improvement. However, as these studies were not designed to statistically evaluate efficacy statistically, a larger Phase II study is in the planning stage for subconjunctival administration in either or both age-related macular degeneration and diabetic macular edema in both the presence and absence of standard of care Lucentis™. As P529 has shown augmentation of activity with anti-VEGF in preclinical studies and possibly in our clinical studies, P529 is being considered as a companion drug for Lucentis™ as opposed to attempting to supersede Lucentis™ as monotherapy which is considered a very high bar to hurdle.

The Market for Therapeutic Indications

We believe the ophthalmology indication for P529 falls within a therapeutic area that exhibits certain unmet needs with a potential market size of $7 billion.

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DESCRIPTION OF OUR WOMEN’S HEALTH BUSINESS

Development Programs

RES-102, the lead “soft” estrogenic candidate, is a member of the 15-alpha-carboxylic acid esters of estrogen, RES-102, is under development for the topical/vaginal treatment of VVA.

Product Rationale

RES-102: Estrogens are known to support skin and mucous membrane health by maintaining thickness, elasticity and moisture content in women. As estrogen levels decline with age, skin and mucous membrane thickness, elasticity and moisture content also decline. Skin loses half of its elasticity by age 60 and continues to decline with age. Vaginal wall atrophy, a condition that significantly reduces quality of life, affects 47% of women within three years of menopause and approaches 100% over time. The profound effects of estrogens on skin were known long before it was discovered that estrogen receptors are present in all epithelial tissues but most abundant in skin and the uterus. Decades after estrogens were first used OTC in facial creams, shampoos and hair conditioners to restore and maintain skin and hair health, unwanted estrogenic side effects were linked to the use of those products. In 1994, safety concerns finally led to the removal of all estrogens and other hormone-containing OTC products in the U.S. Less than ten years later, the use of estrogen-containing prescription products was associated with an increased risk of cancer and cardiovascular disease. These risks associated with estrogen use have made many doctors and patients hesitant to use estrogens to manage VVA associated with low estrogen.

Market Potential

VVA: VVA is a urogenital disorder caused by a decrease in estrogen, typically occurring during menopause. When estrogen levels are low, the tissues of the vulvar vaginal region become less moist and the elastic and collagen fibers that give the vaginal wall stretch and stretchiness decreases in number. The skin of the opening becomes thinner and less protective. Thus, the vulvar and vaginal region becomes painful during intercourse and there is an increased incidence of urinary tract infections. In extreme cases, thinning of the tissue can lead to tiny abrasions that cause the sides of the vaginal opening to stick together and the opening may become fused closed. The VVA market is in need of a product with lower systemic activity since treatment guidelines issued by the FDA favor estrogenic products with lower systemic effects. We believe that only 1 in 4 women with VVA symptoms seek treatment because of safety concerns of currently marketed estrogen-containing products. Prevalence, severity and awareness of the condition are increasing as the population ages and women spend one third of their lives in menopause. We believe that the post-menopausal VVA market in the U.S. is currently over $1 billion. The CAGR has grown by 8.8% over the past 5 years and the world-wide market is expected to grow to over $2 billion dollars by 2022.

Current Status of Women’s Health Products

Our “soft estrogen” has completed in vitro and in vivo proof-of-concept studies in widely accepted tissue and animal models. Our objective for RES-102 is to move into clinical trials as soon as possible after closing on the current financing and final synthesis and formulation development. With regard to RES-102 we plan to enter a Phase I/II clinical trial in 2015 for the treatment of VVA.

DESCRIPTION OF OTHER INDICATIONS/PRODUCTS

We have rights to and own technologies and potential products beyond just those described above. It is our strategy to focus at the current time on dermatology, ophthalmology and women’s health as described in this document. Beyond those products described, we will review our technologies and potential products on a regular basis and consider internal development in the future and the potential to out-license portions of our technology and potential products to other biopharmaceutical companies with greater resources than us. The technologies and products that could be licensed are those included in the following indications with what we believe are the respective potential market sizes.

•	Dermatology ($10 billion)
•	Ophthalmology ($5 billion)
•	Oncology ($30 billion)
•	Central Nervous System (“CNS”) ($100 billion)
-	Infantile Spasm (epilepsy)

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-	Aberrant protein accumulation
•	Huntington’s/Parkinson’s disease
•	Amyotrophic lateral sclerosis
•	Alzheimer’s disease
•	Schizophrenia
•	Fibrosis ($4 billion)
-	Pulmonary/Renal
•	Infectious disease ($20 billion)
-	HIV/AIDS
-	HCV
•	Biodefense ($50 billion)
-	Radiation protectant/mitigant
•	Cardiovascular ($5 billion)
-	Drug eluting stent
•	Orphan Disease
-	Progeria (systemic)

In addition, we believe we may be the only company that has developed and may develop further small molecule drug zinc-finger transcription factor inhibitors/activators. We have the potential of being an epigenetic company having the ability to affect DNA function without changing its structure. This modality has recently become a major interest for academics, biotechnology and pharmaceutical companies. We potentially could focus on a variety of indications where a zinc-finger transcription factor has been implicated in disease.

Background

Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology. Since transcription factors are functionally closer to the ultimate pathological protein(s), specific inhibition of transcription factors may result in a greater degree of disease fighting activity along with reduced level of toxicity. This may have advantage over conventional small molecule drugs that directly inhibit their target protein through a one-to-one interaction as transcription factor inhibitors will literally turn off pathological protein manufacturing capability at its source. Our disease area of focus could include dermatology, cancer and ophthalmic diseases of retinal origin.

Development Programs

Subject to management’s decision and available resources, we may plan to expand and continue or out-license its work with vascular endothelial zinc finger (“VEZF1”) small molecule drug development to allow Phase I clinical development for oncology as well as its pipeline aimed at other zinc-finger targets in a variety of indication areas. We are currently evaluating our product ZNF750 for its dermatology program for common and rare human skin disorders, including atopic dermatitis, psoriasis, ichthyosis vulgaris, and epidermal cancers, which in lifetime aggregate afflict a large portion of the U.S. population.

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Product Rationale

Since transcription factors are functionally closer to the ultimate pathological protein(s), specific inhibition of transcription factors may result in a greater degree of disease fighting activity along with reduced level of toxicity. Our compounds may have an advantage over conventional small molecule drugs that directly inhibit their target protein through a one-to-one interaction as transcription factor inhibitors. We are not aware of any other company developing small molecule drugs targeting the disruption of the zinc finger transcription factor and DNA interaction.

Market Potential

Management believes that angiogenesis inhibitors are an effective and safe treatment for a number of diseases that involve a proliferation of blood vessels, like cancer. The number of cancer cases globally is expected to grow to 22.2 million in 2030, from 12.8 million in 2008 according to Bloomberg. The world’s aging population is one reason oncology is a hot prospect for drug makers. Cancer drugs also carry bigger price tags than many other types of treatments. Increasing numbers of patients plus lucrative pricing equals big growth for the oncology market, with sales expected to surpass $114 billion by 2018, according to EvaluatePharma, a forecast and analysis report of the biotech and pharmaceutical sector by Evaluate Ltd.

As of 2006, the market for all products regulating angiogenesis was predicted to reach $2.4 billion and was growing at an average annual growth rate (AAGR) of over 88%. Global Industry Analysts, Inc., a publisher of specialty market research, recently released a comprehensive global report on angiogenesis inhibitors and stimulators markets and forecasted that the global market for angiogenesis inhibitors and stimulators is expected to reach $53.5 billion by the year 2015. The report cited aging population worldwide, increasing incidence of cancer patients and heart diseases, changing lifestyles, and unmet needs in present oncology therapeutic area as the key factors driving growth in the angiogenesis inhibitors and stimulators market. Increased adoption of approved anti-angiogenic drugs as well as robust pipeline of efficacious new drugs across diverse cancer indications are expected to drive future growth in the angiogenesis inhibitors market.

Oncology

There is consensus that demand exists for novel and effective cancer treatments, however no one knows whether the ideal agent will be an angiogenesis inhibitor or not. Angiogenesis inhibitors are unique cancer-fighting agents because they tend to inhibit the growth of blood vessels rather than tumor cells. In some cancers, angiogenesis inhibitors are most effective when combined with additional therapies, especially chemotherapy. It has been hypothesized that these drugs help normalize the blood vessels that supply the tumor, facilitating the delivery of other anticancer agents, but this possibility is still being investigated. That being said, there is the potential to use our technology independently or in conjunction with other treatments to address many types of cancer.

The global consulting and market research firm Lucintel reported that the global oncology drugs industry experienced significant growth during the past five years and is expected to continue that momentum to reach an estimated $100.6 billion in 2018. Lucintel’s study points to an aging population, changing lifestyles, more effective diagnosing, unhealthy eating habits, and an increasing incidence of chronic diseases across the entire global population as supporting growth opportunities for the oncology drugs industry players.

Ophthalmology

Angiogenesis in the eye underlies the major causes of blindness in both developed and developing nations, including exudative age-related macular degeneration (“AMD”), proliferative diabetic retinopathy (“PDR”), diabetic macular edema (“DME”), central retinal vein occlusion (“CRVO”), neovascular glaucoma, corneal neovascularization (trachoma), and pterygium.

The global ophthalmology drug and devices market is witnessing a significant growth due to the increasing incidence and prevalence of eye related disorders such as presbyopia, macular degeneration, and diabetic retinopathy among the aging population. According to the market research firm MarketsandMarkets.com, the global ophthalmology drug and devices market is expected to reach a market size of $36 billion by the year 2014, at a CAGR of 5.4% from 2009-2014 and the pharmaceutical drug market is expected to reach a size of $19.8 billion by the year 2014 growing at a CAGR of 4% from 2009-2014.

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Dermatology

Today, there are an estimated 9,600 dermatologists and 7,800 dermatology practices in the U.S according to IMS Health. Harris Williams & Company published a 2013 study projecting that the $10.1 billion U.S. dermatology market is expected to grow to $13.1 million by 2017, representing a 5.3% CAGR. BCC research estimated the global dermatological therapeutics market was worth an estimated $25.0 billion in 2008 and should reach $38.0 million in 2013, for CAGR of 8.7%.

GOVERNMENT REGULATION

Government authorities in the U.S., at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record keeping, promotion, advertising, distribution, marketing and export and import of products such as those we are developing. Our business is subject to numerous laws and regulations. The formulation, manufacturing, packaging, labeling, registration, advertising, distribution, importation, storage and sale of our cosmetic products are subject to extensive regulation by various Federal agencies, including the U.S. Food and Drug Administration, or the “FDA,” the U.S. Federal Trade Commission, or the “FTC,” the U.S. Environmental Protection Agency, or the “EPA,” and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure by us or our manufacturers to comply with those laws and regulations could lead to enforcement action and the imposition of significant penalties or claims, resulting in significant loss of sales, and could have a negative effect on our business, results of operations and financial condition. If we fail to comply with Federal, state or foreign laws and regulations, we could be required to suspend manufacturing operations, change product formulations, suspend the sale of certain products, initiate product recalls, change product labeling, packaging or advertising or take other corrective actions. Any of these actions could harm our business, financial condition and results of operations. In addition, the adoption of new laws or regulations or changes in the interpretations of existing laws or regulations may result in significant compliance costs or discontinuation of products. Our failure to comply with FDA, FTC, EPA or state laws and regulations, or with laws and regulations in foreign markets, that cover our advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially adversely affect the distribution and sale of our products and our business.

Under the Federal Food, Drug, and Cosmetic Act (“FDCA”) cosmetics/cosmeceuticals are defined as articles or components of articles that are applied to the human body and intended to cleanse, beautify or alter its appearance, with the exception of soap. Cosmeceuticals, unlike prescription drugs, are not subject to pre-market approval by the FDA but the product and ingredients must be tested to assure safety. If safety has not been adequately substantiated, a specific label warning is required. The FDA monitors compliance of cosmeceutical products through random inspection of cosmeceutical manufacturers and distributors to ensure that the products neither contain false or misleading labeling nor are manufactured under unsanitary conditions. Inspections also may occur from consumer or competitor complaints filed with the FDA. In the event the FDA does find false or misleading labeling or unsanitary conditions or otherwise a failure to comply with FDA requirements, our distribution channel may be affected by a possible product recall or insufficient product in the marketplace resulting in reduced product sales and revenue to us and increased costs to our operations.

We may also, at some point in the future, be subject to a variety of other laws and regulations. Our failure to comply, or assertions that we have failed to comply, with these laws and regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence or expand operations in additional countries, laws and regulations in those countries, or the cost of complying with such laws and regulations, may prevent or delay entry into or expansion of operations in those markets or could have a negative effect on our operating margins for products sold in those countries. Regulatory requirements can vary widely from country to country and could further delay the introduction of our products into those countries. We may not be able to enter into acceptable agreements to market and commercialize our products in international markets.

Our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into those markets. Government laws and regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of our products.

The FDA does not have a pre-market approval system for cosmetics/cosmeceuticals, and we believe we are permitted to market our cosmeceuticals and have them manufactured without submitting safety or efficacy data to the FDA. However, the FDA may in the future determine to regulate our cosmetics or the ingredients included in our cosmetics as drugs or biologics. If certain of our products are deemed to be drugs or biologics, rather than cosmetics, we would be required to conduct clinical trials to demonstrate the safety and efficacy of these products in order to continue to market and sell them. In such event, we may not have sufficient resources to conduct the required clinical trials, we may not be able to establish sufficient efficacy or safety to resume the sale of these products, we may not gain regulatory approval of the trial design, the clinical trials may be subject to unanticipated delays due to their time-consuming nature and the outcome of any clinical trial is uncertain. Any inquiries by the FDA or any foreign regulatory authorities into the regulatory status of our cosmetics and any related interruption in the marketing and sale of these products could severely damage our brand reputation and image in the marketplace, as well as our relationships with retailer customers, which would harm our business, results of operations and financial condition.

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Some of our cosmeceuticals may be considered OTC drug products by the FDA. The FDA regulates the formulation, manufacturing, packaging, labeling and distribution of OTC drug products pursuant to a monograph system that specifies active drug ingredients and acceptable product claims that are generally recognized as safe and effective for particular uses. If any of these products that are OTC drugs are not in compliance with the applicable FDA monograph, we would be required to (i) reformulate such product, (ii) cease to make certain use claims relating to such product or (iii) cease to sell such product until we receive further FDA approval. If more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense. In addition, OTC drug products must be manufactured in accordance with pharmaceutical GMP regulations. Our OTC drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA as well as regular and ongoing inspections. In addition, inspections may be commenced as a result of consumer or competitor complaints related to our products. Corresponding state agencies may also inspect our facility to ensure strict compliance with drug good manufacturing practices and other government regulations and corresponding foreign standards. We have minimal control over third-party manufacturers’ compliance with these regulations and standards. If the FDA finds a violation of drug good manufacturing practices, it may enjoin the manufacturer’s operations, seize products, or criminally prosecute the manufacturer, any of which could require us to find alternative manufacturers, resulting in additional time and expense.

Preparing drug candidates for FDA approval has been historically a costly and time-consuming process. In order to gain FDA permission to test our drugs, we must first conduct preclinical studies in the laboratory and in animal model systems to gain preliminary information on an agent’s effectiveness and to identify any safety problems. The results of these studies are submitted as a part of an investigational new drug (IND) application for our drugs, which the FDA must review before human clinical trials of an investigational drug can begin. The IND includes a detailed description of the clinical investigations to be undertaken. In order to commercialize any products, we must sponsor and file an IND and conduct clinical studies to demonstrate the safety and effectiveness necessary to obtain FDA approval of such products. For INDs sponsored by us, we are required to select qualified investigators (usually physicians within medical institutions) to supervise the administration of the products, and ensure that the investigations are conducted and monitored in accordance with FDA regulations, including the general investigational plan and protocols contained in the IND.

Clinical trials of drugs are normally done in three phases, although the phases may overlap. Phase I trials are concerned primarily with the safety and preliminary effectiveness of the drug, involve a small group ranging from 15-20 subjects, and may take from six months to over one year to complete. Phase II trials normally involve 30-200 patients and are designed primarily to demonstrate effectiveness in treating or diagnosing the disease or condition for which the drug is intended, although short-term side effects and risks in people whose health is impaired may also be examined. Phase III trials are expanded clinical trials with larger numbers of patients which are intended to evaluate the overall benefit-risk relationship of the drug and to gather additional information for proper dosage and labeling of the drug. Phase III clinical trials generally take two to five years to complete, but may take longer. The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension, or termination of the clinical trials, if it concludes that an unwarranted risk is presented to patients, or, in Phase II and III, if it concludes that the study protocols are deficient in design to meet their stated objectives.

Properties

We are operating in multiple “virtual office” settings. We believe this virtual office structure is adequate for our current needs and suitable additional or substitute space will be available as needed.

Employees

We currently have six full time employees.

Legal Proceedings

In July 2013, the Company received notice that a complaint for property damage had been filed by the Truck Insurance Exchange against the Company for $393,592 related to water damage incurred by a printing company on the ground floor of the Company’s former office space in Los Angeles. This damage is alleged to have occurred in connection with a water leak in the Company’s former office in February 2013. The Company has filed an answer to this complaint that includes, but not be limited to, the defense of culpability of the building’s management in this leak. The Company has a dispute with its insurance carrier at that time regarding coverage for this incident and the Company intends to pursue this dispute to ensure that it had proper insurance coverage at that time. The $300,000 accrued for this matter as of December 31, 2012 was increased to $393,592 in the Company’s financial statements as of December 31, 2013.

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MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

The following table sets forth the high and low prices of our common stock during the past two years, for each period indicated, as reported by the OTCBB or OTCQB for the dates indicated. Such quotations reflect prices between dealers in securities and do not include any retail mark-up, markdowns or commissions and may not necessarily represent actual transactions.

Fiscal Period

	High	Low
2014
First quarter	$6.30	$2.50
Second quarter	$6.20	$3.90
2013
First quarter	$20.00	$8.00
Second quarter	$24.00	$14.00
Third quarter	$19.00	$6.00
Fourth quarter	$10.50	$2.00

2012
First quarter	$54.00	$40.00
Second quarter	$55.00	$31.00
Third quarter	$50.00	$30.00
Fourth quarter	$44.00	$12.00

2011
First quarter	$65.00	$27.00
Second quarter	$100.00	$33.00
Third quarter	$89.00	$48.00
Fourth quarter	$81.00	$40.00

As of June 30, 2014, there were approximately 1,300 stockholders of record of our common stock.

Dividends

Since our inception, we have never declared or paid any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of March 5, 2014 regarding compensation plans (including individual compensation arrangements) under which our securities are authorized for issuance. Information is included for both equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities in the first column)
Equity compensation plans approved by stockholders	–	$–	–
Equity compensation plans not approved by stockholders	1,403,725	$20.10	–
Total	1,403,725	$20.10	–

The above-referenced stock option grants were issued without registration in reliance upon the exemption afforded by Section 4(a)(2) of the Securities Act, based on certain representations made to us by the recipients.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our financial statements and notes thereto that are included in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those presented under “Risk Factors” and elsewhere in this prospectus.

Overview

The following discussion relates to the operations of RestorGenex Corporation and should be read in conjunction with the Notes to Financial Statements.

Background on the Company

We are a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health. On March 7, 2014, we effected a reverse stock split of 1 to 100 with respect to our Common Stock and we changed our corporate name from Stratus Media Group, Inc. to RestorGenex Corporation. All stock numbers herein are post reverse split.

RestorGenex History

Prior to our repositioning as a specialty biopharmaceutical company, on March 14, 2008, pursuant to an Agreement and Plan of Merger dated August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 495,000 shares of its common stock for all issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”). In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. PSEI, a California corporation, was organized on November 23, 1998 and specialized in various sports events that it owned and operated. PSEI also owned Stratus Rewards LLC (“Stratus White”) that planned to operate a credit card rewards program. In June 2011, we acquired shares of Series A Convertible Preferred Stock of ProElite, Inc., a New Jersey corporation (“ProElite” or “PEI”), that organized and promoted mixed martial arts (“MMA”) matches. These holdings of Series A Convertible Preferred Stock provide us voting rights on an as-converted basis equivalent to a 95% ownership in ProElite. During the first quarter of 2013, we decided to focus on the MMA business and temporarily suspended development of our other businesses. Because of lack of working capital, we suspended operations of ProElite effective June 30, 2013. Following the repositioning of our company as a specialty biopharmaceutical company, our Board of Directors voted to discontinue operations of ProElite effective March 31, 2014.

Effective September 30, 2013, we entered into an Agreement and Plan of Merger with Canterbury Acquisition LLC, Hygeia Acquisition, Inc., Canterbury Laboratories, LLC (“Canterbury”), Hygeia Therapeutics, Inc. (“Hygeia”) and Yael Schwartz, Ph.D., as Holder Representative, pursuant to which we acquired all of the capital stock of Canterbury and Hygeia with Canterbury and Hygeia becoming our wholly-owned subsidiaries. The consideration for the mergers was the issuance by us of an aggregate of 1,150,116 restricted shares of our common stock issued to the stakeholders of Canterbury and Hygeia. Closing of the mergers occurred on November 18, 2013. For the three months ended March 31, 2014, there were no revenues associated with Canterbury and Hygeia.

Canterbury and Hygeia (the “Canterbury Group”) are related companies engaged in the development of pharmaceuticals and cosmeceuticals (cosmetic products with “drug-like” benefits) which, depending on the specific product involved, may treat acne, hirsutism (unwanted hair) and alopecia (thinning hair) and that may revitalize hormonally-aged skin and hair in women over the age of 45. The Canterbury Group has an exclusive license with Yale University to develop and market 23 synthetic estrogenic ingredients for the treatment of aging skin and four classes of anti-androgenic ingredients for hair loss, excess facial hair, seborrhea and acne. The license from Yale covers 24 patent-protected compounds under U.S. Patent 7,015,211 “Estradiol 15-α-Carboxylic Acid Esters as Locally Active Estrogens,” U.S. Patent 6,476,012 “Estradiol 16-alpha Carboxylic Acid Esters as Locally Active Estrogens” and U.S. Patent 8,552,061 “Locally active "soft" antiandrogens” (together the “Yale Patents”).

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The acquisitions of Canterbury and Hygeia were steps in the implementation of our plan to reposition the Company as a specialty biopharmaceutical company. The total consideration was $12,421,249 based on the issuance of 1,150,116 shares of common stock at the market value of $10.80 as of the execution of the Merger Agreements on September 30, 2013. Based on the third-party valuation of the Yale Patents of $7,779,000, $4,642,249 of the purchase price was initially allocated to goodwill, which is not tax deductible. The value of the Yale Patents at the time of purchase was $132,571 as reflected on the books of Canterbury, giving rise to an adjustment of $7,646,429 to us for the $7,779,000 allocated to the Yale Patents at the time of acquisition less the $132,571 on the books of Canterbury. When tax effected at a combined U.S. Federal and California tax rate of 40%, the net result of this adjustment is a deferred tax liability of $3,000,576. Total goodwill of $7,642,825 as of December 31, 2013 consisted of the $4,642,249 initial allocation of the purchase price plus the deferred tax liability of $3,000,576.

Hygeia, a Delaware Corporation based in Holden, Massachusetts, was incorporated in November 2005 and was formerly known as Orcas Therapeutics, Inc. Canterbury is a Delaware Limited Liability Company that was formed in October 2011 and began operations in February 22, 2012. Initially, Canterbury was a wholly-owned subsidiary of Hygeia and shareholders of Hygeia owned 94% of Canterbury at the time of the mergers with our company.

On March 3, 2014, we entered into an Agreement and Plan of Merger with Paloma Acquisition, Inc., Paloma Pharmaceuticals, Inc. (“Paloma”) and David Sherris, Ph.D., as founding stockholder and Holder Representative pursuant to which we agreed to acquire all of the capital stock of Paloma with Paloma becoming our wholly owned subsidiary. On March 28, 2014, the merger with Paloma was closed and we issued an aggregate of 2,500,000 common shares to all the holders of Paloma Common Stock and its derivative securities and assumed promissory notes of Paloma in the aggregate amount (principal and interest at that time) of approximately $1,151,315 to be paid on the first anniversary of the closing of the Paloma merger. The 2,500,000 shares were valued at $2.50 per share, which was the closing market price of our common stock on March 3, 2014, resulting in $6,250,000 of stock consideration, resulting in total consideration of $7,401,315. Of this total consideration, 30%, or $2,220,395, was allocated to intangible assets based on our assessment and $5,180,920 was allocated to goodwill. We are planning to have a third-party valuation of the intangible assets and when that valuation is completed the allocation to intangibles may change. These intangible assets had a value of $763,131 on Paloma’s books, resulting in an adjustment of $1,457,082. When tax effected at a combined U.S. Federal and California tax rate of 40%, the net result of this adjustment is a deferred tax liability of $582,833. Total goodwill of $5,763,753 as of March 31, 2014 consists of the $5,180,920 initial allocation of the purchase price, plus the deferred tax liability of $582,833 plus net assets acquired of $190,567. Since Paloma was acquired at the end of the quarter, there were no expenses for Paloma included in the consolidated loss of $1,376,137.

Also on March 3, 2014, we entered into an Agreement and Plan of Merger with VasculoMedics Acquisition, Inc., VasculoMedics, Inc. (“VasculoMedics”) and Dr. Sherris pursuant to which we agreed to acquire all of the capital stock of VasculoMedics with VasculoMedics becoming our wholly owned subsidiary. The VasculoMedics Merger was concurrently closed with and was a condition to the closing of the Paloma Merger on March 28, 2013, with our company issuing an aggregate of 220,000 common shares to the VasculoMedics stockholders. These shares were valued at $2.50 per share, which was the closing price of our common stock on March 3, 2014, resulting in $550,000 of consideration, all of which was allocated to goodwill. Since VasculoMedics was acquired at the end of the quarter, there were no expenses for VasculoMedics included in the consolidated loss of $1,376,137. The mergers with Paloma and VasculoMedics were completed as part of our plan to reposition itself as a specialty biopharmaceutical company.

Both Paloma and VasculoMedics are Delaware corporations and are based in Jamaica Plain, Massachusetts. Paloma was founded in January 2005 and VasculoMedics was founded in November 2007. Dr. Sherris, the founder and Chief Executive Officer of both companies, owned 56% of the outstanding stock of Paloma at the time of the Mergers and owned 89% of the outstanding stock of VasculoMedics, with Paloma owning the other 11% of the outstanding stock of VasculoMedics. For accounting purposes Paloma and VasculoMedics are considered to be under common control.

Paloma has developed a non-steroidal, synthetic, small molecule drug library for dermatology (psoriasis, atopic dermatitis, rosacea, actinic keratosis, keloid and hypertrophic scarring, Dupuytren’s disease, bullous blistering diseases), ocular disease, cancer, pulmonary fibrosis, CNS (Huntington’s disease and infantile spasm, a form of childhood epilepsy), biodefense and anti-viral application. The lead product, P529, targets and inhibits the PI3K/Akt/mTOR signal transduction pathway, specifically as a first-in-class allosteric, dual TORC1/TORC2 dissociative inhibitor.

VasculoMedics was founded as a platform epigenetic company to develop orally available small molecular inhibitors of zinc finger transcription factors. Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology.

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OPERATIONS

Overview

We are a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health.

Dermatology: Our prescription dermatology business primarily is based upon three compounds. The first is RES-102, a “soft” estrogen, which is under development for the treatment of aging skin fragility/thinning. The second is RES-440, a “soft” anti-androgen, which is under development for the treatment of androgen excess, e.g. acne, androgenic alopecia and hirsutism (unwanted excess hair). The third prescription dermatology compound is P529. This compound is under development for the treatment of keloid scarring, psoriasis, atopic dermatitis, rosacea, actinic keratosis, Dupuytren’s disease and the bullous blistering diseases. Our first product for aging skin, CL-214, initially will be sold and marketed by Ferndale Pharma Group through physician offices and medi-spas world-wide. Management believes that the product will be ready for Ferndale’s launch in the fourth quarter of 2015.

Ophthalmology: Our ophthalmology business is based upon developing a non-steroidal, synthetic, small molecule drug library through computational design, and synthetic and medicinal chemistry, resulting in a family of agents, called “Palomids.” Our Palomids have shown significant activity in in vitro (“test tube”) and in vivo (“animal”) models of disease. The specific focus is on pathologies showing an aberrant up-regulation of the PI3K/Akt/mTOR pathway in the area of ophthalmology. We have completed two human Phase I clinical studies with one of our Palomids (“P529”) for age-related macular degeneration (“AMD”), both of which showed preliminary evidence of activity and no toxicity. We are planning Phase II studies for age-related macular degeneration.

Women’s Health: We also are engaged in the prescription women’s health business. We have a “soft” estrogen compound, RES-102, under development for vulvar and vaginal atrophy (VVA), a condition affecting peri- and post-menopausal women due to declining levels of estrogen. RES-102 targets hormonal aging in women which radically affects the mucous membranes, skin and hair of women in menopause due to loss of estrogen which affects how women look and feel, and their sexual activity.

Other Indications/Products: In addition to the potential products and indications described above, we also have other potential products in its portfolio for a host of other indications that can be developed either internally or through license to other biopharmaceutical companies which may have greater resources than RestorGenex. These other indications include the use of our Palomids in areas like oncology, CNS disorders, cardiovascular medicine and biodefense. We also may develop orally available small molecular inhibitors. In order to create novel, patentable inhibitors of zinc-finger transcription factors, we have initially targeted the zinc finger transcription factor vascular endothelial zinc finger (“VEZF1”). VEZF1 is essential for embryonic blood vessel formation and regulates the synthesis of important growth factors such as IL3, endothelin-1 and neuropilin-1. Notably, VEZF1 is thought to control at least in part the creation of lymphatic vessels, called lymphangiogenesis. Lymphatic vessels support cancer metastasis. Thus far, we have undertaken a novel approach to design inhibitors of VEZF1/DNA binding using homology structural modeling and computer modeling (“in silico”) targeting of small molecules to the VEZF1/DNA interface. Previous modeling work undertaken by us has identified a first generation series of small molecule antagonists which show activity in in vitro assay of VEZF1, a VEZF1 responsive promoter-reporter gene cell-active luciferase assay quantitatively establishing VEZF1 transcription activity and in vivo by inhibiting angiogenesis in the murine oxygen-induced retinopathy model. Since transcription factors are functionally closer to the ultimate pathological protein(s), specific inhibition of transcription factors may result in a greater degree of disease fighting activity along with reduced level of toxicity. We believe that this may have advantage over conventional small molecule drugs that directly inhibit their target protein through a one-to-one interaction as transcription factor inhibitors will turn off pathological protein manufacturing capability at its source in pathological conditions such as dermatologic diseases, cancer and retinal diseases of neovasculature.

Description of our Revenues, Costs and Expenses

Revenues

Prior to the mergers with Canterbury, Hygeia, Paloma and VasculoMedics, our past revenues were from television licensing for MMA events. Future revenues will be derived from sales and licensing revenue from our dermatology, ophthalmology and women’s health products and intellectual property.

Gross Margin

Our gross profit represents revenues less the cost of sales.

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Operating Expenses

Our selling, general and administrative expenses include personnel, rent, travel, office and other costs for selling and promoting events and running our administrative functions. Legal and professional services are paid to outside attorneys, auditors and consultants are broken out separately given the size of these expenses relative to selling, general and administrative expenses. Operating expenses also include expenses for impairment of goodwill, fair value expenses for issuing common stock for consideration less than the number of shares issued valued at market closing price on the day of issuance, and Black-Scholes expenses for options and warrants.

Interest Expense

Our interest expense results from accruing interest on loans payable and notes payable.

Basic and Diluted Earnings/(Loss) Per Share (“EPS”)

Basic EPS is computed by dividing income/loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares were converted into common stock. Dilution is computed by applying the if-converted method for the outstanding convertible preferred shares. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

Critical Accounting Policies

Goodwill and Intangible Assets

Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. We apply ASC 350 “Goodwill and Other Intangible Assets,” which requires allocating goodwill to each reporting unit and testing for impairment using a two-step approach.

Goodwill and intangible assets as of March 31, 2014 and December 31, 2013 were as follows:

	March 31, 2014 (unaudited)		December 31, 2013
	Intangible		Intangible
	Assets	Goodwill	Assets	Goodwill
Canterbury	$7,504,863	$7,642,825	$7,691,682	$7,642,825
Paloma	2,220,395	5,770,055	–	–
VasculoMedics	–	550,000	–	–
	$9,725,258	$13,962,880	$7,691,682	$7,642,825

The Company reviews the value of intangible assets and related goodwill as part of its annual reporting process, which generally occurs in February or March of each calendar year. In between valuations, the Company conducts additional tests if circumstances warrant such testing.

To review the value of intangible assets and related goodwill as December 31, 2013, we followed Accounting Standards Update (“ASU”) 2011-08 and first examined the facts and circumstances for each event or business to determine if it was more likely than not that an impairment had occurred. If this examination suggested it was more likely that an impairment had occurred, we then compare discounted cash flow forecasts related to the asset with the stated value of the asset on the balance sheet. The objective is to determine the value of each asset to an industry participant who is a willing buyer not under compulsion to buy and we are a willing seller not under compulsion to sell. Revenues from these assets are forecasted based on the assumption they are standalone entities. These forecasts are discounted at a range of discount rates determined by taking the risk-free interest rate at the time of valuation, plus premiums for equity risk to small companies in general, for factors specific to us and the business. As of March 31, 2014, we determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $34,900,000, which was 147% of the $23,688,138 total for goodwill and intangible assets on the balance sheet as of March 31, 2014 on a company-wide basis. However, it is possible that impairment may have occurred on a reporting-unit basis and we intend to test impairment on a reporting-unit basis beginning with the three months ending June 30, 2014. Based on this determination, we concluded that no impairment had occurred as of March 31, 2014. As of December 31, 2013, we determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $19,600,000, which was 128% of the $15,334,507 goodwill and intangible assets on the balance sheet as of December 31, 2013.

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If we determine the discount factor for cash flows should be substantially increased, or the event will not be able to begin operations when planned, or that facts and circumstances for each asset have changed, it is possible that the values for the intangible assets currently on the balance sheet could be substantially reduced or eliminated, which could result in a maximum charge to operations equal to the current carrying value of the intangible assets and goodwill of $23,688,138 as of March 31, 2014.

Anti-dilution provision of Series E Preferred Stock

On May 24, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which we sold 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (“Original Series E”), the terms of which are set forth in the Certificate of Designations of Series E Preferred Stock (the “Certificate”), for $1,000 per share, or $8,700,000 in the aggregate. In October 2012, we sold 1,000 shares of Series E for $1,000,000 (“New Series E”). The Original Series E and New Series E together are referred to herein as “Series E”.

These Series E contained “full ratchet-down” liquidity protection that provides that if we issue securities for less than the existing conversion price for the Series E or the strike price of the Series E warrants, then the conversion price for Series E will be lowered to that lower price. Also, the strike price for Series E warrants will be decreased to that lower price and the number of Series E warrants will be increased such that the product of the original strike price times the original quantity equals the lower strike price times the higher quantity.

Subsequent to the issuance of this Series E, we determined that the warrants for these financings included certain embedded derivative features as set forth in ASC 815 “Derivatives and Hedging” (“ASC 815”) and that this conversion feature of the Series E was not an embedded derivative because this feature was clearly and closely related to the host (Series E) as defined in ASC 815. These derivative liabilities were initially recorded at their estimated fair value on the date of issuance and were subsequently adjusted each quarter to reflect the estimated fair value at the end of each period, with any decrease or increase in the estimated fair value of the derivative liability for each period being recorded as other income or expense. Since the value of the embedded derivative feature for the related warrants was higher than the value of both Series E transactions, there was no beneficial conversion feature recorded for either transaction, and the excess of the value of the embedded derivative feature over the value of the transaction was recorded in each year on the Statement of Operations as a separate line item for each year presented.

The fair value of these derivative liabilities was calculated using the Black Scholes pricing model that is based on the following as of the date of calculation: the closing price of the common stock, the strike price of the underlying instrument, the risk-free interest rate for the applicable remaining life of the underlying instrument (i.e., the U.S. treasury rate for that period) and the historical volatility of our common stock.

During the second quarter 2013, these derivative liabilities were extinguished and the derivative liability was reversed.

Income Taxes

We utilize ASC 740 “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

As of December 31, 2013, we had a deferred tax asset of $26,274,933, that was fully reserved and a net operating loss carryforward of $47,728,300 for Federal tax purposes and $44,482,850 for state tax purposes. We will continue to monitor all available evidence and reassess the potential realization of its deferred tax assets. The net operating loss carry-forwards for 2013 begin expiring in 2021. From December 31, 2012 to March 31, 2014, the outstanding shares of common stock increased from 890,837 to 8,683,785. This increase in the number of shares outstanding constitutes a change of ownership, under the provisions of Internal Revenue Code Section 382 and similar state provisions, and is likely to significantly limit our ability to utilize these net operating loss carryforwards to offset future income. Accordingly, the company recorded a 100% valuation allowance of the deferred tax assets at March 31, 2014 and December 31, 2013.

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As of March 31, 2014 and December 31, 2013, we had a net operating loss carryforwards as follows:

	March 31,	December 31,
	2014	2013
Combined NOL Carryforwards:	(unaudited)
Federal	$48,480,486	$47,728,300
California	$45,235,036	$44,482,850

Stock-Based Compensation

We adopted ASC 718 “Share Based Payment” using the modified prospective transition method. New awards and awards modified, repurchased or cancelled after January 1, 2006 trigger compensation expense based on the fair value of the stock option as determined by the Black-Scholes option pricing model. We amortize stock-based compensation for such awards on a straight-line method over the related service period of the awards taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior.

We account for equity instruments issued to non-employees in accordance with ASC 718 and EITF Issue No. 96-18. The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model.

Results of Continuing Operations for the Three Months Ended March 31, 2014

Overview

Net loss for the three months ended March 31, 2014 (“Current Period”) was $1,380,175, compared to the net loss for the three months ended March 31, 2013 (“Prior Period”) of $2,601,155. There were no revenues for the Current Period and operating expenses of $1,371,520, other income of $49,639, interest expense of $58,294, which resulted in the net loss of $1,380,175. There were no revenues in the Prior Period and operating expenses of $2,092,612, loss on adjustments to fair value of derivative liability of $236,850, other income of $2,564, interest expense of $22,971, loss from discontinued operations of $126,911 and preferred dividends of $124,375, which resulted in a net loss attributable to holders of RestorGenex common stock of $2,601,155.

Revenues

There were no revenues for the Current Period or Prior Period.

Gross Profit (Loss)

There were no gross profits or losses for the Current Period or the Prior Period.

Operating Expenses

Overall operating expenses in the Current Period were $1,371,520, a decrease of $721,092 from $2,092,612 in the Prior Period. General and administrative expenses in the Current Period of $611,845 were comparable to $624,674 in the Prior Period. Warrants, options and stock expense in the Current Period of $149,885 was a decrease of $1,166,263 from $1,316,148 in the Prior Period. Most of this decrease was related primarily to $1,287,000 in Black Scholes expense for options and warrants that vested during the Prior Period to purchase 483,917 shares, of which 310,000 shares were granted to two officers and 173,917 shares were granted to financial advisors.

Legal and professional expense in the Current Period was $131,686, which was comparable to $143,103 in the Prior Period.

Depreciation and amortization of $478,104 in the Current Period increased by $469,417 from $8,687 in the Prior Period. Of this increase, $262,813 is related to amortization of $3,153,750 of total expense related to a July 2013 agreement with Maxim Group LLC to provide general financial advisory and investment banking services to the Company for three years on a non-exclusive basis. In addition, $186,819 of this increase is related to amortizing the amount attributed to intangible assets of Canterbury over the lives of those intangible assets.

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Loss on adjustments to fair value of derivative liability

The loss on adjustments to fair value of derivative liability was $0 in the Current Period and $236,850 in the Prior Period because the derivative liability was eliminated in May 2013, resulting in no further adjustments to the fair value of the derivative liability past that point.

Other Income

Other income for the Current Period was $49,639, an increase of $47,075 from $2,564 from the Prior Period. This increase is primarily related to a $51,659 reduction in deferred taxes related to the amortization of the intangible assets at Canterbury during the Current Period.

Interest Expense

Interest expense was $58,294 in the Current Period, an increase of $35,323 from $22,971 in the Prior Period, primarily related to $33,365 of interest expense in the Prior Period that was removed from interest expense in the Prior Period and reclassified into Loss from Discontinued Operations in the Prior Period as the result of the decision by the Company’s Board of Directors to discontinue operations of ProElite effective March 31, 2014. Operations of ProElite had been suspended since June 30, 2013.

Net Loss from Discontinued Operations

There was no loss from discontinued operations in the Current Period and a loss of $126,911 in the Prior Period, when ProElite had $71,667 in revenues and $198,578 in expenses.

Dividends on Preferred Stock

Dividends in the Prior Period were $124,375 related to dividends on Series D and Series E Preferred Stock, which were extinguished in the three months ended June 30, 2013. As a result, there were no dividends on preferred stock in the Current Period.

Results of Operations for the Year Ended December 31, 2013

Revenues

Revenues for 2013 were $71,667, a decrease of $302,875 from $374,542 in 2012. Event revenues were $0 in the 2013, a decrease of $89,542 from 2012 when ProElite conducted one small MMA event. Licensing revenues in 2013 were $71,667, a decrease of $213,333 from $285,000 in 2012. The Company received one license payment of $71,667 from Strikeforce in January 2013, however, Strikeforce is not planning any additional events and these license payments will not be a future source of revenue.

Gross Profit (Loss)

The overall gross margin for 2013 was $71,667, a decrease of $67,072 compared to $138,739 for 2012.

Operating Expenses

Overall operating expenses in 2013 were $12,988,997, an increase of $1,058,389 from $11,930,608 in 2012. General and administrative expenses in 2013 of $2,008,118 decreased by $2,562,043 from $4,570,161 in 2012. This decrease is primarily related to a reduction in personnel expenses of $3,188,879 offset by an increase in other general administrative expenses from 2012 to 2013.

Impairment of intangible asset expenses was $1,935,621 in 2013, an increase of $511,777 from $1,423,844 in 2012. The amount of impairment of intangible asset expenses in both years was based on the Company’s annual review for impairment. For 2013, the goodwill of $1,935,621 for its MMA business was deemed to be fully impaired at June 30, 2013 when the Company decided to suspend its MMA business. For 2012, $1,423,844 of intangible assets related to several events were deemed to be fully impaired as of December 31, 2013 when the Company decided to suspend these events.

Legal and professional services were $1,071,392 in 2013, a reduction of $1,057,506 from $2,128,898 in 2012. This reduction was primarily from reduced consulting fees of $969,355 related to a reduction of $814,000 in consulting fees for Perugia International Film Festival since that event was canceled in 2012.

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Warrants, option and stock expense in 2013 was $4,228,317, an increase of $584,655 from $3,643,662 in the Prior Period, primarily from $1,287,000 in Black Scholes expense for options and warrants that vested during Current Period to purchase 483,917 shares, of which 310,000 shares were granted to two officers and 173,917 shares were granted to three financial advisors.

Fair value of common stock issued for warrants was $3,069,792 in the 2013 compared with no expense in the 2012. In May 2013, we issued 1,023,264 shares of common stock in exchange for Series E Warrants that contained a full-ratchet down provision and were extinguished. These shares of common stock were valued at $3.00 per share, which was the price at which we sold 139,167 shares from April 2013 to June 2013, resulting in the charge of $3,069,792.

Depreciation and amortization of $675,757 in 2013 increased by $511,714 from $164,043 in 2012. This increase is related to amortization of stock issued in connection with an advisory agreement that resulted in approximately $525,000 of amortization in 2013 that was not present in 2012.

In October 2012, we issued $1,000,000 of Series E Preferred (“Series E”). In May 2011, the Company issued $8,700,000 of Series E. The warrants issued in conjunction with the Series E were determined to have an embedded derivative liability, which is revalued using Black Scholes models upon the earlier of events that affect the value of this liability or the end of every quarter. These warrants were extinguished in May 2013.

The total gain on adjustments to fair value of derivative liability for 2013 was $8,980,077, which is the sum of the reductions between the value of this derivative liability at December 31, 2012 and March 31, 2013 of $236,850 plus the decrease in the value of this derivative liability between March 31, 2013 and May 6, 2013 of $9,216,927. During 2012, the fair value of the derivative liability was reduced by $6,907,748, which was recorded as a gain.

Gain on Extinguishment of Derivative Liability

In May 2013, the warrants that gave rise to the derivative liability were exchanged for common stock and extinguished. Following the $8,980,077 decrease in the derivative liability mentioned above, the value of the derivative liability was $1,635,967 and a gain of this amount resulted in 2013 when the liability was extinguished.

Other (Income)/Expense

Other (income)/expense for 2013 was a net other income of $71,631, an increase of $450,819 from the net other expense of $379,188 in 2012. A gain of $713,479 was realized when 180,500 shares of common stock were issued at $3.00 to extinguish $1,083,000 of debt and accrued interest of $171,979. This gain was offset by: an expense of $466,347 to record the 20% discount received by the third party who assumed liabilities of $1,856,386 in exchange for stock; an additional accrual of $100,000 estimated to be needed to settle a dispute with a vendor in Europe; and an additional accrual of $93,592 for water damage in the building formerly occupied by us for which we may be liable.

Other (income)/expense for 2012 was a net other expense of $379,188 that resulted from the offset of a $538,515 receivable from Paul Feller, our former chairman and president (see Footnote 6 to the Financial Statements for more information). Other expenses in 2012 were increased by an accrual of $300,000 estimated to be needed to settle a dispute with a vendor in Europe, and $300,000 accrued for water damage in the building formerly occupied by us for which we may be liable. These expenses were offset by: the reduction of $346,974 reduction in accrued liabilities related to Paul Feller to calculated values; $256,449 in reductions in accrued interest related to debt that has been paid or settled; $102,435 in accrued interest related to preferred stock that has been converted to common stock and $72,078 in gains on negotiated settlement of certain payables for less than book value.

The following is a table of the components of other (income)/expense for 2013 and 2012:

	Years Ended December 31,
	2013	2012
Other (Income)/Expense
Gain on issuance of shares to retire debt and accrued interest	$(713,479)	$–
Discount expense on transfer of liabilities to third party	466,347	–
Accrual to settle dispute with vendor	100,000	300,000
Accrual for damage that Company may be liable for	93,592	300,000
Reduction in interest for debt and preferred stock converted into common stock	–	(358,884)
Gain on negotiated settlement of accounts payable	–	(72,078)
Adjustments related to Paul Feller, former CEO	–	191,540
Other	(18,091)	18,610
Net other (income)/expense	$(71,631)	$379,188

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Interest Expense

Interest expense was $228,294 in 2013, an increase of $60,400 from $167,894 in 2012, primarily related to higher levels of interest-bearing promissory notes in 2013 and an increase in interest rate on one note that is in default.

Dividends on Preferred Stock

Dividends in 2013 were $171,625, a decrease of $325,542 from $497,167 in 2012. This decrease was the result of all preferred stock being extinguished in May 2013 versus being outstanding for the full year in 2012.

Liquidity and Capital Resources

We have suffered losses from operations and lacked liquidity to meet our then-current obligations as of March 31, 2014. We had net losses of $1,380,175 and $2,601,155 for the three months ended March 31, 2014 and 2013, respectively and net losses for 2013 and 2012 of $2,635,975 and $7,366,061, respectively. As of March 31, 2014, we had negative working capital of $8,016,821 and an accumulated deficit of $62,464,074. We had a total of $717,002 of promissory notes that were in default as of March 31, 2014. We raised $400,000 and $200,000 from the issuance of promissory notes during the three months ended March 31, 2014 and 2013, respectively. In 2013, we raised $700,000 through the issuance of two promissory notes and $427,501 through the sale of common stock.

Recent Developments

We have entered into securities purchase agreements (the “Securities Purchase Agreements”) with various institutional and individual accredited investors to raise gross proceeds of $35,582,740 in a private placement (the “Private Placement”). On July 10, 2014, we completed the Private Placement. In the Private Placement, we issued (i) an aggregate of 8,895,685 shares of our common stock, and (ii) warrants (“Warrants”) to purchase a total of 2,668,706 shares of common stock. The purchasers of common stock received warrants to purchase 0.3 shares of common stock for each share of common stock that such investors purchased in the Private Placement. The purchase price of each common stock/Warrant unit was $4.00. Each warrant is exercisable into a share of common stock at an initial exercise price of $4.80 per share. These warrants are exercisable immediately and expire four years from the date of grant. We received net proceeds of approximately $31.3 million from the Private Placement, after paying placement agent fees, estimated offering expenses, and certain accounts payable, which we will use to fund our research and development and for working capital purposes. However, given our plans to grow its existing businesses and potentially pursue acquisitions, this funding may not be sufficient and we may need to raise additional capital in the future to fully implement its business plan.

The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result if the Company is unable to continue as a going concern.

Cash Flows

The following table sets forth our cash flows for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
Operating activities	$(432,893)	$(306,183)
Investing activities	–	–
Financing activities	400,000	200,000
Discontinued operations	–	(94,475)
Total intangible assets and goodwill	$(32,893)	$(200,658)

Operating Activities

Negative operating cash flows for the Current Period reflect our net loss from continuing operations of $1,380,175, offset by non-cash items of $478,104 of depreciation and amortization and $149,885 of expense for warrants, options and stock. Further, there was a net increase during the Current Period in other items providing cash of $319,293.

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Negative operating cash flows for the Prior Period reflect our net loss from continuing operations of $2,349,869, offset by non-cash items totaling $1,698,635, primarily related to $236,850 for a loss on adjustment to fair value of derivative liabilities and $1,323,098 for warrant, stock and option expenses. Cash was further adjusted by a source of funds from working capital of $345,051, primarily related to $181,555 in deferred salaries and $194,293 from an increase in other accrued expenses and liabilities, offset by a decrease in deposits and prepaid expenses of $36,100.

Investing Activities

Capital constraints resulted in no cash used in investing activities during the three months ended March 31, 2014 or 2013.

Summary of Contractual Obligations

Set forth below is information concerning our known contractual obligations as of March 31, 2014 that are fixed and determinable by year starting with the year ending December 31, 2014.

					2018 and
	Total	2015	2016	2017	Later
Notes payable	$2,931,593	$2,931,593	$–	$–	$–
Deferred Salary	838,476	838,476	–	–	–
Rent obligations	1,260,644	677,737	339,958	242,949	–
Accrued board fees	1,515,820	1,515,820	–	–
Employee contracts: other	3,931,156	1,181,411	1,341,000	1,273,732	135,013
Accrued interest	634,370	634,370	–	–	–
Total	$11,112,059	$7,779,407	$1,680,958	$1,516,681	$135,013

Off-Balance Sheet Arrangements

At March 31, 2014, we had no obligations that would require disclosure as off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Directors

The following table sets forth, as of the July 8, 2014, the names of, and certain information concerning, our directors:

			Director	End of
Name	Age	Position	Since	Term
Sol J. Barer	65	Chairman of the Board	2013	2014
Isaac Blech	63	Vice Chairman of the Board	2013	2014
Stephen M. Simes	62	Chief Executive Officer and Director	2014	2017
Nelson Stacks	43	Director and Chair of Compensation Committee	2013	2014
Rex Bright	74	Director and Chair of Audit Committee	2014	2015
Yael Schwartz	65	Director and Executive Vice President of Preclinical Development	2013	2014
David Sherris	61	Director and Chief Scientific Officer	2014	2015

Sol J. Barer, Ph.D. – Dr. Barer became our director and Chairman of the Board on November 1, 2013. He is currently the Managing Partner of SJBarer Consulting LLC. He previously served in various positions at Celgene Corporation (a biopharmaceutical company focused on the treatment of cancer and inflammatory diseases), including Chairman and Chief Executive Officer from May 2006 until June 2010, Executive Chairman from June 2010 until December 2010 and Non-Executive Chairman from January 2011 until June 2011. Prior to that, he held several other positions within Celgene, including President and Chief Operating Officer. Dr. Barer joined the Celanese Research Company in 1974 and formed the biotechnology group that was subsequently spun out to form Celgene. Dr. Barer currently serves on the Boards of Directors of Amicus Therapeutics (a biopharmaceutical company focused on the development of novel small molecule drugs for the treatment of genetic diseases), InspireMD, Inc. (a medical device company focused on the development and commercialization of stent system technology), Medgenics (a gene therapy company) and Aegerian Pharmaceuticals, Inc. (a company focused on the development of novel, life-altering therapies for patients with debilitating, often fatal diseases) and several privately held biotechnology companies including Edge Therapeutics, Inc., a biopharmaceutics company. Dr. Barer holds a B.S. degree from Brooklyn College and a Ph.D. degree in Organic Chemistry from Rutgers University.

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Isaac Blech – Isaac Blech became our director and Vice Chairman of the Board on November 1, 2013. Mr. Blech has established some of the leading biotechnology companies in the world during the past 30 years. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation, and Genetics Systems Corporation. Collectively, these companies have produced major advances in a broad array of diseases including the diagnosis and/or treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis, and AIDS. Celgene Corporation introduced two major cancer drugs. ICOS Corporation discovered the drug Cialis, and was acquired by Eli Lilly for over $2 billion. Nova Pharmaceutical Corporation developed a new treatment for brain cancer, and after merging with Scios Corporation, was purchased for $2 billion. Pathogeneses Corporation created TOBI® for cystic fibrosis, the first inhaled antibiotic approved by the FDA, and was acquired by Chiron Corp for $660 million. Genetics Systems developed the first inexpensive and accurate test to diagnosis chlamydia, allowing thousands of babies to be born to women who otherwise would have become sterile from pelvic inflammatory disease. Genetics Systems was acquired for 3% of Bristol Myers’ stock. Mr. Blech is currently a major shareholder and board member of ContraFect Corporation, which is creating new therapies for infectious diseases, is a director and major shareholder of Medgenics, Inc., and is the Vice Chairman of Premier Alliance Group, Inc., and is the Vice Chairman of Spendsmart, Inc. Mr. Blech is also a director of Edge Therapeutics, Inc., a biopharmaceutics company. Mr. Blech is also the Founder, Vice Chairman and a major shareholder of Cerecor, Inc., a neuroscience company developing new treatments for cough and other medical implications. Mr. Blech received a Bachelor of Arts degree from City University of New York, Baruch College.

Stephen M. Simes – Mr. Simes was appointed our Chief Executive Officer and a director on March 5, 2014. Mr. Simes served as Vice Chairman, President, Chief Executive Officer and a director of BioSante Pharmaceuticals, Inc. from 1998 until June 19, 2013 when BioSante merged with ANIP Acquisition Company, d/b/a ANI Pharmaceuticals, Inc. BioSante, whose stock was listed on The NASDAQ Global Markets, was a specialty pharmaceutical company focused on developing products for women’s and men’s health and oncology. From 1994 to 1997, Mr. Simes was President, Chief Executive Officer and a Director of Unimed Pharmaceuticals, Inc., (currently a wholly owned subsidiary of AbbVie, Inc.) a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. From 1989 to 1993, Mr. Simes was Chairman, President and Chief Executive Officer of Gynex Pharmaceuticals, Inc., a company which concentrated on the AIDS, endocrinology, urology and growth disorders markets. In 1993, Gynex was acquired by Savient Pharmaceuticals Inc. (formerly Bio-Technology General Corp.), and from 1993 to 1994, Mr. Simes served as Senior Vice President and director of Savient Pharmaceuticals Inc. Mr. Simes' career in the pharmaceutical industry started in 1974 with G.D. Searle & Co. (now a part of Pfizer Inc.). Mr. Simes earned his MBA in Marketing and Finance from New York University, having earlier received a Bachelor of Science degree in Chemistry at Brooklyn College of the City University of New York.

Nelson K. Stacks – Mr. Stacks served as Chairman of the Board of Canterbury prior to their mergers with the Company. From December 2011 to present, Mr. Stacks has been the CEO and Director of WaveGuide Technology, maker of the world’s smallest and most sensitive handheld NMR for detection of cancer, infectious diseases, oil and gas exploration and industrial anti-counterfeiting. From December 2011 to January 2013, Mr. Stacks was CEO and Director of Molecular Insight Pharmaceuticals, a biotechnology company focused on cancer diagnostics and therapeutic treatments as well as orphan neuroendocrine cancers. From July 2009 to August 2011, Mr. Stacks served as the, CEO and Director of Vascular Pathways Incorporated where he raised $14 million from venture capitalists and brought a revolutionary peripheral IV catheter to the market and sold products to the U.S. Military and various U.S. and international hospitals. Prior to this position, from March 2006 to July 2009, he served as a venture partner and turnaround CEO for various portfolio companies with Queensland Investment Corporation, Queensland Biocapital Funds, a $70 billion superannuation and venture fund. Over his career, Mr. Stacks has been a venture capitalist in the United States as the General Partner at 3i Ventures and earlier at Oak Investment Partners. Mr. Stacks is a member of the fourth class of Kauffman Fellows and has invested in all areas of healthcare and information technology. He also previously served as the Chairman of Xbio Systems, a clinical trial software management system, and as CEO, and Executive Director of Xenome Limited, a venom peptide company focused on cancer pain therapy. Mr. Stacks received an MBA from the F.W. Olin Graduate School of Business at Babson College and a BA from The University of Rochester.

Rex Bright – Mr. Bright became a director of the Company in February, 2014 and Chairman of the Audit Committee in July, 2014.  He has held Chief Executive Officer positions in the health care industry for over 20 years.  His career includes 18 years with Johnson & Johnson (J&J).  Subsequently, he was hired by GlaxoSmithKline to build a dermatological business within the Allergan business unit.  After building Allergan Skin Care into a profitable and growing dermatologist business at GSK, he spent several years as CEO of startup healthcare companies and as a turnaround CEO in the pharmaceutical/biotech sector.  He co-founded and served as President & CEO of SkinMedica from 2002 until 2009 and as a member of the Board of Directors until 2012.  In 2012, SkinMedica was named the fastest growing medical aesthetic company for the sixth year in a row by the Kline & Company.  Rex played a key role in the process which resulted in SkinMedica being acquired by Allergan, Inc. for $375 million in 2012.  He has been a speaker at various industry meetings and university and college MBA programs.  He is a member of the American Academy of Dermatology, China Biotechnology & Pharmaceutical Association, International Society of Caricature Artists, Rotary International, The Chief Executive Officer Global Leaders Network and Vistage International.

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Yael Schwartz, Ph.D. – Dr. Yael Schwartz has more than 25 years’ experience in drug discovery and product development. Dr. Schwartz is a director and our Executive Vice President of Preclinical Development. Previously, Dr. Schwartz was President of our Hygeia/Canterbury wholly owned subsidiaries. From 1998 to 2007 Dr. Schwartz had positions of increasing responsibility at Sepracor, Inc. (now Sunovion) where she played key leadership roles on teams that launched 3 drugs that are currently in clinical practice for the treatment of asthma (Xopenex), insomnia (Lunesta) and chronic obstructive pulmonary disease (Brovana). Prior to that she contributed to the development of drugs for the treatment of urinary bladder cancer (Valstar) and hypertension (Carvedilol). Since 2007, Dr. Schwartz has been the Founder, President, CEO and Director of Hygeia. Dr. Schwartz adapted and streamlined development strategies and budgets to ensure effective achievement of scientific and business objectives. In 2011, Dr. Schwartz founded Canterbury where she has been President, CEO and Director. Dr. Schwartz received her doctorate degree with honors in Endocrine Physiology from a joint program at the University of Massachusetts Medical School and Worcester Polytechnic Institute (WPI).

David Sherris, Ph.D. – Dr. Sherris is a director and our Chief Scientific Officer.  Previously, Dr. Sherris was Chief Scientific Officer and President of RestorGenex’s Paloma/VasculoMedics wholly owned subsidiaries.  Dr. Sherris was the founder and CEO of both Paloma Pharmaceuticals, Inc. and VasculoMedics, Inc. He has over 30 years of experience in biopharmaceuticals and diagnostics.  Dr. Sherris was CEO and founder of a consulting/out-sourcing concern, Sherris Pharma Partners, with a focus on business development and R&D strategy, including a niche focus in angiogenesis and vascular targeting.  In addition, Dr. Sherris has worked with venture capital companies where he has both advised and raised seed money for biotech startups.  Prior to his starting Sherris Pharma Partners, Dr. Sherris had been employed by pharmaceutical and biotechnology companies to manage external R&D (academic groups and contract research organizations) to augment and expand internal scientific programs, and to lead internal pharmaceutical development teams.  Dr. Sherris has been a frequently invited guest speaker at biopharmaceutical business and scientific conferences, a published author and holder of patents in a wide range of therapeutic areas.  Dr. Sherris has held positions of increasing responsibility at Centocor, Unilever Research, Serono and OXiGENE where he was Chief Operating Officer and Vice President of Research and Development, as well as Chief Operating Officer of a joint venture between OXiGENE and Peregrine Pharmaceuticals called Arcus LLC.  Dr. Sherris received his Ph.D. in Biochemistry and Molecular Genetics from the University of Utah, held a postdoctoral position in cellular immunology at the Jackson Laboratory and a faculty position in the Department of Medicine, Division of Clinical Immunology at the Mt. Sinai Medical Center, New York, NY.

Executive Officers

The following table sets forth, as of July 8, 2014, the name of, and certain information concerning, each of our executive officers other than Mr. Simes, Dr. Schwartz, and Dr. Sherris:

Name	Age	Position
Phillip Donenberg	53	Chief Financial Officer
Timothy Boris	45	General Counsel and Vice President of Legal Affairs

Phillip Donenberg – Mr. Donenberg joined our company as Chief Financial Officer on May 27, 2014 and previously served as BioSante Pharmaceuticals, Inc.’s Senior Vice President of Finance from 2010 until June 19, 2013 and Chief Financial Officer and Secretary from 1998 until June 19, 2013 when BioSante merged with ANIP Acquisition Company, d/b/a ANI Pharmaceuticals, Inc. BioSante, whose stock was listed on the NASDAQ Global Markets, was a specialty pharmaceutical company focused on developing products for women’s and men’s health and oncology. From 1995 to 1998, Mr. Donenberg was Controller of Unimed Pharmaceuticals, Inc. (currently a wholly owned subsidiary of AbbVie Inc.), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. Prior to Unimed Pharmaceuticals, Inc., Mr. Donenberg held similar positions with several other pharmaceutical companies. Mr. Donenberg earned his BS in Accountancy from the University of Illinois Champaign-Urbana, College of Business and is a Certified Public Accountant.

Timothy Boris – Mr. Boris joined our company in August 2011. He has been practicing law for more than sixteen years. From 2005 to 2011, he was in private practice representing corporate and entertainment clients. He is a former partner at the firm of Hager & Dowling. His areas of practice have included litigation, entertainment and corporate law. He received a Bachelor’s of Business Administration from the University of Michigan and a juris doctorate from the University of San Diego School of Law.

Family Relationships

There are no family relationships among the directors and officers.

The Board of Directors and Committees

The Board of Directors is responsible for the supervision of our overall affairs. The Board met eight times during the year ended December 31, 2013. The Audit Committee is chaired by Rex Bright and includes Nelson Stacks and Isaac Blech. The Compensation Committee is chaired by Nelson Stacks and includes Sol J. Barer and Isaac Blech. The Nominating and Governance Committee is chaired by Isaac Blech and includes Sol J. Barer, Rex Bright and Nelson Stacks.

Term of Office

Our directors and officers hold office until the earlier of their death, resignation, removal or the end of their stated term.

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Audit Committee

The Audit Committee’s responsibilities include, but are not limited to, the following:

•	Appointing, evaluating and retaining the independent registered public accounting firm;

•	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and disclosures;

•	Discussing our systems of internal control over financial reporting; and

•	Meeting separately with the independent registered public accounting firm.

The audit committee currently consists of Rex Bright, who is the Chairman and who we believe qualifies as a financial expert, Nelson Stacks, and Isaac Blech. We believe that Messrs. Stacks, Blech and Bright are independent under Rule 10A-3(b)(i) of the Securities Exchange Act of 1934.

Compensation Committee

The Compensation Committee administers our compensation and benefit plans, in particular, the incentive compensation and equity-based plans, and will approve salaries, bonuses, and other compensation arrangements and policies for our officers, including the Chief Executive Officer.

Nominating & Governance Committee

The Nominating and Governance Committee (i) identifies, evaluates and nominates candidates for election as directors and for appointment to serve on the Board’s committees; (ii) oversees the evaluation of the Board and its committees and (iii) reviews and considers developments in corporate governance practices and recommend to the Board a set of effective corporate governance policies and procedures.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer, principal financial officer and persons performing significant functions. A copy of the code is filed as Exhibit 14 to this Annual Report and will be provided without charge to any person so requesting a copy by requesting same from the Company’s Secretary.

Executive Compensation

The following table sets forth information concerning the compensation earned by certain of our Executive Officers during fiscal 2013 and 2012:

Name and Principal Position	Year	Salary		Bonus	Stock Award Shares	Non-equity Incentive Plan Compensation	All Other Compensation		Total

Jerold Rubinstein, Former Chief	2013	$250,000		$–	$250,000	$–	$157,800	(b)	$407,800
Executive Officer and Chairman of the Board(a)	2012	$125,000	(a)	$–	$23,000	$–	$173,900	(b)	$298,900

John Moynahan,	2013	$220,000		$–	$–	$–	$–		$220,000
Chief Financial Officer(c)	2012	$220,000		$–	$–	$–	$20,466	(d)	$240,466

Timothy Boris,	2013	$180,000		$–	$60,000	$–	$–		$180,000
General Counsel and Vice President of Legal Affairs	2012	$180,000		$–	$3,000	$–	$–		$180,000

(a)	Mr. Rubinstein started as Chief Executive Officer on June 28, 2012 and resigned effective March 5, 2014.
(b)	Represents $100,000 as chairman of the audit committee up to June 28, 2012, $100,000 as chairman of the board following that date, $50,000 as member of the board of directors, twelve months of an auto allowance of $650 per month and $20,000 as consulting fee for May and June 2012.
(c)	Mr. Moynahan resigned as Chief Financial Officer on May 27, 2014.
(d)	Represents cost of living increases earned in that year but not paid.

Previously and effective June 28, 2012, Jerold Rubinstein was elected by our board of directors as Chairman of the Board, CEO and a director of our subsidiaries. The Board of Directors of PEI also elected him as Chairman of the Board and CEO. Under the terms of an employment agreement dated June 28, 2012, Mr. Rubinstein received an annual salary of $250,000 per year and continued to serve on our board of directors and as Chairman of our Audit Committee and continued to receive his compensation for such services. The term of this agreement was six months with an automatic six month extension unless we provided written notice of non-renewal 30 days prior to the end of the initial six-month term. This executive was granted options to purchase 23,000 shares of our common stock at $3.50 per share, which was the closing price of our common stock on the day of option grant. These options vested monthly over a twelve-month period. In the event we did not renew the second six month period, the executive resigned or we terminated the executive’s employment without cause, all options would immediately vest and the executive would receive all unpaid salary for the full twelve month period. Mr. Rubinstein resigned as Chief Executive Officer on March 5, 2014 and as Chairman of the Board on November 1, 2013 and a director on July 7, 2014.

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On November 18, 2013, we entered into an Employment Agreement with Yael Schwartz, Ph.D. pursuant to which she is to be employed for an initial period of three years. During the initial year of her employment term, she is to receive a base salary of $330,000. Thereafter, her base salary will be subject to mutually agreed upon increases. Our board of directors or Compensation Committee may grant Dr. Schwartz bonuses in its sole discretion. Dr. Schwartz is also eligible for grants of awards under our Incentive Compensation Plan.

On March 5, 2014, we entered into an Employment Agreement with Stephen M. Simes (the “Simes Employment Agreement”) pursuant to which Mr. Simes was appointed our Chief Executive Officer. The Simes Employment Agreement is for an initial term of three years, subject to extension as provided therein. Mr. Simes is to receive a base salary at an annual rate of $425,000 with at least annual review and base salary increases as approved by the Board of Director or its Compensation Committee. He will have the opportunity to earn a bonus with respect to each year during his employment based upon achievement of performance objectives set by the Board or the Compensation Committee after consultation with Mr. Simes with a target bonus opportunity of 60% of base salary for each year. He also has received an initial grant of options to purchase 500,000 shares at an exercise price of $2.50 which will vest quarterly over the initial three-year term of his employment.

In connection with the closing of the mergers with Paloma and VasculoMedics, we entered into an employment agreement on March 31, 2014 with David Sherris, Ph.D. pursuant to which Dr. Sherris was appointed our Chief Scientific Officer and President of our Paloma/VasculoMedics divisions. Under the agreement, he is to be employed for an initial period of three years. During the term he is to receive a base salary of $345,000 and is eligible for a bonus of up to 50% of his base salary upon meeting certain milestones established by the Board of Directors or Compensation Committee upon consultation with Dr. Sherris. Dr. Sherris is also eligible for grants under our Incentive Compensation Plan.

On May 27, 2014, we entered into an Employment Agreement with Phillip B. Donenberg (the “Donenberg Employment Agreement”) pursuant to which Mr. Donenberg was appointed Chief Financial Officer of the Company. The Donenberg Employment Agreement is for an initial term of three years, subject to extension as provided therein. Mr. Donenberg is to receive a base salary at an annual rate of $335,000 with at least an annual review and base salary increases as approved by the Board of Directors or its Compensation Committee. He will have the opportunity to earn a bonus with respect to each year during his employment based upon achievement of performance objectives set by the Board or the Compensation Committee after consultation with Mr. Donenberg with a target bonus opportunity of 45% of base salary for each year. He will also receive an initial grant of ten-year options to purchase 250,000 shares at an exercise price of $4.00 per share which will vest quarterly over the initial three-year term of his employment.

On June 9, 2014, we entered into an Employment Agreement with Tim Boris (the “Boris Employment Agreement”) pursuant to which Mr. Boris was appointed General Counsel and Vice President of Legal Affairs. The Boris Employment Agreement is for a period of one year. Mr. Boris is to receive a base salary of $235,000. He will have the opportunity to earn a target annual bonus of up to 30% of base salary.

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OUTSTANDING EQUITY AWARDS AT JULY 1, 2014

The following table sets forth certain information relating to unexercised and outstanding options for each named executive officer as of July 1, 2014. No other equity awards otherwise reportable in this table had been granted to any of our executive officers as of that date.

		Unexercised
		Options	Option	Option
	Outstanding	that are	Exercise	Expiration
Name	Options	Exercisable	Price	Date

Stephen Simes	500,000	41,667	$2.50	3/7/2019
Timothy Boris	60,000	60,000	$3.00	3/27/2018
Timothy Boris	3,000	3,000	$54.00	12/29/2016
Timothy Boris	3,000	3,000	$38.00	8/20/2017
Timothy Boris	76,795	0	$4.15	6/2/19
Yael Schwartz	115,193	0	$4.15	6/2/19
David Sherris	115,193	0	$4.15	6/2/19
Phillip Donenberg	250,000	0	$4.00	5/26/19

Employment Agreements

Future minimum payments under the employment agreements with Stephen M. Simes, Yael Schwartz, Timothy Boris, David Sherris and Phillip Donenberg are as follows:

Years Ending December 31,	Amount
2014	$1,272,479
2015	1,538,014
2016	1,435,000
Total	$4,245,493

Option Plans

We are intending to adopt, but has not yet completed, its Stock Compensation Program (the “Stock Compensation Program”). This program is intended to provide key employees, vendors, directors, consultants and other key contributors to our growth an opportunity to participate in the Company’s success. It is estimated that 15% of total shares outstanding will be authorized in options and reserved for this program. Awards under the program may be made in the form of incentive stock options, nonqualified stock options, restricted shares, rights to purchase shares under an employee stock plan, grants of options to non-employee directors, and or other specified stock rights as defined under the plan. Subject to Shareholder approval, we plan to adopt a new stock option plan in 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director Independence

Independent Directors.

As of July 8, 2014, the independent directors Of the Board were Sol Barer, Isaac Blech, Nelson Stacks and Rex Bright. In addition, we have made a subjective determination as to each independent director and determined that no relationship exists which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 8, 2014, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of our directors and executive officers, beneficial owners known by the Company of more than five percent of the outstanding shares of our Common Stock and by our directors and executive officers as a group. Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and does not necessarily indicate ownership for any other purpose, and generally includes voting or investment power with respect to the shares and shares which such person has the right to acquire within 60 days of July 8, 2014.

Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (b)		Percent of Class(c)
5% Stockholders:
River Charitable Remainder Unitrust, West Charitable Remainder Unitrust, Liberty Charitable Remainder Trust, Isaac Blech, Vice Chairman of the Board	1,737,975	(d)	9.49%
Sol J. Barer, Chairman of the Board	1,380,589	(e)	7.39%
ABG II - USLI Limited	1,625,000	(f)	8.70%
Shamus, LLC	975,000	(g)	5.26%
Ernest W. Moody, Revocable Trust	975,000	(h)	5.26%
Other Directors and Executive Officers:

Yael Schwartz, Executive Vice President of Preclinical Development and Director	23,977	(i)	0.13%
Nelson Stacks, Director	7,021	(j)	0.04%
David Sherris, Chief Scientific Officer and Director	1,585,509	(k)	8.66%
Rex Bright, Director	7,142	(l)	0.04%
Stephen M. Simes, Chief Executive Officer and Director	41,667	(m)	0.23%
Phillip Donenberg, Chief Financial Officer	___		___
Timothy Boris, General Counsel and Vice President of Legal Affairs	66,000	(n)	0.36%
All Directors and Executive Officers as a Group (9 persons)	4,849,880		26.22%

(a)	Unless otherwise indicated, the address for each Beneficial Owner is c/o RestorGenex Corporation, 1800 Century Park East, 6th Floor, Los Angeles, California 90067.
(b)	The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.
(c)	Based on 18,310,025 shares deemed outstanding as of July 8, 2014.
(d)	This amount consists of (i) 714,285 shares of Common Stock held by Liberty Charitable Remainder Unitrust; (ii) 714,285 shares of Common Stock held by West Charitable Remainder Unitrust; (iii) 119,048 shares of Common Stock held by River Charitable Remainder Unitrust; and (iv) 183,333 shares of Common Stock held by Isaac Blech. Mr. Blech is the sole trustee of each of the Trusts and has the sole voting and dispositive power of each of the Trusts. Mr. Blech disclaims beneficial ownership of the Common Stock owned by each of the Trusts except to the extent of his pecuniary interest therein. This amount does not include 119,047 shares held by Miriam Wimpfheimer Blech, Mr. Blech’s wife. Mr. Blech disclaims beneficial ownership of the shares owned by Ms. Blech and Ms. Blech disclaims beneficial ownership of the shares owned by Mr. Blech and the Trusts. The amount also includes 7,021 shares issuable upon exercise of options.
(e)	Includes 355,699 shares issuable upon exercise of warrants and 3,818 shares issuable upon exercise of options.
(f)	Includes 375,000 shares issuable upon exercise of warrants.
(g)	Includes 225,000 shares issuable upon exercise of warrants.
(h)	Includes 225,000 shares issuable upon exercise of warrants.
(i)	Consists of 23,977 shares received in the acquisition of Canterbury and Hygeia.
(j)	Consists of 7,021 shares issuable upon exercise of warrants.
(k)	Consists of 1,584,056 shares received in the acquisition of Paloma and VasculoMedics.
(l)	Consists of 7,142 shares issuable upon exercise of options.
(m)	Consists of 41,667 shares issuable upon exercise of options.
(n)	Consists of 66,000 shares issuable upon exercise of stock options.

52

SELLING STOCKHOLDERS

Selling stockholders Table

This prospectus covers an aggregate of 11,633,885 of our common stock, consisting of (i) 8,949,142 outstanding shares of common stock, and (ii) 2,684,743 shares issuable upon the exercise of the Warrants but does not include common stock issuable upon the exercise of the common stock purchase warrants that we issued to the placement agent who participated in the Private Placement.

We are registering the shares of common stock in accordance with the terms of a Registration Rights Agreement we entered into with the selling stockholders as part of the Private Placement in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see “Plan of Distribution.” The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

Additional selling security holders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders. The term “selling stockholder” or “selling stockholders” includes the stockholders listed below and their respective transferees, assignees, pledges, donees or other successors. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

53

SELLING SECURITYHOLDERS

Selling Securityholder Table

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering(1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
A R PROPERTIES	650,000	3.51%	650,000	(2) (3)	0	0
DOMINICK ABEL	11,375	*	11,375	(2)	0	0
ACNYC, LLC	487,500	1.76%	487,500	(2) (4)	0	0
ALLENWOOD VENTURES, INC	8,125	*	8,125	(2) (5)	0	0
THE AMERIAN FAMILY TRUST UAD 07/26/99 ROGER AMERIAN & MARY LEE AMERIAN TTEES AMD 04/28/13	58,500	*	58,500	(2)	0	0
MONTE D. ANGLIN & JANET S. ANGLIN JT TEN	8,125	*	8,125	(2)	0	0
MICHAEL J. ARKO & PATRICIA ARKO JT TEN	8,125	*	8,125	(2)	0	0
ARZT, LLC	32,500	*	32,500	(2) (6)	0	0
EVAN B. AZRILIANT	16,250	*	16,250	(2)	0	0
ROBERT BAHR	29,250	*	29,250	(2)	0	0
THE BAHR FAMILY LIMITED PARTNERSHIP	35,750	*	35,750	(2) (7)	0	0
MARTIN A. BECKER	16,250	*	16,250	(2)	0	0
BES INVESTMENTS LLC	48,750	*	48,750	(2) (8)	0	0
ROBERT CHARLES BOURGE	32,500	*	32,500	(2)	0	0
RICHARD I. BOWLING JR	16,250	*	16,250	(2)	0	0
RICHARD F. BRAUN	52,000	*	52,000	(2)	0	0
CHARLES BRINKLEY	8,125	*	8,125	(2)	0	0
ADOLFO CARMONA & DONNA CARMONA JT TEN	32,500	*	32,500	(2)	0	0
CHAD CARROLL	16,250	*	16,250	(2)	0	0
MARC COHEN	22,750	*	22,750	(2)	0	0
RICHARD D. COHEN	130,000	*	130,000	(2)	0	0
MICHAEL COHN & PAULA COHN JT TEN	8,125	*	8,125	(2)	0	0
DAVID COOPER & YVONNE COOPER JT TEN	16,250	*	16,250	(2)	0	0
CHARLES J. COSTICH III & KARIN J. COSTICH JT TEN	16,250	*	16,250	(2)	0	0
C. BARNES DARWIN II	32,500	*	32,500	(2)	0	0
JAMES M. DIASIO	22,750	*	19,500	(2) (9)	0	0
SCOTT ALLEN EDELBACH & MICHELLE LYNNE EDELBACH JT TEN	65,000	*	65,000	(2)	0	0

54

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering (1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
PAUL D. EHRMAN	24,375	*	24,375	(2)	0	0
THOMAS L. EISENBERG	13,000	*	13,000	(2)	0	0
RON ELLER & BETH ELLER JT TEN	16,250	*	16,250	(2)	0	0
EZ COLONY PARTNERS LLC	32,500	*	32,500	(2) (10)	0	0
EZ MM & B HOLDINGS LLC	32,500	*	32,500	(2) (11)	0	0
PAUL A. FEGLEY	8,125	*	8,125	(2)	0	0
HENRY PERRY FELL JR	81,250	*	81,250	(2)	0	0
GARY M. FERMAN	24,375	*	24,375	(2)	0	0
FORTEZZA INVESTMENTS, LP	162,500	*	162,500	(2) (12)	0	0
DAVID & DEBORAH FRANZETTA TRUST UAD 01/29/98 P. D. FRANZETTA & D. F. FRANZETTA TTEES AMD 01/21/04	8,125	*	8,125	(2)	0	0
JAMES B. FRYFOGLE	8,125	*	8,125	(2)	0	0
KEITH GELLES	48,750	*	48,750	(2)	0	0
ALBERT GENTILE & HIEDI LYN GENTILE JT TEN	6,500	*	6,500	(2)	0	0
STEVEN GLASSMAN	8,125	*	8,125	(2)	0	0
JAMES B. & KAREN A. GLAVIN FAMILY TRUST UAD 10/30/98 JAMES B GLAVIN & KAREN A GLAVIN TTEES	16,250	*	16,250	(2)	0	0
BRUCE DONALD GOETHE & LAURA K. GOETHE COMM PROP WROS	8,125	*	8,125	(2)	0	0
ROBERT GRINBERG	48,750	*	48,750	(2)	0	0
HENRY HERZING REVOCABLE LIVING TRUST UAD 10/27/93 HENRY HERZING TTEE AMD 05/22/00	195,000	1.06%	195,000	(2)	0	0
DONALD E. HINKLE	9,750	*	9,750	(2)	0	0
TE-SHAO HSU	16,250	*	16,250	(2)	0	0
WILLIAM HUFF	8,125	*	8,125	(2)	0	0
BRUCE P. INGLIS & NANCY M. INGLIS JT TEN	8,125	*	8,125	(2)	0	0
JORDAN FAMILY LLC	24,375	*	24,375	(2) (13)	0	0
VICTOR F. KEEN	16,250	*	16,250	(2)	0	0
WILLIAM H. KIMBALL FAMILY TRUST UAD 04/08/13 WILLIAM H. KIMBALL TTEE	8,125	*	8,125	(2)	0	0
JAMES A. KLUGE	22,750	*	22,750	(2)	0	0
THOMAS KOTYK	81,250	*	81,250	(2)	0	0
JEFF KURTZ	8,125	*	8,125	(2)	0	0
MARK J. LEE	8,125	*	8,125	(2)	0	0
STEVEN K. LUMINAIS & ELIZABETH KINDWALL LUMINAIS JT TEN	16,250	*	16,250	(2)	0	0

55

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering (1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
RICK D. MACE	11,375	*	11,375	(2)	0	0
MARKETPLACE LOFTS LIMITED PARTNERSHIP	243,750	1.32%	243,750	(2) (14)	0	0
STANLEY M. MARKS	16,250	*	16,250	(2)	0	0
REED C. MOSKOWITZ	325,000	1.76%	325,000	(2)	0	0
STEVEN H. ORAM REVOCABLE TRUST UAD 05/17/06 STEVEN H. ORAM & TERRI ORAM TTEES	16,250	*	16,250	(2)	0	0
ANDREW W. O’SHAUGHNESSY	16,250	*	16,250	(2)	0	0
PANELLA LIVING TRUST UAD 05/11/04 JOSEPH PANELLA & PAMELA PANELLA TTEES	8,125	*	8,125	(2)	0	0
JONATHAN PATRONIK	8,450	*	8,450	(2)	0	0
STEPHEN M. PAYNE	32,500	*	32,500	(2)	0	0
JOHN PERAGINE & ALISA C. PERAGINE JT TEN	8,125	*	8,125	(2)	0	0
DANIEL P. PETRO	24,375	*	24,375	(2)	0	0
BRIAN POTIKER REVOCABLE TRUST UAD 08/07/96 BRIAN POTIKER TTEE	40,625	*	40,625	(2)	0	0
MARK REUTLINGER & ANALEE REUTLINGER COMM PROP	32,500	*	32,500	(2)	0	0
MICHAEL P. ROSS	16,250	*	16,250	(2)	0	0
SHELDON SANDERS & DELORES SANDERS JTWROS	8,125	*	8,125	(2)	0	0
RICHARD SAXE	8,125	*	8,125	(2)	0	0
ANIL K. SHARMA & PRAGATI G. SHARMA JT TEN	162,500	*	162,500	(2)	0	0
PARESH SONI & MANJULA SONI JT TEN	16,250	*	16,250	(2)	0	0
ARNOLD E. SPANGLER	32,500	*	32,500	(2)	0	0
CLAY STRUVE	32,500	*	32,500	(2)	0	0
TROY TAYLOR	16,250	*	16,250	(2)	0	0
JAMES W. THOMAS	4,875	*	4,875	(2)	0	0
HENRY M. TUFO & CARLEEN TUFO JT TEN	8,125	*	8,125	(2)	0	0
TED VANVICK	11,375	*	11,375	(2)	0	0
LOUIS VIGDEN	32,500	*	32,500	(2)	0	0
JOHN V. WAGNER	16,250	*	16,250	(2)	0	0
TRUST U/W WEISS DTD 05-09-90 PETER H. WEISS TTEE	16,250	*	16,250	(2)	0	0
WIDELITZ FAMILY TRUST UAD 04/15/94 KENNETH WIDELITZ & HEIDI WIDELITZ TTEES	32,500	*	32,500	(2)	0	0
RANDE R. WILLISON	16,250	*	16,250	(2)	0	0

56

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering (1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
HOWARD J. WORMAN	8,125	*	8,125	(2)	0	0
STEVEN & KAYE YOST FAMILY TRUST UAD 02/07/92 STEVEN A. YOST & KAYE YOST TTEES AMD 06/04/97	32,500	*	32,500	(2)	0	0
LIZABETH ZLATKUS	9,750	*	9,750	(2)	0	0
JAMES D. ALLARD	16,250	*	16,250	(2)	0	0
JAY R. ANGLE	16,250	*	16,250	(2)	0	0
BARCLAY M. ARMITAGE	32,500	*	16,250	(2) (15)	0	0
STEPHEN BENDER	32,500	*	32,500	(2)	0	0
MILES BLACKSBERG	9,750	*	9,750	(2)	0	0
IRWIN BLITT REVOCABLE TRUST UAD 01/28/78 IRWIN BLITT TTEE AMD 01/11/07	16,250	*	16,250	(2)	0	0
EDWARD M. COHEN & LORI COHEN	16,250	*	16,250	(2)	0	0
MARIO COVO	8,125	*	8,125	(2)	0	0
ANTHONY DIMAGGIO	4,875	*	4,875	(2)	0	0
MICHAEL T. DOLEN	81,250	*	81,250	(2)	0	0
JAMES L. DRITZ	19,500	*	19,500	(2)	0	0
RUSSELL S. DRITZ	3,900	*	3,900	(2)	0	0
LAWRENCE FEINBERG	8,125	*	8,125	(2)	0	0
DAVID FRYDRYCH	195,000	1.06%	195,000	(2)	0	0
WALTER G. GANS	8,125	*	8,125	(2)	0	0
CRAIG GEERS	11,375	*	11,375	(2)	0	0
PHILLIP M. GENDELMAN	8,125	*	8,125	(2)	0	0
WILLIAM F. GRIECO	16,250	*	16,250	(2)	0	0
MARK GRINBAUM & TATYANA GRINBAUM	16,250	*	16,250	(2)	0	0
ARNOLD T. HAGLER SEPARATE PROPERTY TRUST UAD 09/17/97 ARNOLD T. HAGLER TTEE	9,750	*	9,750	(2)	0	0
NATHAN HALEGUA	8,125	*	8,125	(2)	0	0
JOHN HAWK	8,125	*	8,125	(2)	0	0
DANIEL H HILDEBRAND	10,400	*	10,400	(2)	0	0
LARRY HOPFENSPIRGER REVOCABLE TRUST UAD 04/13/12 LARRY HOPFENSPIRGER TTEE	24,375	*	24,375	(2)	0	0
JOHN K. HOSKINSON	8,125	*	8,125	(2)	0	0
ITASCA CAPITAL PARTNERS, LLC	32,500	*	32,500	(2) (16)	0	0
GEORGE KALIL	16,250	*	16,250	(2)	0	0
ROBERT KANTOR	16,250	*	16,250	(2)	0	0
ROBERT KARGMAN & MARJIE KARGMAN JT TEN	325,000	1.76%	325,000	(2)	0	0

57

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering (1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
KF BUSINESS VENTURES, LP	650,000	3.51%	650,000	(2) (17)	0	0
PATRICK T. LEE	32,500	*	32,500	(2)	0	0
CLAUDE M. MCQUARRIE III	16,250	*	16,250	(2)	0	0
ERNEST W. MOODY REVOCABLE TRUST UAD 01/14/09 ERNEST W MOODY TTEE	975,000	5.25%	975,000	(2)	0	0
PETER A. MORGAN REVOCABLE TRUST UAD 12/22/87 PETER MORGAN TTEE	32,500	*	32,500	(2)	0	0
STEVEN M. NELSON	8,125	*	8,125	(2)	0	0
THE OAKS FAMILY LLC	162,500	*	162,500	(2) (18)	0	0
OSPREY I, LLC	24,375	*	24,375	(2) (19)	0	0
WILLIAM C. PURDON & DEBRA B PURDON JT TEN	9,750	*	9,750	(2)	0	0
MARC ROTTER	8,125	*	8,125	(2)	0	0
KENNETH RUDES GRANDCHILDREN TRUST UAD 02/27/03 LISA RUDES SANDEL TTEE	40,625	*	40,625	(2)	0	0
LESLIE RUDES GRANDCHILDREN TRUST UAD 02/27/03 LISA RUDES SANDEL TTEE	40,625	*	40,625	(2)	0	0
LISA RUDES GRANDCHILDREN TRUST UAD 02/13/03 LISA RUDES SANDEL TTEE	40,625	*	40,625	(2)	0	0
LISA SANDEL GRANDCHILDREN TRUST UAD 09/03/08 ALEX SANDEL TTEE	40,625	*	40,625	(2)	0	0
ALYSON D. SCHLOSSER	8,125	*	8,125	(2)	0	0
HENRY SCOVERN & LAURA PAKAROW TEN ENT	12,513	*	12,513	(2)	0	0
SHAMUS, LLC	975,000	5.25%	975,000	(2) (20)	0	0
DENNIS SHASHA	48,750	*	48,750	(2)	0	0
GRAHAM R. SMITH	16,250	*	16,250	(2)	0	0
MIN SUN	16,250	*	16,250	(2)	0	0
JAMES W. SWISTOCK	52,000	*	52,000	(2)	0	0
ROBERT E. TRUSKOWSKI	32,500	*	32,500	(2)	0	0
G. JAN VAN HEEK	8,125	*	8,125	(2)	0	0
VIVARI, LTD	24,375	*	24,375	(2) (21)	0	0
KAZUAKI YONEMOTO	26,000	*	26,000	(2)	0	0
ROBERT A. YOST & MARGARET L. YOST LIVING TRUST UAD 09/22/00 ROBERT A. YOST & MARGARET L. YOST TTEES	8,125	*	8,125	(2)	0	0
KEITH ZAR	8,125	*	8,125	(2)	0	0

58

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering (1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
ADVANCED AMBULATORY ANESTHESIOLOGISTS, LLC DEFINED BENEFIT PLAN RICHARD I. STILLMAN TTEE	81,250	*	81,250	(2) (22)	0	0
GILYA ALCHITS	6,500	*	6,500	(2)	0	0
JEFFREY C. ALLARD	8,125	*	8,125	(2)	0	0
IRA FBO BARCLAY M. ARMITAGE	32,500	*	16,250	(2) (15)	0	0
JIM AUKSTUOLIS	26,000	*	26,000	(2)	0	0
THE STANFORD BARATZ REVOCABLE TRUST UAD 09/07/94 STANFORD BARATZ & AMY BARATZ TTEES	8,125	*	8,125	(2)	0	0
HOWARD B. BRODSKY REVOCABLE TRUST OF 1988 UAD 10/24/88 HOWARD BRODSKY BRODSKY TTEE AMD 09/04/12	45,500	*	45,500	(2)	0	0
IRA FBO GEORGE E. CONNIFF PERSHING LLC AS CUSTODIAN ROTH ACCOUNT	16,250	*	16,250	(2)	0	0
DAVID D. DEATKINE JR	16,250	*	16,250	(2)	0	0
PATRICK DECAVAIGNAC & NANCY J. CONNOLY JT TEN	32,500	*	32,500	(2)	0	0
FRANCESCA DIMAGGIO	4,875	*	4,875	(2)	0	0
DJ&J LLC	65,000	*	65,000	(2) (23)	0	0
ADAM T. DROBOT & LUCY S. DROBOT JT TEN	8,125	*	8,125	(2)	0	0
RICHARD DVORAK	5,200	*	5,200	(2)	0	0
ELEVADO INVESTMENTS COMPANY LLC	32,500	*	32,500	(2) (24)	0	0
IRA FBO MARSHALL S. EZRALOW PERSHING LLC AS CUSTODIAN ROTH ACCOUNT	32,500	*	32,500	(2)	0	0
RICHARD FILIP	16,250	*	16,250	(2)	0	0
JACK R. FRANK II	8,125	*	8,125	(2)	0	0
GBS VENTURES INC	9,503	*	9,503	(2) (25)	0	0
J MICHAEL HAMILTON	8,125	*	8,125	(2)	0	0
TIMOTHY P. HANLEY & MONICA HANLEY TEN COM	16,250	*	16,250	(2)	0	0
DANIEL J. HARTUNG & JULIE A. HARTUNG JT TEN	16,250	*	16,250	(2)	0	0
BENJAMIN R. HASTY	8,125	*	8,125	(2)	0	0
IRA FBO THOMAS HUANG PERSHING LLC AS CUSTODIAN	24,375	*	24,375	(2)	0	0

59

	Beneficial Ownership Before Offering				Beneficial Ownership After Offering (1)
	Number of Shares	Percent	Number of Shares Being Offered		Number of Shares	Percent
LIBERTY TRUST COMPANY LTD CUSTODIAN FBO PEDRO VERGNE-MARINI IRA TC 002152	16,250	*	16,250	(2)	0	0
WILLIAM LURIE	8,125	*	8,125	(2)	0	0
IRA FBO STEPHEN R MEYER PERSHING LLC AS CUSTODIAN ROLLOVER ACCOUNT	29,250	*	29,250	(2)	0	0
ROBERT C. MONKS	19,500	*	19,500	(2)	0	0
DAVID Y. NORTON	65,000	*	65,000	(2)	0	0
RICHARD MARTIN REITER	8,125	*	8,125	(2)	0	0
PAUL G. ROBERTS	8,125	*	8,125	(2)	0	0
DYKE ROGERS	32,500	*	32,500	(2)	0	0
JOSHUA SCHEIN 2009 SPEARFISH TRUST UAD 12/28/09 BRANDON SCHEIN & JACLYN T. SCHEIN TTEES	8,125	*	8,125	(2)	0	0
DAVID E. SCHWARTZ	46,800	*	46,800	(2)	0	0
JAMES F. SPALLINO & MARY E. SPALLINO COMM PROP WROS	8,125	*	8,125	(2)	0	0
STEPHENS INC CUSTODIAN FBO JAMES C. GILSTRAP / JAMES C. GILSTRAP IRA	97,500	*	97,500	(2)	0	0
BARRY S. STRAUCH & EVELYN M. STRAUCH JT TEN	32,500	*	32,500	(2)	0	0
TERRENCE E TROY	22,750	*	22,750	(2)	0	0
TRUST OF DAVID BENADERET UAD 01/15/13 DAVID BENADERET TTEE	16,250	*	16,250	(2)	0	0
DAVID R. VICTOR REVOCABLE TRUST UAD 03/29/00 DAVID R. VICTOR TTEE	16,250	*	16,250	(2)	0	0
IRA FBO NEIL H. WASSERMAN PERSHING LLC AS CUSTODIAN ROTH ACCOUNT	8,125	*	8,125	(2)	0	0
PETER ZABOROWSKI & TIFFANY ZABOROWSKI JT TEN	16,250	*	16,250	(2)	0	0
ABGII - USL1 LIMITED	1,625,000	8.67%	1,625,000	(2) (26)	0	0
DAVID ABRAHAM & JOANN ABRAHAM	16,250	*	16,250	(2) (27)	0	0
AVAVODHA, INC	16,250	*	16,250	(2)	0	0
RONALD A. BOWLING	16,250	*	16,250	(2)	0	0
BEN CROWN	32,500	*	32,500	(2)	0	0
JAMES M. DIASIO IRA	22,750	*	3,250	(2) (9)	0	0
PAUL EHRLICH CPA DEFINED BENEFIT PLAN	6,500	*	6,500	(2)	0	0
GEORGE ELEFTHER & KARIN ALEXA ELEFTHER JT TEN	14,625	*	14,625	(2)	0	0
DANIEL B. ERLANGER & BETH L. ERLANGER TEN COM	9,750	*	9,750	(2)	0	0

60

HOSSEIN ESLAMBOLCHI & FARNAZ ESLAMBOLCHI JT TEN	16,250	*	16,250	(2)	0	0
WILLIAM FILON	6,500	*	6,500	(2)	0	0
LEON FRENKEL	24,375	*	24,375	(2)	0	0
THE DIANA & DAVID FRESHWATER LIVING TRUST UAD 01/20/04 DAVID FRESHWATER & DIANA FRESHWATER TTEES	8,125	*	8,125	(2)	0	0
GARFINKLE REVOCABLE TRUST UAD 05/15/08 MORRIS GARFINKLE & STEPHANIE GARFINKLE TTEES	24,375	*	24,375	(2)	0	0
ROBERT GIESEN	11,375	*	11,375	(2)	0	0
JOEL L. HOCHMAN REVOCABLE TRUST UAD 12/08/94 JOEL HOCHMAN TTEE	24,375	*	24,375	(2)	0	0
BOMAN K. NAJMI REVOCABLE TRUST UAD 04/16/13 BOMAN K NAJMI TTEE	16,250	*	16,250	(2)	0	0
DAVID OLSHANSKY	8,125	*	8,125	(2)	0	0
OSI HOLDINGS, LLC	16,250	*	16,250	(2) (28)	0	0
ANDREW LOUIS PERITO	8,125	*	8,125	(2)	0	0
PORTSMOUTH SQUARE INC	16,250	*	16,250	(2) (29)	0	0
TODD A. RATHE	16,250	*	16,250	(2)	0	0
MARK SALMON	8,125	*	8,125	(2)	0	0
SANTA FE FINANCIAL CORP.	16,250	*	16,250	(2) (30)	0	0
DAVID SCHNEIDER	65,000	*	65,000	(2)	0	0
WILLIAM SHEPPARD	16,250	*	16,250	(2)	0	0
LAWRENCE I. SILVERSTEIN	8,125	*	8,125	(2)	0	0
THE INTERGROUP CORPORATION	32,500	*	32,500	(2) (31)	0	0
KIM H TIETZ	8,125	*	8,125	(2)	0	0
STEVEN J. VALKO	9,750	*	9,750	(2)	0	0
IRA FBO JOHN V. WINFIELD PERSHING LLC AS CUSTODIAN	16,250	*	32,500	(2)	0	0
TROYGOULD PC	36,994	*	36,994	(32)	0	0
FICKSMAN FAMILY TRUST, DAVID FICKSMAN & MAXINE FICKSMAN, TTEES	32,500	*	32,500	(33)	0	0
CRANSHIRE CAPITAL MASTER FUND LTD.	48,750	*	48,750	(2) (34)	0	0
EQUITEC SPECIALISTS LLC	16,250	*	16,250	(2) (35)	0	0

_______________

* Less than 1%

(1)	Assumes the selling securityholder sells all of the shares of common stock included in this prospectus.
(2)	Represents shares of our common stock and shares of our common stock issuable upon exercise of warrants, of which 77% is shares of our common stock and 23% is shares of our common stock issuable upon exercise of warrants.
(3)	Randall J. Repp has voting and investment power over the securities.
(4)	Andrew Cader, Managing Member, has voting and investment power over the securities..
(5)	James Ramo, President of Allenwood Ventures, Inc., has voting and investment powers over the securities.
(6)	R. K. Ahuja, CEO of ARZT LLC, has voting and investment powers over the securities.
(7)	Robert L. Bahr, Trustee of the General Partner, has voting and investment powers over the securities.
(8)	Jeffrey Enslin and James Bergin, Managers of BES Investments LLC, have voting and investment powers over the securities.
(9)	James M. Diasio owns a total of 19,500 shares of our common stock and shares of our common stock issuable upon exercise of warrants directly in his name and a total of 3,250 shares of common stock and shares of our common stock issuable upon exercise of warrants in the James M. Diasio IRA account also listed in this prospectus. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.
(10)	Bryan Ezralow has voting and investment powers over the securities.
(11)	Bryan Ezralow has voting and investment powers over the securities.

61

(12)	Michael J. Morocco, Managing Member, has voting and investment powers over the securities.
(13)	Patricia J. Jordan, Chief Manager, has voting and investment powers over the securities.
(14)	Jeffrey Stonberg, President of Stonberg Holding Corp, general partner of Marketplace Lofts Limitted Partnership, has voting power investment powers over the securities.
(15)	Barclay M. Armitage owns a total of 16,250 shares of our common stock and shares of our common stock issuable upon exercise of warrants directly in his name and a total of 16,250 shares of common stock and shares of our common stock issuable upon exercise of warrants in the IRA FBO Barclay M. account also listed in this prospectus. Beneficial ownership after offering assumes that all of the related parties in this footnote will sell all of the shares covered by this prospectus.
(16)	Michael S. Wallace, Maging Member, has voting and investment powers over the securities.
(17)	Robert Kopple, President of Kopple Financial, Inc., general partner of KF Business Ventures, LP, has voting and investment powers over the securities.
(18)	Robert Kargman, Managing Partner, has voting and investment powers over the securities.
(19)	Dale Burns, Manager of Osprey I, LLC, has voting and investment powers over the securities.
(20)	David E. Smith, President of Coast Asset Management, LLC, who is trading advisor to Shamus LLC, has voting and investment powers over the securities.
(21)	Richard Jackson, President of Vivari, Ltd., has voting and investment powers over the securities.
(22)	Richard Stillman, Trustee of Advanced Ambulatory Anesthesiologists, LLC DBP, has voting and investment powers over the securities.
(23)	David Victor, Manager of DJ&J LLC, has voting and investment powers over the securities.
(24)	Marc Ezralow, Trustee of the Ezralow Family Trust, who is Managing Member of Elevado Investments Company LLC, has voting and investment powers over the securities.
(25)	George Salem, President of GBS Ventures, Inc., has voting and investment powers over the securities.
(26)	Chun Ka-Yee Angela, Director of ABG II-USL1 Limited, has voting and investment powers over the securities.
(27)	Mark Ast, President of Avavodha, Inc., has voting and investment powers over the securities.
(28)	Kevin P. McCarthy, Principal Member of OSI Holdings, LLC, has voting and investment powers over the securities.
(29)	John V. Winfield, President & CEO of Portsmouth Square, Inc., has voting and investment powers over the securities.
(30)	John V. Winfield, President & CEO of Santa Fe Financial Corp, has voting and investment powers over the securities.
(31)	John V. Winfield, President & CEO of The Intergroup Corporation, has voting and investment powers over the securities.
(32)	Represents 28,457 shares of our common stock and 8,537 shares of our common stock issuable upon exercise of warrants. Sanford J. Hillsberg, Managing Partner, has voting and investment powers over the securities.
(33)	Represents 25,000 shares of our common stock and 7,500 shares of our common stock issuable upon exercise of warrants. David Ficksman, as trustee, has voting and investment powers over the securities.
(34)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.

CCA is also the investment manager for managed accounts for Equitec Specialists, LLC (“Equitec”) and CCA has voting control and investment discretion over securities held in the managed accounts for Equitec. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of an additional 12,500 shares of common stock owned by Equitec and 3,750 shares of common stock that are issuable upon exercise of warrants held owned by Equitec.

(35)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of a managed account for Equitec Specialists, LLC (“Equitec”) and has voting control and investment discretion over securities held in by Equitec in such managed account. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Equitec in such managed account.

CCA is also the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”). Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund, that are described in footnote 34.

Equitec is an affiliate of a broker-dealer. Equitec acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares and warrants described herein, Equitec did not have any arrangements or understandings with any person to distribute such securities

The information in the above table is as of the date of this prospectus. Information concerning the selling securityholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

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Relationships with Selling Stockholders

All stockholders, other than those discussed below, are investors who acquired their securities in the Private Placement and who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

Maxim Group, LLC acted as placement agent in the Private Placement. As compensation for its services, Maxim Group, LLC received warrants to purchase 927,069 shares of common stock and $3,558,274 of cash compensation. All of the shares of common stock underlying the foregoing warrants are not included in this prospectus.

David Ficksman, one of the trustees of the Ficksman Family Trust, is a member at TroyGould PC, a law firm. TroyGould PC, since 2004 has acted as our corporate/securities law firm. TroyGould PC and the Ficksman Family Trust received shares of common stock and Warrants in connection with the Private Placement as part of a settlement of outstanding amounts due to TroyGould PC and are selling stockholders.

The information in the above table is as of the date of this prospectus. Information concerning the selling stockholder may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, which used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

63

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

64

DESCRIPTION OF SECURITIES

The following is a summary of all material characteristics of our capital stock as set forth in our amended and restated articles of incorporation and bylaws, as amended. Copies of these documents are filed or incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part.

We are presently authorized to issue 1,000,000,000 shares of $0.001 par value common stock and 50,000,000 shares of $0.001 par value preferred stock. As of the date of this prospectus, we had 9,464,340 shares of common stock issued and outstanding and no shares of Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Warrants

Each Warrant issued in the Private Placement entitles the holder thereof to purchase 0.3 of the number of shares of common stock purchased by such investor in the Private Placement. The Warrants are exercisable in whole or in part, at an initial exercise price per share of $4.80 for a period of four years from the date of grant, and may be exercised in a cashless exercise if there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant shares. The exercise price and number of shares of common stock issuable under the Warrants are subject to adjustments for stock dividends, splits, combinations and similar events. The Warrants may be exercised at any time upon the election of the holder, beginning on the date of issuance and ending on the fifth anniversary of the date of issuance.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months, including persons who may be deemed our “affiliates,” as that term is defined under the Securities Act, would be entitled to sell such securities. Sales under Rule 144 are subject to the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least one year, would be entitled under Rule 144 to sell such shares without regard to any limitations under Rule 144.

As of the date of this prospectus, approximately 12,775,549 of our outstanding shares of common stock are or will be eligible for public resale under Rule 144. The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

Transfer Agent

Our transfer agent currently is Registrar and Transfer Company, 10 Commerce Drive, Cranford NJ 07016-3572, 1-800-866-1340.

65

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation provide to the maximum extent permitted under applicable law, there shall be no personal liability of a director or an officer to this corporation or its stockholders for damages for breach of fiduciary duty as a director or an officer. Our bylaws and Amended and Restated Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director or officer of this company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director or officer, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. The rights accruing to any person under our bylaws and Amended and Restated Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Amended and Restated Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling this company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

TroyGould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. TroyGould PC and one member of that firm beneficially own in the aggregate 53,457 shares and warrants to acquire 16,037 shares of our common stock, all of which shares are covered by this registration statement. The beneficial ownership of our shares described above includes all warrants that may be exercised within 60 days from the date of this prospectus.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2013 and December 31, 2012 have been audited by Goldman Kurland and Mohidin LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of that contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed or incorporated by reference as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.restorgenex.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

66

RestorGenex Corporation

Index to Financial Statements

Financial Statements for the Years Ended December 31, 2013 and 2012:

Unaudited Financial Statements for the Three Months Ended March 31, 2014

Balance Sheets as of December 31, 2013 and March 31, 2014 (unaudited)	F-27
Statements of Operations for the Three Months Ended March 31, 2014 (unaudited) and 2013 (unaudited)	F-28
Statements of Cash Flows for the Three Months Ended March 31, 2014 (unaudited) and 2013 (unaudited)	F-29
Notes to Unaudited Condensed Financial Statements	F-30

67

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

RestorGenex Corporation

Los Angeles, California

We have audited the accompanying consolidated balance sheets of RestorGenex Corporation (“Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity/(deficit) and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  Our audits considered internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RestorGenex Corporation as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements were prepared assuming RestorGenex Corporation will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, RestorGenex Corporation has suffered recurring losses and has negative cash flow from operations. These conditions raise substantial doubt as to the ability of RestorGenex Corporation to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from such uncertainty.

/s/ Goldman Kurland and Mohidin LLP

Goldman Kurland and Mohidin LLP

Encino, California

April 15, 2014

F-1

RESTORGENEX CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012

ASSETS

Current assets
Cash and equivalents	$254,964	$312,093
Receivable from former officer, net	2,020	71,946
Prepaid expenses and deposits	2,741,299	77,599
Total current assets	2,998,283	461,638

Property and equipment, net	11,262	49,038
Intangible assets	7,691,682	–
Goodwill	7,642,825	1,935,621
Total assets	$18,344,052	$2,446,297

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$1,520,206	$1,203,382
Deferred salary	571,328	1,152,933
Accrued interest	89,472	213,260
Accrued preferred stock dividends	–	733,840
Other accrued expenses and liabilities	1,697,714	1,683,508
Payable to officer and former officer	156,358	211,358
Rent liability for facilities no longer occupied	1,121,495	1,260,645
Notes payable	1,867,002	4,004,103
Obligation to issue stock for transfer of liabilities	1,854,743	–
Derivative liability	–	10,389,607
Total current liabilities	8,878,318	20,852,636

Long-term liability - deferred taxes on acquisition	3,000,576	–

Commitments and contingencies

Shareholders' surplus/(deficit)
Series C 10% Preferred Stock, $0.001 par value: 1,000,000 shares authorized, 0 and 0 shares issued and outstanding	–	–
Series D 10% Preferred Stock, $0.001 par value: 500,000 shares authorized, 0 and 18,999 shares issued and outstanding	–	19
Series E 5% Preferred Stock, $0.001 par value: 10,000 shares authorized; 0 and 9,450 shares issued and outstanding	–	9
Common stock, $0.001 par value: 1,000,000,000 shares authorized; 5,813,785 and 890,837 shares issued and outstanding	5,814	891
Additional paid-in capital	67,390,493	38,329,046
Accumulated deficit	(60,937,550)	(56,717,225)
Total RestorGenex shareholders' surplus/(deficit)	6,458,757	(18,387,260)
Non-controlling interest surplus/(deficit)	6,401	(19,079)
Total shareholders' surplus/(deficit)	6,465,158	(18,406,339)
Total liabilities and shareholders' surplus/(deficit)	$18,344,052	$2,446,297

See accompanying Notes to Financial Statements.

F-2

RESTORGENEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012

Revenues	$71,667	$374,542
Cost of revenues	–	235,803
Gross profit	71,667	138,739

Operating expenses
General, administrative, research and development	2,008,118	4,570,161
Impairment of intangible assets	1,935,621	1,423,844
Warrants, options and stock	4,228,317	3,643,662
Fair value of common stock exchanged for warrants	3,069,792	–
Legal and professional services	1,071,392	2,128,898
Depreciation and amortization	675,757	164,043
Total operating expenses	12,988,997	11,930,608

Loss from operations	(12,917,330)	(11,791,869)

Other (income)/expenses
Fair value of derivative liabilities in excess of proceeds	–	408,501
(Gain)/loss on adjustments to fair value of derivative liability	(8,980,077)	(6,907,748)
Gain on extinguishment of derivative liability	(1,635,967)	–
Other (income)/expenses	(71,631)	379,188
Present value of remaining lease payments for facilities no longer occupied	–	1,010,111
Interest expense	228,294	167,894
Total other income	(10,459,381)	(4,942,054)
Net loss	(2,457,949)	(6,849,815)

Net loss attributed to non-controlling interests	(6,401)	(19,079)
Net loss attributed to RestorGenex Corporation	(2,464,350)	(6,868,894)

Preferred dividends	171,625	497,167
Net loss attributable to RestorGenex Corporation common shareholders	$(2,635,975)	$(7,366,061)

Basic and diluted loss per share	$(1.00)	$(8.16)

Basic weighted average shares outstanding	2,646,603	903,139
Fully-diluted weighted average shares outstanding	2,646,603	1,121,987

See accompanying Notes to Financial Statements.

F-3

RESTORGENEX CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY / (DEFICIT)

			Additional
	Common Stock		Paid-In	Accumulated	Preferred Stock Series
	Shares	Amount	Capital	Deficit	C	D	E	Total
Balance at December 31, 2011	866,571	$867	$33,322,207	$(49,385,387)	$–	$19	$9	$(16,062,285)

Issuance of common stock for cash	4,114	4	144,237	–	–	–	–	144,241
Issuance of Series E preferred stock for cash	–	–	869,999	–	–	–	–	869,999
Stock expense, value of warrants and options	9,000	9	3,284,346	–	–	–	–	3,284,355
Conversion of preferred to common stock	16,667	17	(17)	–	–	–	–	–
Stock for services	7,000	7	1,588,236	–	–	–	–	1,588,243
Cancellation and reissue of shares, net	(213)	–	–	–	–	–	–	–
Reduction in shares accrued for issuance	(21,613)	(22)	22	–	–	–	–	–
Shares issued in settlement of contract	7,861	8	117,910	–	–	–	–	117,918
Shares issued as dividends on preferred stock	1,450	1	(1)	–	–	–	–	–
Adjustments related to acquisition of ProElite	–	–	2,106	(482,023)	–	–	–	(479,917)
Derivative liability	–	–	(999,999)	–	–	–	–	(999,999)
Net loss	–	–	–	(6,849,815)	–	–	–	(6,849,815)
Balance at December 31, 2012	890,837	$891	$38,329,046	$(56,717,225)	$–	$19	$9	$(18,387,260)

Issuance of common stock for cash	142,501	143	427,358	–	–	–	–	427,501
Stock expense, value of warrants and options	–	–	4,527,067	–	–	–	–	4,527,067
Payment of preferred stock dividends with common stock	4,202	4	99,789	–	–	–	–	99,793
Conversion of Series D Preferred to common stock	11,611	12	(12)	–	–	(19)	–	(19)
Conversion of Series E Preferred to common stock	1,575,000	1,575	(1,575)	–	–	–	(9)	(9)
Conversion of debt to common stock	576,331	577	2,915,922	–	–	–	–	2,916,500
Conversion of warrants to common stock	1,023,264	1,023	(1,023)	–	–	–	–	–
Shares issued in settlement of contract	2,000	2	31,998	–	–	–	–	32,000
Remove accrued dividends for Series E extinguishment	–	–	802,994	–	–	–	–	802,994
Remove accrued interest for notes exchanged for stock	–	–	63,602	–	–	–	–	63,602
Shares issued as part of board compensation	(6,827)	(8)	41,757	–	–	–	–	41,749
Fair value charge for warrants retired	–	–	3,069,792	–	–	–	–	3,069,792
Adjustments related to ProElite	–	–	942,600	(1,584,350)	–	–	–	(641,750)
Shares issued for acquisition	1,150,116	1,150	12,420,099	–	–	–	–	12,421,249
Issuance of shares for advisory agreements	243,250	243	3,231,482	–	–	–	–	3,231,725
Shares issued as fee	1,500	2	10,498	–	–	–	–	10,500
Issuance of shares to third party for assumption of liabilities	200,000	200	479,099	–	–	–	–	479,299
Net loss	–	–	–	(2,635,975)	–	–	–	(2,635,975)
Balance at December 31, 2013	5,813,785	$5,814	$67,390,493	$(60,937,550)	–	–	–	$6,458,757

See accompanying Notes to Financial Statements.

F-4

RESTORGENEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(2,457,949)	$(6,849,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	675,757	164,043
Impairment of intangible assets	1,935,621	1,423,844
Fair value of derivative liabilities in excess of proceeds	–	408,501
(Gain)/loss on adjustments to fair value of derivative liability	(8,980,077)	(6,907,748)
Gain on extinguishment of derivative liability	(1,635,967)	–
Warrants, options and stock	4,228,317	3,643,662

Fair value of common stock exchanged for warrants	3,069,792	–
Note issued for services	50,000	–
Stock issued for services	262,813	130,000
Non-cash gain on reversal of liabilities	–	79,188
Increase / (decrease) in:
Receivable from former officer and director	69,926	71,946
Prepaid expenses and deposits	–	(9,903)
Advances to acquisition	–	(50,000)
Accounts payable	316,824	414,361
Deferred salary	(581,605)	1,152,933
Accrued interest	(123,788)	559,694
Rent liability for facilities no longer occupied	–	1,260,645
Accrued expense for potential property damage	–	300,000
Estimated cost of vendor settlement	–	300,000
Obligation to issue stock	1,854,743	–
Other accrued expenses and liabilities	130,963	(401,834)
Net cash used in operating activities	(1,184,630)	(4,310,483)

Cash flows from financing activities:
Proceeds on notes payable	700,000	3,483,103
Increase in payables to officers and a director	–	27,195
Proceeds from issuance of common stock	427,501	143,829
Proceeds from issuance of preferred stock	–	870,000
Net cash provided by financing activities	1,127,501	4,524,127
Decrease in cash and equivalents	(57,129)	213,644

Cash and equivalents, beginning of period	312,093	98,449

Cash and equivalents, end of period	$254,964	$312,093

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$–	$–
Cash paid during the period for income taxes	$–	$–

See accompanying Notes to Financial Statements.

F-5

RESTORGENEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

1.     Business

On March 14, 2008, pursuant to an Agreement and Plan of Merger dated August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 49,500,000 shares of its common stock for all issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”). In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. (“Company,” “Stratus,” or “SMDI”). PSEI, a California corporation, was organized on November 23, 1998. PSEI acquired the business of Stratus White, LLC (“Stratus White”) in August 2005.

In June 2011, the Company acquired shares of Series A Convertible Preferred Stock of ProElite, Inc., a New Jersey corporation (“ProElite” or “PEI”), that organized and promoted mixed martial arts (“MMA”) matches. These holdings of Series A Convertible Preferred Stock provide the Company voting rights on an as-converted basis equivalent to a 95% ownership in ProElite.

On March 7, 2014, the Company effected a reverse stock split 1 to 100 with respect to its Common Stock and the Company changed its corporate name from Stratus Media Group, Inc. to RestorGenex Corporation, a biopharmaceutical company. All stock numbers herein are post reverse split.

Effective September 30, 2013, Stratus entered into an Agreement and Plan of Merger with Canterbury Acquisition LLC, a wholly owned subsidiary of the Company, Hygeia Acquisition, Inc., a wholly-owned subsidiary of the Company, Canterbury Laboratories, LLC (“Canterbury”), Hygeia Therapeutics, Inc. (“Hygeia”) and Yael Schwartz, Ph.D., as Holder Representative, pursuant to which Stratus will acquire all of the capital stock of Canterbury and Hygeia (the “Mergers”) with Canterbury and Hygeia becoming wholly-owned subsidiaries of Stratus. The consideration for the Mergers was the issuance by Stratus of an aggregate of 1,150,116 restricted shares of Stratus common stock issued to the stakeholders of Canterbury and Hygeia. Closing of the Mergers occurred on November 18, 2013 and is subject to rescission if Stratus has not raised $7.5 million or more in gross financing proceeds by April 30, 2014.

Canterbury and Hygeia (the “Canterbury Group”) are related companies engaged in the development of cosmeceuticals that revitalize hormonally-aged skin and hair in women over the age of 45. Cosmeceuticals are the latest addition to the health industry and are sometimes described as cosmetic products with “drug-like benefits.” Generally, cosmeceuticals are products sold over-the-counter, without the regulatory requirement of FDA approval. The Canterbury Group has an exclusive license with Yale University to develop and market 23 synthetic estrogenic ingredients for the treatment of aging skin and four classes of anti-androgenic ingredients for hair loss, excess facial hair, seborrhea and acne. The license from Yale covers 24 patent-protected compounds under U.S. Patent 7,015,211 “Estradiol 15-α-Carboxylic Acid Esters as Locally Active Estrogens,” U.S. Patent 6,476,012 “Estradiol 16-alpha Carboxylic Acid Esters as Locally Active Estrogens” and U.S. Patent 8,552,061 “Locally active "soft" antiandrogens” (“Yale Patents”).

The acquisition of Canterbury and Hygeia was the first step in the Company’s plan to reposition itself as a life sciences company. The total consideration was $12,421,249 for 1,150,116 shares of common stock at the market value of $10.80 as of the execution of the Merger Agreements on September 30, 2013. Based on the valuation of the Yale Patents of $7,779,000, $4,642,249 of the purchase price was allocated to goodwill, which is not tax deductible. The book value of the Yale Patents at the time of purchase was $132,571, giving rise to a gain of $7,646,429. When tax effected at a combined U.S. Federal and California taxe rate, the net result of this gain is a deferred tax liability of $3,058,572. Total goodwill of $7,642,825 as of December 31, 2013 consists of the $4,642,249 initial allocation of the purchase price, plus the deferred tax liability of $3,000,576 plus net assets acquired of $190,567. For 2013, additional expenses for Canterbury and Hygeia of $138,320 after the Mergers were included in the consolidated loss attributable to RestorGenex shareholders for 2013 of $2,635,975 and there were no revenues for Canterbury and Hygeia following the Mergers.

Hygeia is a Delaware Corporation, based in Holden, Massachusetts was incorporated in November 2005 and was formerly known as Orcas Therapeutics, Inc. Canterbury is a Delaware Limited Liability Company that was formed in October 2011 and began operations in February 22, 2012. Initially, Canterbury was a wholly-owned subsidiary of Hygeia and shareholders of Hygeia currently own 94% of Canterbury.

On March 3, 2014, the Company entered into an Agreement and Plan of Merger with Paloma Acquisition, Inc., a wholly owned subsidiary of the Company, Paloma Pharmaceuticals, Inc. (“Paloma”) and David Sherris, Ph.D., as founding stockholder and Holder Representative pursuant to which the Company agreed to acquire all of the capital stock of Paloma with Paloma becoming a wholly owned subsidiary of the Company. On March 28, 2014, the merger with Paloma was closed and the Company issued an aggregate of 2,500,000 post-reverse stock split common shares to the holders of Paloma Common Stock and its derivative securities and assumed promissory notes of Paloma in the aggregate amount (principal and interest) currently of approximately $1,130,500 to be paid on the first anniversary of the closing of the Paloma merger. The merger with Paloma is subject to rescission if the Company has not raised gross proceeds of at least $7.5 million by May 27, 2014.

F-6

Also on March 3, 2014, the Company entered into an Agreement and Plan of Merger with VasculoMedics Acquisition, Inc., a wholly owned subsidiary of the Company, VasculoMedics, Inc. (“VasculoMedics”) and Dr. Sherris pursuant to which the Company agreed to acquire all of the capital stock of VasculoMedics with VasculoMedics becoming a wholly owned subsidiary of the Company. The VasculoMedics Merger was concurrently closed with and as a condition to the closing of the Paloma Merger on March 28, 2013, with the Company issuing an aggregate of 220,000 post-reverse stock split common shares to the VasculoMedics stockholders.

Both Paloma and Vasculomedics are Delaware corporations and both are based in Jamaica Plain, Massachusetts. Paloma was founded in January 2005 and VasculoMedics was founded in November 2007.

Paloma has developed a non-steroidal, synthetic, small molecule drug library for dermatology (psoriasis, atopic dermatitis, rosacea, actinic keratosis, keloid and hypertrophic scarring, Dupuytren’s disease, bullous blistering diseases), ocular disease, cancer, pulmonary fibrosis, CNS (Huntington’s disease and infantile spasm, a form of childhood epilepsy), biodefense and anti-viral application. The lead product, P529, targets and inhibits the PI3K/Akt/mTOR signal transduction pathway, specifically as a first-in-class allosteric, dual TORC1/TORC2 dissociative inhibitor.

VasculoMedics was founded as a platform epigenetic company to develop orally available small molecular inhibitors of zinc finger transcription factors. Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology.

2.     Going Concern

The Company has suffered losses from operations and, without additional capital, currently lacks liquidity to meet its current obligations. The Company had net losses for 2013 and 2012 of $2,635,975 and $7,366,061, respectively. As of December 31, 2013, the Company had negative working capital of $5,880,035 and an accumulated deficit of $60,937,550. The Company had a total of $667,002 of promissory notes that were in default as of December 31, 2013. Unless additional financing is obtained, the Company may not be able to continue as a going concern. In 2013, the Company raised $700,000 through the issuance of two promissory notes and $427,501 through the sale of common stock. In 2012, the Company raised $870,000 through issuance of preferred stock, $143,829 through the issuance of common stock and received $3,483,103 through issuance of promissory notes. The Company is seeking additional capital in connection with current and potential acquisitions. However, due to the current economic environment and the Company’s current financial condition, there can be no assurance that adequate capital will be available when needed and on acceptable terms.

The financial statements were prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result if the Company is unable to continue as a going concern.

3.     Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The balance sheets at December 31, 2013 and December 31, 2012 and the income statements for the years ended December 31, 2013 and 2012 consolidate the accounts of PEI, Canterbury and Hygeia reflecting the acquisition of these entities (see Note 19). All significant intercompany balances were eliminated in consolidation.

Basic and Diluted Earnings/(Loss) Per Share (“EPS”)

Basic EPS is computed by dividing the income/(loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares were converted into common stock. Dilution is computed by applying the if-converted method for the outstanding convertible preferred shares. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

F-7

For purposes of calculating EPS, the number of common shares on December 31, 2012 did not include 281,667 shares of common stock issuable upon conversion by the holders of Series E Preferred. These conversion shares were not included in the EPS calculation because they were antidilutive given the losses by the Company for the year ended December 31, 2012. As of June 30, 2013 the Series E Preferred had been extinguished and the basic and fully-diluted shares are the same from that point forward and the number of shares used for basic and fully-diluted EPS calculations in 2013 are the same.

Non-controlling Interest

The Company follows Accounting Standards Codification (“ASC”) Topic 810 “Consolidation,” which governs the accounting for and reporting of Non-Controlling Interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs be treated as a separate component of equity, not as a liability, that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The net income (loss) attributed to the NCI is separately designated in the accompanying statements of operations and other comprehensive income (loss). Losses attributable to the NCI in a subsidiary may exceed the NCI’s interests in the subsidiary’s equity. The excess attributable to the NCI is attributed to those interests. The NCI shall continue to attribute its share of losses even if that attribution results in a deficit NCI balance.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from such estimates and assumptions.

Derivative Liabilities

On May 24, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which the Company sold 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (“Original Series E”), the terms of which are set forth in the Certificate of Designations of Series E Preferred Stock (the “Certificate”), for $1,000 per share, or $8,700,000. In October 2012, the Company sold 1,000 shares of Series E for $1,000,000 (“New Series E”). The Original Series E and New Series E together are referred to herein as “Series E.”

These Series E contained “full ratchet-down” liquidity protection, which provided that if the Company issues securities for less than the existing conversion price for the Series E Preferred Stock or the strike price of the Series E warrants, then the conversion price for Series E Preferred Stock will be lowered to that lower price. Also, the strike price for Series E warrants would be decreased to that lower price and the number of Series E warrants would be increased such that the product of the original strike price times the original quantity equals the lower strike price times the higher quantity.

Subsequent to the issuance of this Series E, the Company determined that the warrants for these financings included certain embedded derivative features as set forth in ASC Topic 815 “Derivatives and Hedging,” (“ASC 815”) and that this conversion feature of the Series E was not an embedded derivative because this feature was clearly and closely related to the host (Series E) as defined in ASC 815. These derivative liabilities were initially recorded at their estimated Fair Value (“FV”) on the date of issuance and were subsequently adjusted each quarter to reflect the estimated FV at the end of each period, with any decrease or increase in the estimated FV of the derivative liability for each period being recorded as other income or expense. Since the value of the embedded derivative feature for the related warrants was higher than the value of both Series E transactions, there was no beneficial conversion feature recorded for either transaction, and the excess of the value of the embedded derivative feature over the value of the transaction was recorded in each period on the Statement of Operations as a separate line item.

The FV of these derivative liabilities was calculated using the Black Scholes pricing model that was based on the closing price of the common stock, the strike price of the underlying instrument, the risk-free interest rate for the applicable remaining life of the underlying instrument (i.e., the U.S. treasury rate for that period) and the historical volatility of the Company’s common stock. These FV results were extremely sensitive to all these input variables, particularly the closing price of the company’s common stock and the volatility of the Company’s common stock. Accordingly, the FV of these derivative liabilities was subject to significant changes.

The Series E and related warrants were extinguished in May 2013 when the Series E and related warrants were exchanged for common stock, at which time the derivative liability was extinguished.

F-8

Allowance for Uncollectible Receivables

Accounts receivable are recorded at their face amount, less an allowance for doubtful accounts. We review the status of our uncollected receivables on a regular basis. In determining the need for an allowance for uncollectible receivables, we consider our customers financial stability, past payment history and other factors that bear on the ultimate collection of such amounts.

Cash Equivalents

We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Our financial instruments include cash and equivalents, receivables, accounts payable and accrued liabilities. The carrying amounts of financial instruments approximate FV due to their short maturities.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. We record depreciation using the straight-line method over the following estimated useful lives:

Equipment	3 – 5 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Lesser of lease term or life of improvements

Goodwill and Intangible Assets

Intangible assets as of December 31, 2013 consisted of goodwill and intangible assets related to the acquisition of Canterbury and Hygeia in November 2013. Goodwill as of December 31, 2012 was related to goodwill for ProElite that we acquired in June 2011 but suspended development of this business in June 2013. Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. We apply ASC Topic 350 “Goodwill and Other Intangible Assets,” which requires allocating goodwill to each reporting unit and testing for impairment using a two-step approach.

The Company reviewed the value of intangible assets and related goodwill as part of its annual reporting process, which occurs in February or March of each year. In between valuations, the Company conducted additional tests to determine if circumstances warranted additional testing for impairment. The Company decided to suspend development of its ProElite business as of June 30, 2013 and the goodwill was considered to be fully impaired at that time.

To review the value of intangible assets and related goodwill as of December 31, 2013, the Company followed ASC Topic 350 “Intangibles-Goodwill and Other” and first examined the facts and circumstances for each event or business to determine if it was more likely than not that an impairment had occurred. If this examination suggested it was more likely that impairment had occurred, the Company then compared discounted cash flow forecasts related to the asset with the stated value of the asset on the balance sheet. The objective was to determine the value of each asset to an industry participant who is a willing buyer not under compulsion to buy and the Company is a willing seller not under compulsion to sell. Revenue from goodwill and intangible assets were forecasted based on the assumption they are standalone entities. These forecasts were discounted at a range of discount rates determined by taking the risk-free interest rate at the time of valuation, plus premiums for equity risk to small companies in general, for factors specific to the Company and the business.

As of December 31, 2013, Company Management determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $19,600,000, which was 128% of the $15,334,507 goodwill and intangible assets on the balance sheet as of December 31, 2013. Based on this determination, Company Management concluded that no impairment had occurred as of December 31, 2013.

Income Taxes

The Company utilizes ASC Topic 740 “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

F-9

As of December 31, 2013, the Company had a deferred tax asset of $26,274,933 that was fully reserved and a net operating loss carryforward of $47,728,300 for Federal purposes and $44,482,850 for state tax purposes. The Company will continue to monitor all available evidence and reassess the potential realization of its deferred tax assets.

The net operating loss carry-forwards for 2013 and 2012 begin expiring in 2021 and 2020, respectively. During 2013, the outstanding shares of common stock increased from 890,837 to 5,813,785. The utilization of net operating loss carry-forwards is likely to be limited due to this ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions. The Company recorded a 100% valuation allowance on the deferred tax assets at December 31, 2013 and 2012 because of the uncertainty of their realization.

Stock-Based Compensation

We follow ASC Topic 718 “Share Based Payment,” using the modified prospective transition method. New awards and awards modified, repurchased or cancelled after January 1, 2006 trigger compensation expense based on the FV of the stock option as determined by the Black-Scholes option pricing model. We amortize stock-based compensation for such awards on a straight-line method over the related service period of the awards taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior. We account for equity instruments issued to non-employees in accordance with ASC Topic 718 and EITF Issue No. 96-18. The FV of each option granted is estimated as of the grant date using the Black-Scholes option pricing model.

Advertising

We expense the cost of advertising as incurred. Such amounts have not historically been significant.

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current period. These reclassifications had no effect on the net loss or the shareholder’s deficit.

Recent Accounting Pronouncements

On July 27, 2012, the FASB issued ASC 2012-02 “Intangibles-Goodwill and Other (Topic 350)” Testing Indefinite-Lived Intangible Assets for Impairment. The ASC provides entities with an option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired.  If an entity concludes that it is more than 50% likely that an indefinite-lived intangible asset is not impaired, no further analysis is required.  However, if an entity concludes otherwise, it would be required to determine the FV of the indefinite-lived intangible asset to measure the amount of actual impairment, if any, as currently required under U.S. GAAP. The ASC is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.  Early adoption is permitted. The adoption of this pronouncement did not have a material impact on our financial statements.

The FASB has issued ASU No. 2013-04, Liabilities (Topic 405), “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 213-11, Income Taxes (Topic 740): “Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists (A Consensus the FASB Emerging Issues Task Force)”. ASU 2013-11 provides guidance on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This amendment is effective for public entities for fiscal years beginning after December 15, 2013 and interim periods within those years. The company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-10

4.     Litigation

In January 2013, the Company signed a term sheet (“Term Sheet”) with an outside financial firm (“Financial Firm”) to have that firm acquire certain portions of the Company’s liabilities to creditors, employees and former employees (“Creditors”). The Financial Firm entered into agreements in July 2013 with such Creditors to acquire $1,865,386 in liabilities (“Liability Settlement”) of the Company and filed a complaint on July 29, 2013 with the Second Judicial Circuit, Leon County, Florida seeking a judgment against the Company for the Liability Settlement. A court order based on this complaint was issued on October 7, 2013. Based on conditions agreed to in the Term Sheet, the Company will settle that judgment by issuing common stock to the Financial Firm. Under an exemption from registration in the SEC regulations, common stock issued pursuant to this court order is tradable without restrictions. This common stock will be issued in tranches such that the Financial Firm will not own more than 9.99% of outstanding shares at any time and will be priced at 80% of average closing bids during such period of time in which the dollar trading volume of the stock is three times the Liability Settlement (“Settlement Period”). The Financial Firm will sell the shares to generate proceeds to pay the Creditors.

Until the Financial Firm repays all the creditors, the Company will have a liability on its balance sheet for the value of amount still owed by the Financial Firm to the creditors plus 20% to recognize the discount stock owed to the Financial Firm. The selling activities of the Financial Firm could put downward pressure on the stock price. As of December 31, 2013, the Company had a liability of $1,854,743 on its balance sheet, which would have required the issuance of 618,248 shares to satisfy this liability given the $3.00 price for the Company’s common stock on that date, or 10.6% of the 5,813,785 shares outstanding at that time. The Financial Firm held a promissory note for $50,000 that was converted into 8,333 shares of common stock on October 3, 2013 and received a fee of 1,500 shares of common stock on October 7, 2013 and both were recorded as consulting fees. An initial tranche of 200,000 shares was issued to the Financial Firm in November 2013 and a subsequent tranche of 150,000 shares was issued in February 2014. In July 2013, the Company received notice that a complaint for property damage had been filed by the Truck Insurance Exchange against the Company for $393,592 related to water damage incurred by a printing company on the ground floor of the Company’s former office space in Los Angeles. This damage is alleged to have occurred in connection with a water leak in the Company’s former office in February 2013. The Company has filed an answer to this complaint that includes, but not be limited to, the defense of culpability of the building’s management in this leak. The Company has a dispute with its insurance carrier at that time regarding coverage for this incident and the Company intends to pursue this dispute to ensure that it had proper insurance coverage at that time. The $300,000 accrued for this issue as of December 31, 2012 was increased to $393,592 in the Company’s financial statements as of June 30, 2013.

5.     Prepaid Expenses

In July 2013, the Company entered into an agreement with Maxim Group LLC to provide general financial advisory and investment banking services to the Company for three years on a non-exclusive basis. Under this agreement, Maxim received common stock equal to 4.99% of the outstanding common stock of the Company as of that date, or 21,025,000 shares of common stock. These shares were valued at $0.15, which was the closing price of the Company’s common stock on the date of the agreement, for a total expense of $3,153,750. This expense is being recognized ratably over the life of the three-year term of the agreement at $262,813 per quarter. As of December 31, 2013, $2,628,125 remained in prepaid expenses.

6.     Receivable From Former Chairman and Chief Executive Officer

Pursuant to an investigation directed by the Company’s Board of Directors (“Board”) in March 2012, it was determined that Paul Feller, the Company’s former chairman and Chief Executive Officer (“CEO”), received $640,000 in December 2010 in connection with a sale of the Company’s common stock he arranged with outside investors and he caused 25,400 shares of common stock to be issued directly by the Company while Mr. Feller kept the cash proceeds (the “European Transactions”). Accordingly, the Company recorded a gross receivable of $640,000 from Mr. Feller in connection with the European Transactions. Mr. Feller resigned from the Company on June 28, 2012. During 2012, it was determined that Mr. Feller kept in his possession a vintage automobile that the Company paid $38,100 for, increasing his receivable to $678,100.

As of December 31, 2012, this receivable of $678,100 was increased by $71,946, which is the value of 3,787 shares owed by Mr. Feller to the Company at the $19.00 closing price of common stock on December 31, 2012, along with $4,622 of personal expenses for Mr. Feller paid with Company funds. This receivable of $754,668 was presented net of the offset of $538,515 of the receivable related to stock issuance (see below), $30,540 of approved business expenses and $113,667 in deferred salary. As of December 31, 2013, this receivable was reduced to $2,020, which is the value of the 673 shares owed by Mr. Feller to the Company at the $3.00 closing price of the Company’s shares as of December 31, 2013.

F-11

These impacts are summarized as follows:

	December 31,	December 31,
	2013	2012
Gross receivable
Sale of Company common stock, net proceeds retained by Mr. Feller	$640,000	$640,000
Value of 3,787 shares of common stock owed by Mr. Feller to the Company valued at December 31, 2012 price of $19.00 and 673 shares valued at December 31, 2013 price of $3.00	2,020	71,946
Vintage automobile retained by Mr. Feller	38,100	38,100
Other	4,622	4,622
Total	684,742	754,668

Offsets to receivable
Deferred salary	(113,667)	(113,667)
Expense reports submitted and approved	(30,540)	(30,540)
Net amount owed	540,535	610,461

Write off receivable based on stock offsets (a)	(538,515)	(538,515)
Net receivable	$2,020	$71,946

Pursuant to a Separation and Release Agreement dated June 28, 2012 and signed by Mr. Feller on August 9, 2012 (“Separation Agreement”), Mr. Feller agreed to waive his rights to any deferred salary prior to October 1, 2011. Accordingly, the amount of deferred salary eligible for an offset to the gross receivable was reduced from $398,790 at December 31, 2011 to $113,667 at December 31, 2012, which is $125,000 in deferred salary between October 1, 2011 and June 28, 2012, less $11,333 paid in salary during that period. In addition, Mr. Feller did not submit expense reports to support the $133,770 of expenses in the time provided for in the Separation Agreement, so that amount was removed as an offset to his receivable as of December 31, 2012.

This offset of the $538,515 receivable from Mr. Feller resulted from the decision by the Company to treat 21,613 shares of stock owed to Mr. Feller from 2008 and 2009 that were approved by the Board but never issued, as having been satisfied when he had the Company issue 25,400 shares of stock in connection with the European Transactions.

The 21,613 shares were due to Mr. Feller as payment for $2,768,652 in accrued salary, interest, vacation and rental payments for 2008, 2009 and prior years, and repayment of $729,439 of outstanding loans made by Mr. Feller to the Company in those periods. The Company is satisfied that it properly recorded and disclosed the 2008 and 2009 transactions in its financial reports filed with the SEC and the only adjustment needed was to reduce shares outstanding as of December 31 2012 by these 21,613 shares. The Company has accrued the employer taxes on this taxable income as of December 31, 2012. While Mr. Feller was owed 21,613 shares from 2008 and 2009, he had the Company issue 25,400 shares related to the European Transactions, leaving a balance due to the Company of 3,787 shares. In consideration for a legal judgment paid by Mr. Feller, the Company agreed to reduce the number of shares of common stock owed by him to the Company from 3,787 shares to 673 shares.

As of December 31, 2013, the Company had recorded an accrued expense of $375,000 pursuant to Mr. Feller’s consulting agreement that provides for $62,500 per quarter through June 30, 2014, subject to certain conditions. These consulting payments were conditioned on the Company raising $2,000,000 of equity and that Mr. Feller provide consulting services under this agreement at the direction of the Company’s board of directors. Given that the Company has not raised this amount of equity and given that Mr. Feller has not provided any consulting services to the Company, the Company elected to reverse this accrued expense, resulting in a gain of $375,000.

7.     Property and Equipment, Net

Property and equipment were as follows:

	December 31,	December 31,
	2013	2012
Computers, peripherals and office machines	$145,245	$147,030
Furniture and fixtures	78,833	73,905
	224,078	220,935
Less accumulated depreciation	(212,816)	(171,897)
Property and equipment, net	$11,262	$49,038

For the years ended December 31, 2013 and 2012, depreciation expense was $40,919 and $26,771, respectively, reflecting accelerated depreciation in 2013 for assets deemed to have shorter useful lives given the Company’s financial situation.

F-12

8.     Goodwill

Goodwill was $7,642,825 at December 31, 2013 and $1,935,621 at December 31, 2012.  Given the Company’s decision as of June 30, 2013 to suspend development of its MMA business, the goodwill for ProElite was considered to be fully impaired as of that date. In accordance with ASC Topic 350, “Intangibles-Goodwill and Other,” the Company’s goodwill is considered to have indefinite lives and were therefore not amortized, but rather is subject to annual impairment tests. As of December 31, 2013, Company Management determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $19,600,000, which was 128% of the $15,334,507 goodwill and intangible assets on the balance sheet as of December 31, 2013. Based on this determination, Company Management concluded that goodwill was not impaired as of December 31, 2013.

9.     Deferred Salary

Capital constraints necessitated that the Company reduce staff starting February 16, 2013 and the Company has not been able to pay employees on a regular basis since that point, resulting in unpaid salaries of $571,328 and $1,152,933 as of December 31, 2013 and December 31, 2012, respectively, net of any advances. During 2013 $1,035,514 of deferred salary liability was transferred to a third party

10.    Other Accrued Expenses and Other Liabilities

Other accrued expenses and other liabilities consisted of the following:

	December 31,	December 31,
	2013	2012
Payroll related	$479,087	$329,191
Estimated damage liability that may not be covered by insurance	393,592	300,000
Estimated settlement with vendor in Europe	–	300,000
Professional fees	110,000	269,710
Accrued board fees	657,934	241,011
Consultant fees	–	133,777
Other	57,101	109,819
	$1,697,714	$1,683,508

The estimated damage liability that may not be covered by insurance was increased to the amount of the legal complaint disclosed in footnote 4 that is related to this amount. The estimated settlement with vendor in Europe was transferred to a third party. As of December 31, 2013, the Company had recorded an accrued expense of $375,000 pursuant to Mr. Feller’s consulting agreement that provides for $62,500 per quarter through June 30, 2014, subject to certain conditions. These consulting payments were conditioned on the Company raising $2,000,000 of equity and that Mr. Feller provide consulting services under this agreement at the direction of the Company’s board of directors. Given that the Company has not raised this amount of equity and given that Mr. Feller has not provided any consulting services to the Company, the Company elected to reverse this accrued consulting liability as of December 31, 2013.

11.     Payable to Officer and Former Officer

The amounts payable to an officer and a former officer pursuant to their employment agreements:

	December 31,	December 31,
	2013	2012
Officer pursuant to employment agreement	$156,358	$156,358
Promissory note to former officer	–	55,000
	$156,358	$211,358

In connection with the 2010 employment agreement for its then Senior Vice President and Chief Operating Officer, the Company owed this former officer $55,000, which is the remaining portion of a promissory note assumed by the Company in connection with this employment agreement. This liability was transferred to a third party during 2013. In connection with the 2010 employment agreement for the Company’s Chief Financial Officer, the Company owes this officer $156,358 for unpaid amounts consisting of consulting fees prior to employment, expenses, salary increases and signing bonus.

F-13

12.     Notes Payable

Notes payable were as follows:

	2013	2012
Notes payable from ProElite to various individuals dated October 20, 2011 with maturity of July 20, 2012, plus interest at 8%, convertible into common stock of ProElite at noteholder's election. Secured by the assets of ProElite. These notes were converted into common stock in November 2013.	$–	$1,063,000

Note payable to a shareholder with original maturity of May 24, 2012, plus interest at 0.19%, that was secured by the assets of ProElite. This note was converted into common stock in May 2013.	–	1,000,000

Note payable from ProElite to one party dated October 19, 2012 with original maturity of October 19, 2013. Bears interest at 7% and was secured by the assets of ProElite. This note was converted into common stock in May 2013.	–	500,000

Note payable to the Company's outside law firm and represents the corporate and litigation fees due as of June 30, 2012. This note originally bore interest at 3% and was due December 31, 2012. Starting on January 1, 2013, this note bears interest at 10%. This note is currently in default.	467,002	486,104

Notes payable to three holders dated May 11, 2012 with original maturity of the earlier of November 11, 2012 and was secured by the assets of the Company. This note was converted into common stock in May 2013.	–	350,000

Notes payable to 11 investors dated July 9, 2012 with maturity date on the earlier of a $2 million capital raise by the company, or February 6, 2013 and bears interest at 8%. $225,000 of these notes were converted by 9 investors to common stock in November 2013. The remaining two notes are currently in default.	50,000	275,000

Notes payable to one holder dated April 4, 2012 with original maturity on October 4, 2012 that was changed to January 4, 2013. This note was converted into common stock in May 2013.	–	249,999

Notes payable to a director of the Company dated March 5, 2013 with maturity on the earlier of September 5, 2013 or receipt by the Company of $200,000 in net proceeds from a private placement of Company securities. This note does not bear interest and is not secured. This note is currently in default.	200,000	–

Note payable to a high-yield fund. This note bears interest at 10% and matures on June 19, 2014. Upon the closing of a financing of at least $7,500,000 on or before the applicable maturity date, this note will be converted into securities issued in such financing at a conversion price equal to 50% of the purchase price per share or unit of the securities. This note is secured by the assets of the Company.	500,000	–

Note payable to the Company's chairman of the board dated August 9, 2013. Bears interest at 7% and matures on August 9, 2014. Contains mandatory conversion into security or securities totaling $10 million or more at the lesser of 50% of the selling price of such securities or the equivalent of $0.04 per share of common stock. This note is secured by the assets of the Company.	500,000	–

Note payable to the Company's chairman of the board dated December 19, 2013. This note bears interest at 10% and matures on June 19, 2014. Upon the closing of a financing of at least $7,500,000 on or before the applicable maturity date, this note will be converted into securities issued in such financing at a conversion price equal to 50% of the purchase price per share or unit of the securities. This note is secured by the assets of the Company.	150,000	–

Note payable to a shareholder dated January 14, 2005, with original maturity of May 14, 2005, plus interest at 10%. Unsecured. This note was written off in June 2013.	–	70,000

Note payable to a shareholder dated February 1, 2005 with original maturity of June 1, 2005, plus interest at 10%. Unsecured. This note was written off in June 2013.	–	10,000
	$1,867,002	$4,004,103

F-14

The notes of $70,000 and $10,000 outstanding as of December 31, 2012 were written off in June 2013 since there have been no actions taken to collect on these notes and the statute of limitations for collecting on these notes has passed. The gain of $80,000 for the writeoff of these notes was reflected in other income for the year ended December 31, 2013.

Interest expense on these notes was $228,294 in 2013 and $167,894 in 2012.

13.     Obligation to issue stock for transfer of liabilities

In January 2013, the Company signed a term sheet (“Term Sheet”) with an outside financial firm (“Financial Firm”) to have that firm acquire certain portions of the Company’s liabilities to creditors, employees and former employees (“Creditors”). The Financial Firm entered into agreements in July 2013 with such Creditors to acquire $1,865,386 in liabilities (“Liability Settlement”) of the Company and filed a complaint on July 29, 2013 with the Second Judicial Circuit, Leon County, Florida seeking a judgment against the Company for the Liability Settlement. A court order based on this complaint was issued on October 7, 2013, resulting in the transfer of these $1,865,386 million of liabilities to the Financial Firm (see Footnote 4 for additional information). Of the amount transferred to the Financial Firm, $1,035,514 was related to deferred salary and paid time off for current and former employees and $829,872 was for amounts owed to vendors.

Based on conditions agreed to in the Term Sheet, the Company will settle that judgment by issuing common stock to the Financial Firm. Under an exemption from registration in the SEC regulations, common stock issued pursuant to this court order is tradable without restrictions. This common stock will be issued in tranches such that the Financial Firm will not own more than 9.99% of outstanding shares at any time and will be priced at 80% of average closing bids during such period of time in which the dollar trading volume of the stock is three times the Liability Settlement (“Settlement Period”). The Financial Firm will sell the shares to generate proceeds to pay the Creditors.

Until the Financial Firm repays all the creditors, the Company will have a liability on its balance sheet for the value of amount still owed by the Financial Firm to the creditors plus 20% to recognize the discount stock owed to the Financial Firm. The selling activities of the Financial Firm could put downward pressure on the stock price. As of December 31, 2013, the Company had a liability of $1,854,743 on its balance sheet, which would have required the issuance of 618,248 shares to satisfy this liability given the $3.00 price for the Company’s common stock on that date, or 10.6% of the 5,813,785 shares outstanding at that time.

The Financial Firm held a promissory note for $50,000 that was converted into 8,333 shares of common stock on October 3, 2013 and received a fee of 1,500 shares of common stock on October 7, 2013 and both were recorded as consulting fees. An initial tranche of 200,000 shares was issued to the Financial Firm in November 2013 and a subsequent tranche of 150,000 shares was issued in February 2014.

14.      Derivative Liabilities

On May 24, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which the Company sold 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (“Original Series E”), the terms of which are set forth in the Certificate of Designations of Series E Preferred Stock (the “Certificate”), for $1,000 per share, or $8,700,000. In October 2012, the Company sold 1,000 shares of Series E for $1,000,000 (“New Series E”). The Original Series E and New Series E together are referred to herein as “Series E.”

These Series E contained “full ratchet-down” liquidity protection that provided that if the Company issues securities for less than the existing conversion price for the Series E Preferred Stock or the strike price of the Series E warrants, then the conversion price for Series E Preferred Stock will be lowered to that lower price. Also, the strike price for Series E warrants were decreased to that lower price and the number of Series E warrants will be increased such that the product of the original strike price times the original quantity equaled the lower strike price times the higher quantity.

Subsequent to the issuance of this Series E, the Company determined that the warrants for these financings included certain embedded derivative features as set forth in ASC Topic 815 and that this conversion feature of the Series E was not an embedded derivative because this feature was clearly and closely related to the host (Series E) as defined in ASC 815. These derivative liabilities were initially recorded at their estimated FV on the date of issuance and were subsequently adjusted each quarter to reflect the estimated fair value at the end of each period, with any decrease or increase in the estimated FV of the derivative liability for each period being recorded as other income or expense. Since the value of the embedded derivative feature for the related warrants was higher than the value of both Series E transactions, there was no beneficial conversion feature recorded for either transaction, and the excess of the value of the embedded derivative feature over the value of the transaction was recorded in each period on the Statement of Operations as a separate line item.

F-15

The fair value of these derivative liabilities was calculated using the Black Scholes pricing model that was based on the closing price of the common stock, the strike price of the underlying instrument, the risk-free interest rate for the applicable remaining life of the underlying instrument (i.e., the U.S. treasury rate for that period) and the historical volatility of the Company’s common stock. These fair value results were extremely sensitive to all these input variables, particularly the closing price of the company’s common stock and the volatility of the Company’s common stock. Accordingly, the fair value of these derivative liabilities were subject to significant changes.  During 2013, the Series E and related warrants were converted into common stock and extinguished and the company recorded a gain of $8,980,077 on the decrease in fair value for the derivative security and recorded a gain of $1,635,967 on extinguishment of the derivative liability.

The following assumptions were used to calculate the Black Scholes values of this derivative liability as of the measurement dates of March 31, 2013 and as of May 6, 2013. The fair value of the underlying common stock was based on the sale of 139,166 shares of common stock at $3.00 by the Company during 2013.

Estimated fair value of underlying common stock	$3.00
Remaining life in years	3.05 - 3.15
Risk-free interest rate	0.35% - 0.38%
Expected volatility	141% - 142%
Dividend yield	–

15.     Shareholder’s Equity

Common Stock

Following a majority vote of shareholders to approve, an information statement was distributed to shareholders of record as of June 30, 2013. After the appropriate waiting period after such mailing, the authorized number of shares was increased from 500,000,000 to 1,000,000,000 in August 2013. During the 2013, the Company issued a total of 4,922,948 shares of Common Stock, resulting in an increase in outstanding shares from 890,836 shares as of December 31, 2012 to 5,813,785 shares as of December 31, 2013:

Number of Common Shares
Balance at December 31, 2012	890,837

Conversion of Series E Preferred to common stock	1,575,000
Shares issued for acquisition	1,150,116
Conversion of warrants to common stock	1,023,264
Conversion of debt to common stock	576,331
Issuance of shares for advisory agreements	243,250
Issuance of shares to third party for assumption of liabilities	200,000
Issuance of common stock for cash	142,501
Other	12,486
Balance at December 31, 2013	5,813,785

Series C 10% Preferred Stock

There were no shares of Series C 10% Preferred Stock outstanding as of December 31, 2013 or December 31, 2012.

Series D 10% Preferred Stock

As of December 31, 2013 and 2012, 0 and 18,999 shares of Series D were outstanding, respectively. Each share of Series D sold for $30, could be converted at any time into 0.6 shares of common stock and had voting rights equal to 0.6 shares of common stock. In connection with the issuance of Series D, the Company issued warrants to purchase 1,799 shares of common stock. The warrants have a life of five years to purchase a share of common stock for $100 per share. The Series D had liquidation preference over common stock at a liquidation value equal to its par value of $30 and paid a cumulative dividend of 10% per year. Given the losses recorded by the Company, the stock equivalents related to the Series D are not included in the calculation of earnings per share since the effect of such inclusion would be antidilutive. During 2013, 18,999 shares of Series D were converted into a total of 14,138 shares of common stock: 11,399 shares for direct conversion of the Series D into common stock, 2,528 shares for dividends and 211 shares for the price protection feature.

F-16

Series E 5% Preferred Stock

As of December 31, 2013 and December 31, 2012, there were 0 and 9,450 shares of Series E were outstanding, respectively. On May 6, 2013 all shares of Series E were exchanged for 1,575,000 shares of common stock and were extinguished, thereby removing the “overhang” created by the terms of the Series E that provided for the conversion price into common stock to be reduced to the price of any subsequent financing done at a lower price.

In October 2012, the Company raised $870,000 through the issuance of 1,000 shares of Series E 5% Preferred Stock (“Series E”) and common stock and warrants to purchase shares of common stock at $0.65 to $1.00.  On May 24, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which the Company sold 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (“Original Series E”), the terms of which are set forth in the Certificate of Designations of Series E Preferred Stock (the “Certificate”), for $1,000 per share, or $8,700,000. In October 2012, the Company sold 1,000 shares of Series E for $1,000,000 (“New Series E”). The Original Series E and New Series E together are referred to herein as “Series E”.

In connection with the sale of the Series E, the Company also agreed to issue to the Investors (a) warrants (“A Warrants”) to purchase up to one additional share of Common Stock for each share of Common Stock issuable upon conversion of the Preferred Shares, and (b) warrants (“B Warrants”) to purchase up to 0.50 additional shares of Common Stock for each share of Common Stock issuable upon conversion of the Preferred Shares. The Warrants were exercisable for five years commencing on the date of first issuance. For the Original Series E, exercise price of the A Warrant was $65.00 per share and the B Warrant had an exercise price of $100.00 per share, subject in each case to full ratchet anti-dilution protection.

The Original Series E were adjusted pursuant to the full ratchet anti-dilution protection when $249,999 of notes were issued on April 4, 2012 that contained a $3.00 conversion feature, so that the Original Series E had a conversion price of $3.00 and an exercise price of $3.00 for the warrants. The New Series E were issued with a conversion and exercise price of $30.00 for the warrants. The impact of this ratchet-down provision in April 2012 increased the number of shares that would be issued upon conversion on that date from 211,250 shares of common stock to 281,667 and to increase the number of shares that would be issued upon full exercise of the warrants on that date from 379,750 shares of common stock to 949,667. All of the Series E have been converted into the Company’s common stock.

Stock Options

On March 27, 2013 the Board approved an option to the Company’s CEO to purchase 250,000 shares of common stock at $3.00 and an option to the Company’s General Counsel to purchase 60,000 shares of common stock at $3.00. These options have a five-year life and vested in the three months ended June 30, 2013, resulting in Black Scholes option expense of $824,600 for this quarter. The Black Scholes expense for these March 27, 2013 options was calculated using the following assumptions. The fair value of the underlying common stock was based on the sale of 139,167 shares of common stock at $3.00 by the Company during 2013.

Estimated fair value of underlying common stock	$3.00
Remaining life	5.0
Risk-free interest rate	0.35%
Expected volatility	141%
Dividend yield	–

During 2012, the Company cancelled 46,609 options for employees whose employment had been terminated and granted 23,000 options to Jerold Rubinstein, the Company’s new Chairman of the Board and CEO on June 28, 2012, pursuant to an employment contract, 4,500 options to a director and 3,000 options to an officer. These options have a strike price of $35.00 - $38.00, which were the closing prices of the Company’s common stock on the day of grant and a five-year life. Mr. Rubinstein’s options vest monthly over a 12-month period unless the employment contract is terminated for any reason, at which time the options vest in full. The director’s options vest ratably over a 36-month period, and the officer’s options vest one third at grant, one third after the first year and one third after the second year. The Black Scholes value of these options was $706,250 which is being amortized over the respective vesting periods. The Black Scholes expense for these 2012 options was calculated using the following assumptions. The fair value of the underlying common stock was determined by closing price on the Bulletin Board stock exchange.

Estimated fair value of underlying common stock	$35.00 - $38.00
Remaining life	5.0
Risk-free interest rate	0.69% - 0.80%
Expected volatility	80% - 89%
Dividend yield	–

F-17

The following table sets forth the activity of our stock options to purchase common stock:

	Options Outstanding				Options Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
		Range of	Remaining	Average		Remaining	Average
	Options	Exercise	Life in	Exercise	Options	Life in	Exercise
	Outstanding	Prices	Years	Price	Exercisable	Years	Price
As of December 31, 2011	121,699	$14.00 - $150.00	2.9	$49.00	87,577	2.9	$40.00
Cancelled	(72,763)	–	–	–	(46,610)	–	–
Exercised	–	–	–	–	–	–	–
Granted	30,500	$35.00 - $38.00	4.2	$36.00	16,343	4.2	$36.00
As of December 31, 2012	79,436	$35.00 - $54.00	3.0	$46.00	57,310	2.6	$48.00
Cancelled	–	–	–	–	–	–	–
Exercised	–	–	–	–	–	–	–
Granted	310,000	$3.00	4.2	$3.00	310,000	4.2	$3.00
As of December 31, 2013	389,436	$0.03 - $0.54	3.9	$11.77	367,310	3.9	$11.10

Warrants

During 2013 the Board approved warrants to three financial advisors to purchase 173,917 shares of common stock at $3.00. These warrants have a five-year life and vested immediately, resulting in Black Scholes warrant expense of $462,618. The Black Scholes expense for these March 27, 2013 warrants was calculated using the following assumptions. The fair value of the underlying common stock was based on the sale of 139,167 shares of common stock at $3.00 by the Company during the three months ended June 30, 2013.

Estimated fair value of underlying common stock	$3.00
Remaining life	5.0
Risk-free interest rate	0.35%
Expected volatility	141%
Dividend yield	–

In May 2013 Series E warrants, along with related warrants with similar terms, were exchanged for 1,023,264 shares of common stock and these warrants were extinguished, thereby removing the “overhang” created by the full-ratchet provisions of these warrants that would have increased the number of warrants outstanding and reduced the strike price of these warrants to the price of any subsequent financing done at a lower price. This exchange of common stock for the Series E warrants resulted in a fair value charge of $3,069,792 in 2013. These 1,023,264 shares of common stock were valued at $3.00 per share, which was the price at which the Company sold 139,167 shares during 2013, resulting in the fair value charge for $3,069,792.

During 2012, the Company issued warrants to purchase 50,000 shares of common stock at $30.00 in connection with the sale of 1,000 shares of Series E. The Original Series E were adjusted pursuant to the full ratchet anti-dilution protection when $249,999 of notes were issued on April 4, 2012 that contained a $30.00 conversion feature, so that the Original Series E now has an exercise price of $0.30 for the warrants. The New Series E was issued with an exercise price of $30.00 for the warrants. The Company also issued six five-year warrants to purchase 135,300 shares at $38.00 to $75.00 in connection with consulting and advisory contracts. The Black Scholes value of these warrants is $4,133,690, which is being recognized over the 12 months of the contracts. The Black Scholes expense for these 2012 warrants was calculated using the following assumptions. The fair value of the underlying common stock was determined by closing price on the Bulletin Board stock exchange.

Estimated fair value of underlying common stock	$38.00 - $75.00
Remaining life	5.0
Risk-free interest rate	0.74% - 1.80%
Expected volatility	84% - 132%
Dividend yield	–

F-18

A summary of the warrants:

	Warrants Outstanding				Warrants Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
		Range of	Remaining	Average		Remaining	Average
	Warrants	Exercise	Life in	Exercise	Warrants	Life in	Exercise
	Outstanding	Prices	Years	Price	Exercisable	Years	Price
As of December 31, 2011	595,302	$65.00 - $200.00	3.2	$200.00	595,302	3.2	$200.00
Exercised	–	–	–	–	–	–	–
Ratchet-down impact	569,917	$30.00	–	$30.00	569,917	–	$30.00
Granted	157,633	$30.00 - $75.00	4.3	$38.00	103,883	4.3	–
As of December 31, 2012	1,322,852	$30.00 - $200.00	3.2	$40.00	1,269,102	3.2	$38.00
Exercised	(978,700)	$30.00	–	$30.00	(939,950)	–	$30.00
Ratchet-down impact	–	–	–	–	–	–	–
Granted	173,917	$3.00	4.2	$3.00	173,917	4.2	$3.00
As of December 31, 2013	518,069	$3.00 - $200.00	3.3	$44.07	503,069	3.3	$44.07

16.     Commitments and Contingencies

Office Space Rental

On May 1, 2009, we entered into a lease for 1,800 square feet of office space in Santa Barbara, California for use as our executive offices. This lease was amended on July 21, 2009 and expired on December 31, 2013 with a three-year renewal term available at an initial rent plus common area charges of $5,767 per month. This property was vacated in August 2012 and the Company has recorded a liability of $139,000 to cover unpaid rent and the present value of rents due for the remainder of the lease term. During 2013, a settlement amount of $110,700 was negotiated with the lease holder and transferred to a third party, resulting in a reduction of the accrued liability of $139,150.

On August 1, 2011, we entered into a lease for 7,000 square feet of office space in Los Angeles, California. The lease continues through November 30, 2014. Initially, the lease had a fixed monthly rent of $19,326 and was subject to annual increases of 3%. The Company was not required to pay a fixed monthly rent for months two through five. Prior to this, the Company was leasing the same office space on a month-to-month basis. This property was vacated in April 2012 and the Company recorded a liability of $892,000 to cover unpaid rent and the present value of rents due for the remainder of the lease term. As of April 2013, this space was released, but the terms and conditions of the new lease are unknown, so the Company did not adjust the accrued liability.

On November 1, 2011, we entered into a lease for 3,000 square feet of office space in Santa Barbara, California for use by our operating units. This lease expires on October 31, 2014 with two additional three-year renewal terms available. The initial rent plus common area charges were $7,157 per month. This property was vacated in June 2012 and the Company recorded a liability of $229,000 to cover unpaid rent and the present value of rents due for the remainder of the lease term. As of June 2013, this space was released, but the terms and conditions of the new lease are unknown, so the Company did not adjust the accrued liability.

From May 2012 to May 2013, the Company was in a month-to-month lease for office space in Los Angeles, California. Rent for this facility was $2,300 per month. Given reductions in staff, the Company is now operating with a “virtual office.” The Company believes this virtual office structure is adequate for our current needs and suitable additional or substitute space will be available as needed.

Contractual Obligations

Set forth below is information concerning our known contractual obligations as of December 31, 2013 that are fixed and determinable by year starting with the year ending December 31, 2014.

					2017 and
	Total	2014	2015	2016	Later
Notes Payable	$1,867,002	$1,867,002	$–	$–	$–
Rent Obligations	1,121,495	878,546	242,949	–	–
Deferred Salary	571,328	571,328	–	–	–
Accrued Interest	89,472	89,472	–	–	–
Employee Contracts	3,931,156	1,181,411	1,341,000	1,273,732	135,013
Employee Contracts: Other	156,358	156,358	–	–	–
Total	$7,736,811	$4,744,117	$1,583,949	$1,273,732	$135,013

F-19

Employment Agreements

Effective June 28, 2012, Jerold Rubinstein was elected by the Board as Chairman of the Board, CEO and a director of the Company’s subsidiaries. The Board of Directors of PEI also elected him as Chairman of the Board and CEO of PEI. Under the terms of an employment agreement dated June 28, 2012, Mr. Rubinstein will receive an annual salary of $250,000 per year. Mr. Rubinstein continues to serve on the Board and receive $50,000 annually for such services, along with $100,000 annually as Chairman of the Board. The term of this agreement is six months with an automatic six month extension unless the Company provides written notice of non-renewal 30 days prior to the end of the initial six-month term. This executive was granted options to purchase 2,300,000 shares of the Company’s common stock at $0.35 per share, which was the closing price of the Company’s common stock on the day of option grant. These options vest monthly over a 12-month period. In the event the Company does not renew the second six month period, the executive resigns or the Company terminates the executive’s employment without cause, all options will immediately vest and the executive will receive all unpaid salary for the full 12 month period. In March 2013, Mr. Rubinstein received an option grant to purchase 25,000,000 shares at $0.03 with a five-year life and vesting occurring in the three months ended June 30, 2013. Mr. Rubinstein’s contract expired on June 28, 2013 and he is currently working without a contract. As of December 31, 2013, Mr. Rubinstein was owed unpaid salary of $36,458 and unpaid board fees of $199,771.

On August 8, 2011, the Company entered into any employment contract with Timothy Boris as the Company’s General Counsel and Vice President of Legal Affairs at an annual salary of $180,000. In December 2011 received options to purchase 300,000 shares of common stock at $0.54 that had 100,000 shares vested upon grant, 100,000 shares vested at the end of year one and 100,000 shares vest at the end of year two. This contract expired on August 8, 2012 and was renewed under the same terms until August 8, 2013. In August 2012 Mr. Boris received options to purchase 300,000 shares of common stock at $0.38 that had 100,000 shares vest upon grant, 100,000 shares vest at the end of year one and 100,000 shares vest at the end of year two. Both of these option grants have a five-year life. In March 2013, Mr. Boris received an option grant to purchase 6,000,000 shares at $0.03 with a five-year life and vesting occurring in the three months ended June 30, 2013. Mr. Boris’s contract expired on August 8, 2013 and he is currently working without a contract. As of December 31, 2013, Mr. Boris was owed unpaid salary of $75,000.

On November 1, 2010, the Company entered into an employment agreement with John Moynahan, who provided accounting and financial services to the Company as a consultant pursuant to a consulting agreement dated November 14, 2007. Under the agreement, Mr. Moynahan was to receive an annual salary of $220,000 for the first year of the contract, subject to an annual increase of the Consumer Price Index plus 2%, and will be eligible for a $50,000 bonus in the first year of this contract. Under this agreement, Mr. Moynahan received a grant of 3,000 shares and a five-year stock option grant to purchase 15,600 shares of common stock at $200.00 per share, with 10,400 shares that vested upon the signing of the agreement and 5,200 shares that vested on September 1, 2011. The strike price on these options was adjusted to $54.00 in December 2011 by the Board. After a review of this contract during 2012, the Company determined that the non-salary amounts due to Mr. Moynahan were $156,358 as of December 31, 2012.  Mr. Moynahan’s contract expired on August 1, 2012 and he is currently working without a contract. As of December 31, 2013, Mr. Moynahan was owed the $156,358 under his employment contract and $87,083 in unpaid salary, not including any other claims that Mr. Moynahan may have under his employment contract or otherwise.

On February 22, 2010, the Company entered into an employment contract with William Kelly, the Company’s former Senior Vice President and Chief Operating Officer of ProElite, and the Chief Operating Officer of the Company whose employment was terminated in March 2013. In connection with Mr. Kelly’s employment, the Company assumed a promissory note of $231,525 formerly owed to Mr. Kelly by ProElite, Inc. and agreed to pay the promissory note with $121,525 payable to Mr. Kelly upon the closing of the acquisition of ProElite by the Company, $55,000 due 90 days after the closing of the acquisition, and $55,000 due 180 days after the closing of the acquisition. In 2011, $176,525 of these amounts were paid to Mr. Kelly. During 2013, this $55,000 obligation to Mr. Kelly was transferred to a third party.

Consulting Agreement

On June 28, 2012, Paul Feller, the Company’s former Chairman of the Board and CEO, resigned from all positions with the Company and its subsidiaries, including PEI. In connection therewith, pursuant to a Separation and Release Agreement, the Company and Mr. Feller entered into a new Consulting Agreement for a term of two years at an annual compensation of $250,000, As of December 31, 2013, the Company had recorded an accrued expense of $375,000 pursuant to Mr. Feller’s consulting agreement that provides for $62,500 per quarter through June 30, 2014. These consulting payments were conditioned on the Company raising $2,000,000 of equity and that Mr. Feller provide consulting services under this agreement at the direction of the Company’s board of directors. Given that the Company has not raised this amount of equity and given that Mr. Feller has not provided any consulting services to the Company, the Company elected to reverse this accrued expense.

F-20

17.     Segment Information

In 2013, ProElite, Stratus White and Hygeia/Canterbury were considered operating segments pursuant to ASC Topic 280 “Segment Reporting” since each was budgeted separately and tracked separately to provide the chief operating decision maker information to assess and manage ProElite, Stratus White and Hygeia/Canterbury. In 2012, ProElite and Stratus White were considered operating segments. In 2012, the Company decided to suspend development of all business activities other than ProElite and effective June 30, 2013, the Company decided to suspend development of its ProElite business.

A summary of results by segments is as follows:

	As of/for the Year Ended December 31, 2013					As of /for the Year Ended December 31, 2012
	Stratus Rewards	ProElite	Life Sciences	Other	Total	Stratus Rewards	ProElite	Other Events	Other	Total

Revenues	$–	$72	$–	$–	$72	$–	$375	$–	$–	$375
Cost of sales	–	–	–	–	–	–	236	–	–	236
Gross margin	–	72	–	–	72	–	139	–	–	139
Deprec. & Amort	–	2	87	587	676	–	2	–	32	34
Segment profit	–	70	(87)	(587)	(604)	–	137	–	(32)	105
Operating expenses	85	192	80	12,371	12,728	1,724	990	–	9,183	11,897
Other (income) expenses	–	(714)	–	643	(71)	–	97	–	1,763	1,859
Impact of derivative securities	–	–	–	(10,459)	(10,459)				(6,801)	(6,801)
Net loss	$(85)	$592	$(167)	$(3,142)	(2,802)	$(1,724)	$(950)	$–	$(4,177)	$(6,850)
Net loss attributable to non-controlling interests	–	–	–	(6)	(6)	–	–	–	(19)	(19)
Preferred dividend	–	–	–	(172)	(172)	–	–	–	497	497
Net loss attributable to common shareholders	$(85)	$592	$(167)	$(2,976)	$(2,636)	$(1,724)	$(950)	$–	$(4,693)	$(7,366)

Assets	$–	$230	$572	$17,542	$18,344	$–	$2,161	$–	$285	$2,446
Liabilities	$52	$2,779	$587	$5,460	$8,878	$122	$2,632	$2,271	$15,828	$20,853

18.     Income taxes

Significant components of the Company's deferred tax assets for federal income taxes consisted of the following:

	December 31,
	2013	2012
Net operating loss carryforward	$21,492,311	$18,050,294
Amortization	(823,367)	(580,145)
Stock option compensation	5,841,333	904,334
Deferred compensation	1,563,754	883,794
Deferred state tax	(1,904,277)	(477,307)
Other	105,179	449,209
Valuation allowance	(26,274,933)	(19,230,179)
Net deferred tax asset	$–	$–

The Company had net operating loss carry-forwards (“NOL”) for federal and state income tax purposes of approximately:

	December 31,
	2013	2012
Combined NOL Carryforwards:
Federal	$47,728,300	$40,240,679
California	44,482,850	36,995,229

The net operating loss carry-forwards for 2013 and 2012 begin expiring in 2021 and 2020, respectively. During 2013, the outstanding shares of common stock increased from 890,837 to 5,813,785. The utilization of net operating loss carry-forwards is likely to be limited due to this ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions. The Company recorded a 100% valuation allowance on the deferred tax assets at December 31, 2013 and 2012 because of the uncertainty of their realization.

F-21

A reconciliation of the income tax credit computed at the federal statutory rate to that recorded in the financial statements for 2013 and 2012 is as follows:

	2013			2012
Rate reconciliation:
Federal tax benefit at statutory rate	$(922,591)	( 35.0%	)	$(2,578,121)	( 35.0%	)
State tax, net of Federal benefit	(761,237)	28.9%		(782,767)	10.6%
Change in valuation allowance	7,044,754	(267.3%	)	5,495,845	(74.6%	)
Derivative accounting and other	(5,360,926)	273.4%		(2,134,957)	99.0%
Total provision	$–	–%		$–	–%

19.     Pro Forma Financials for Acquisition of Canterbury and Hygeia

Effective September 30, 2013, the Company entered into a Merger Agreement with Canterbury Acquisition LLC, a wholly owned subsidiary of the Company, Hygeia Acquisition, Inc., a wholly-owned subsidiary of the Company, Canterbury, Hygeia and Yael Schwartz, Ph.D., as Holder Representative, pursuant to which the Company acquired all of the capital stock of Canterbury and Hygeia with Canterbury and Hygeia becoming wholly-owned subsidiaries of the Company. The Mergers were closed on November 18, 2013 and 1,150,115 shares were issued to the stakeholders of Canterbury and Hygeia. The Mergers are subject to rescission if RestorGenex has not raised $7.5 million or more in gross financing proceeds by April 30, 2014. The Company has consolidated the balance sheets of Canterbury and Hygeia as of December 31, 2013.

F-22

If the Mergers had occurred on January 1, 2012, the combined statement of operations for the year ended December 31, 2013 would be as follows:

RestorGenex Corporation, Canterbury and Hygeia

Pro Forma Income Statements

For the Year Ended December 31, 2013

	Year Ended December 31, 2013 (a)
		Pro Forma
		Adjustments	Other
		for Canterbury	Pro Forma	Pro Forma
	RestorGenex	and Hygeia (b)	Adjustments	Combined
	(Audited)
Revenues	$71,667	$127,167	$–	$198,834
Cost of revenues	–	89,387	–	89,387
Gross profit	71,667	37,780	–	109,447

Operating expenses
General, administrative, research and development	2,008,118	265,260	503,732 (c)	2,777,110
Impairment of intangible assets	1,935,621	–	–	1,935,621
Warrants, options and stock	4,228,317	–	–	4,228,317
Fair value of common stock exchanged for warrants	3,069,792	–	–	3,069,792
Legal and professional services	1,071,392	326,646	–	1,398,038
Depreciation and amortization	675,757	14,781	659,958 (d)	1,350,496
Total operating expenses	12,988,997	606,687	1,163,690	14,759,374

Loss from operations	(12,917,330)	(568,907)	(1,163,690)	(14,649,927)

Other (income)/expenses
(Gain)/loss on adjustments to fair value of derivative liability	(8,980,077)	–	–	(8,980,077)
Gain on extinguishment of derivative liability	(1,183,093)	–	–	(1,183,093)
Other (income)/expenses	(524,505)	–	–	(524,505)
Interest expense	228,294	20,267	–	248,561
Total other (income)/expenses	(10,459,381)	20,267	–	(10,439,114)
Net loss	(2,457,949)	(589,174)	(1,163,690)	(4,210,813)

Net loss attributed to non-controlling interests	(6,401)	–	–	(6,401)
Net loss attributed to RestorGenex Corporation	(2,464,350)	(589,174)	(1,163,690)	(4,217,214)

Preferred dividends	171,625	–	–	171,625

Net income/(loss) attributable to RestorGenex Corporation common shareholders	$(2,635,975)	$(589,174)	$(1,163,690)	$(4,388,839)

Basic and diluted earnings per share	$(1.00)			$(1.20)

Basic and fully-diluted weighted average shares outstanding	2,646,603		1,014,623 (e)	3,661,226

(a)	Assumes the mergers with Canterbury and Hygeia occurred on January 1, 2012.
(b)	Results of operations from January 1, 2013 to November 18, 2013, when the mergers were closed.
(c)	Impact of employment agreements from January 1, 2013 to November 18, 2013.
(d)	Impact of amortization of intangible assets from January 1, 2013 to November 18, 2013.
(e)	Impact on weighted average shares if the 1,150,116 shares issued for the mergers were outstanding for the full year.

F-23

If the Mergers had occurred on January 1, 2012, the combined statement of operations for the year ended December 31, 2012 would be as follows:

RestorGenex Corporation, Canterbury and Hygeia

Pro Forma Income Statements

For the Year Ended December 31, 2012

	Year Ended December 31, 2012 (a)
			Other
		Canterbury	Pro Forma		Pro Forma
	RestorGenex	and Hygeia	Adjustments		Combined
	(Audited)
Revenues	$374,542	$246,731	$–		$621,273
Cost of revenues	235,803	123,374	–		359,177
Gross profit	138,739	123,357	–		262,096

Operating expenses
General, administrative, research and development	4,570,161	324,261	503,732	(b)	5,398,154
Impairment of intangible assets	1,423,844	–	–		1,423,844
Warrants, options and stock	3,643,662	–	–		3,643,662
Legal and professional services	2,128,898	77,965	–		2,206,863
Depreciation and amortization	164,043	17,196	747,276	(c)	928,515
Total operating expenses	11,930,608	419,422	1,251,008		13,601,038

Loss from operations	(11,791,869)	(296,065)	(1,251,008)		(13,338,942)

Other (income)/expenses
Fair value of derivative liabilities in excess of proceeds	408,501
(Gain)/loss on adjustments to fair value of derivative liability	(6,907,748)	–	–		(6,907,748)
Other (income)/expenses	379,188	–	–		379,188
Present value of remaining lease payments for facilities no longer occupied	1,010,111
Interest expense	167,894	–	–		167,894
Total other (income)/expenses	(4,942,054)	–	–		(6,360,666)
Net loss	(6,849,815)	(296,065)	(1,251,008)		(6,978,276)

Net loss attributed to non-controlling interests	(19,079)	–	–		(19,079)
Net loss attributed to RestorGenex Corporation	(6,868,894)	(296,065)	(1,251,008)		(6,997,355)

Preferred dividends	497,167	–	–		497,167

Net income/(loss) attributable to RestorGenex Corporation common shareholders	$(7,366,061)	$(296,065)	$(1,251,008)		$(7,494,522)

Basic and diluted earnings per share	$(8.16)				$(3.65)

Basic and fully-diluted weighted average shares outstanding	903,139		1,150,116	(d)	2,053,255

Fully-diluted weighted average shares outstanding	1,121,987		1,150,116	(d)	2,272,103

(a)	Assumes the mergers with Canterbury and Hygeia occurred on January 1, 2012.
(b)	Impact of employment agreements for the full year.
(c)	Impact of amortization of intangible assets for the full year.
(d)	Impact on weighted average shares if the 1,150,116 shares issued for the mergers were outstanding for the full year.

F-24

20(a).     Subsequent Events

Reverse Split and Name Change

On March 7, 2014, the Company effected a reverse stock split of 1 to 100 with respect to its Common Stock and the Company changed its corporate name from Stratus Media Group, Inc. to RestorGenex Corporation, a biopharmaceutical company. All stock numbers herein are post reverse split.

Issuance of Note and Settlement of Amounts Owed (Unaudited)

In April 2014, the Company agreed to issue to our law firm a non-interest bearing convertible note in the aggregate principal amount of $875,000 (the “Note”) as payment in full for the amounts owed to them at that time, contingent on the Company successfully concluding a Cash Proceeds Event, including the $467,200 note that was issued on July 1, 2012. The Note is due in full on March 31, 2015, provided that the Company is required to prepay (i) $1.00 in principal amount of the Note for each $15.00 raised by the Company in all Cash Proceeds Events (as defined in the Note), up to the first $7.5 million raised, for total repayments of up to $500,000; (b) an additional $100,000 in principal amount of the Note when the cumulative amounts so raised in all Cash Proceeds Events equal $10.0 million; and (c) the balance due under the Note when the cumulative amounts so raised in all Cash Proceeds Events equal $12.5 million. The Note also provides that the holder may, at its option, convert all or any portion of the outstanding balance thereunder into the securities issued and sold in certain securities offerings by the Company, including the offering currently underway by the Company (the “Offering”). In connection with the issuance of the Note, the Company also agreed to issue to the holder of the Note, for no additional consideration, $213,827 worth of the Company’s securities sold in the Offering (valued at the offering price of the securities) upon the closing of the Offering. The holder will be entitled to the same registration and other rights with respect to such securities as are granted to the purchasers of securities in the Offering. In the event that the Company does not repay at least $500,000 principal amount of the Note by July 1, 2014, the Note will be deemed to be in default and will automatically convert into a non-convertible note in the principal amount of $1,188,827, which note will bear interest at the annual rate of 10% and be due and payable upon demand.

The Company is currently in negotiations with other vendors, former directors and employees to reduce the amounts owed to them and use a combination of stock and cash to settle these reduced amounts, but there can be no assurance that the Company will be successful in doing so or that such settlements will amount to a material reduction in the amounts owed to these vendors, former directors and employees.

Acquisitions

On March 28, 2014, the Company acquired Paloma Pharmaceuticals, Inc. (“Paloma”) for consideration of 2,500,000 shares of common stock and VasculoMedics, Inc. (“VasculoMedics”) for consideration of 220,000 shares of common stock. In connection with the acquisition of Paloma, the Company agreed to assume three promissory notes which have been extended to a maturity date of March 28, 2015. The notes have a current balance (principal and interest) of approximately $1,132,000.

20(b).     Subsequent Event (Unaudited)

Completed Financings with Net Proceeds of $31,250,466

On April 29, 2014, the Company closed the initial round of a private placement in the aggregate sum of $11,106,000 of a private placement resulting in $9,222,900 of net proceeds after payment of fees, expenses and certain accounts payable. On May 6, 2014, the Company closed the second round of this private placement in the aggregate sum of $13,672,500 resulting in $12,305,250 of net proceeds after payment of fees and certain accounts payable. On May 21, 2014, the Company closed the third round of this private placement in the aggregate sum of $3,489,240 resulting in $3,140,316 of net proceeds after payment of fees. On June 13, 2014, the Company closed the fourth round of this private placement in the aggregate sum of $7,115,000 resulting in $6,403,000 of net proceeds after payment of fees. On July 10, 2014, the Company closed a fifth round of this private placement in the aggregate sum of $200,000 resulting in $179,500 of net proceeds after payment of fees. However, given the Company’s plans to grow its existing businesses and potentially pursue acquisitions, this funding may not be sufficient and the Company may need to raise additional capital in the future to fully implement its business plan. The following is a summary of these five rounds of financing (amounts presented in thousands (000s) except per share amounts):

F-25

	First Round April 29, 2014		Second Round May 6, 2014		Third Round May 21, 2014		Fourth Round June 13, 2014		Fifth Round July 10, 2014		Total
Shares sold	2,777		3,418		872		1,779		50		8,896
Price per share	$4.00		$4.00		$4.00		$4.00		$4.00		$4.00
Gross Proceeds	$11,106		$13,673		$3,489		$7,115		$200		$35,583
Fees, expenses and payment of certain accounts payable	(1,883)		(1,367)		(349)		(712)		(21)		(4,332)
Net proceeds	$9,223		$12,305		$3,140		$6,403		$180		$31,250

Warrants issued	1,110.60	(a)	1,367.25	(b)	348.92	(c)	711.50	(d)	20	(e)	3,558
Strike price of warrants	$4.80		$4.80		$4.80		$4.80		$4.80		$4.80

(a)	Includes warrants to purchase 832,950 shares of common stock issued with the financing and warrants to purchase 277,650 shares of common stock issued to the placement agent.
(b)	Includes warrants to purchase 1,025,438 shares of common stock issued with the financing and warrants to purchase 341,813 shares of common stock issued to the placement agent.
(c)	Includes warrants to purchase 261,693 shares of common stock issued with the financing and warrants to purchase 87,231 shares of common stock issued to the placement agent.
(d)	Includes warrants to purchase 533,625 shares of common stock issued with the financing and warrants to purchase 177,875 shares of common stock issued to the placement agent.
(e)	Includes warrants to purchase 15,000 shares of common stock issued with the financing and warrants to purchase 5,000 shares of common stock issued to the placement agent.

The purchasers of Common Stock received warrants to purchase three shares of Common Stock for every ten shares of Common Stock such Investors purchased in the Private Placement at a strike price of $4.80. The purchase price of each share of Common Stock was $4.00, which was minimum price under the terms of the Private Placement and approximated the volume weighted average market price for ten days prior to the close.

F-26

RESTORGENEX CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current assets
Cash and equivalents	$222,071	$254,964
Prepaid expenses and deposits	2,455,881	2,743,319
Total current assets	2,677,952	2,998,283

Property and equipment, net	81,563	11,262
Intangible assets	9,725,258	7,691,682
Goodwill	13,962,880	7,642,825
Total assets	$26,447,653	$18,344,052

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,601,721	$1,520,206
Deferred salary	838,476	571,328
Accrued interest	633,961	89,472
Other accrued expenses and liabilities	1,829,119	1,697,714
Payable to officer	156,358	156,358
Rent liability for facilities no longer occupied	1,121,495	1,121,495
Notes payable	2,932,002	1,867,002
Obligation to issue stock for transfer of liabilities	1,581,641	1,854,743
Total current liabilities	10,694,773	8,878,318

Long-term liability - deferred taxes on acquisition	3,538,051	3,000,576

Commitments and contingencies

Shareholders' equity
Series C 10% Preferred Stock, $0.001 par value: 1,000,000 shares authorized, 0 and 0 shares issued and outstanding	–	–
Series D 10% Preferred Stock, $0.001 par value: 500,000 shares authorized, 0 and 0 shares issued and outstanding	–	–
Series E 5% Preferred Stock, $0.001 par value: 10,000 shares authorized; 0 and 0 shares issued and outstanding	–	–
Common stock, $0.001 par value: 1,000,000,000 shares authorized; 8,683,785 and 5,813,785 shares issued and outstanding	8,684	5,814
Additional paid-in capital	74,670,219	67,390,493
Accumulated deficit	(62,464,074)	(60,937,550)
Total RestorGenex shareholders' equity	12,214,829	6,458,757
Non-controlling interest equity	–	6,401
Total shareholders' equity	12,214,829	6,465,158
Total liabilities and shareholders' equity	$26,447,653	$18,344,052

See accompanying Notes to Financial Statements.

F-27

RESTORGENEX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013

Revenues	$–	$–
Cost of revenues	–	–
Gross margin	–	–

Operating expenses
General and administrative	611,845	624,674
Warrants, options and stock compensation	149,885	1,316,148
Legal and professional services	131,686	143,103
Depreciation and amortization	478,104	8,687
Total operating expenses	1,371,520	2,092,612

Loss from operations	(1,371,520)	(2,092,612)

Other (income)/expenses
Loss on adjustments to fair value of derivative liability	–	236,850
Other income	(49,639)	(2,564)
Interest expense	58,294	22,971
Total other expenses	8,655	257,257
Net loss from continuing operations	(1,380,175)	(2,349,869)

Net loss from discontinued operations	–	(126,911)
Net loss	(1,380,175)	(2,476,780)

Preferred dividends	–	124,375
Net loss attributable to holders of RestorGenex Corporation common stock	$(1,380,175)	$(2,601,155)

Basic and diluted loss per share for continuing operations	$(0.23)	$(2.77)
Basic and diluted loss per share for discontinued operations	–	(0.14)
Total basic and diluted loss per share	$(0.23)	$(2.91)

Basic weighted average shares outstanding	5,934,474	892,534
Fully-diluted weighted average shares outstanding	5,934,474	1,207,534

See accompanying Notes to Financial Statements.

F-28

RESTORGENEX CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2014	2013

Cash flows from operating activities:
Net loss from continuing operations	$(1,380,175)	$(2,349,869)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	478,104	8,687
Gain on adjustments to fair value of derivative liability	–	236,850
Warrants, options and stock	149,885	1,323,098
Stock issued for services	–	130,000
Increase / (decrease) in:
Prepaid expenses and deposits	–	(36,100)
Accounts payable	81,515	(17,672)
Deferred salary	267,148	181,555
Accrued interest	58,294	22,975
Other accrued expenses and liabilities	(87,664)	194,293
Net cash used in operating activities	(432,893)	(306,183)

Cash flows from financing activities:
Proceeds from notes payable	400,000	200,000
Net cash provided by financing activities	400,000	200,000

Decrease in cash and equivalents from continuing operations	(32,893)	(106,183)

Decrease in cash and equivalents from discontinued operations	–	(94,475)
Total decrease in cash and equivalents	(32,893)	(200,658)

Cash and equivalents, beginning of period	254,964	312,093

Cash and equivalents, end of period	$222,071	$111,435

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$–	$–
Cash paid during the period for income taxes	$–	$–

See accompanying Notes to Financial Statements.

F-29

RESTORGENEX CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2014 (UNAUDITED) AND DECEMBER 31, 2013

1.     Business

RestorGenex is a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health. On March 7, 2014, the Company effected a reverse stock split 1 to 100 with respect to its Common Stock and the Company changed its corporate name from Stratus Media Group, Inc. to RestorGenex Corporation (“Company”). All stock numbers herein are post reverse split.

On March 14, 2008, pursuant to an Agreement and Plan of Merger dated August 20, 2007 between Feris International, Inc. (“Feris”) and Pro Sports & Entertainment, Inc. (“PSEI”), Feris issued 495,000 shares of its common stock for all issued and outstanding shares of PSEI, resulting in PSEI becoming a wholly-owned subsidiary of Feris and the surviving entity for accounting purposes (“Reverse Merger”). In July 2008, Feris’ corporate name was changed to Stratus Media Group, Inc. (“Stratus” or “SMDI”). PSEI, a California corporation, was organized on November 23, 1998.

In June 2011, the Company acquired shares of Series A Convertible Preferred Stock of ProElite, Inc., a New Jersey corporation (“ProElite” or “PEI”), that organized and promoted mixed martial arts (“MMA”) matches. These holdings of Series A Convertible Preferred Stock provide the Company voting rights on an as-converted basis equivalent to a 95% ownership in ProElite. The Company suspended operations of ProElite effective June 30, 2013. Following the repositioning of the Company as a specialty biopharmaceutical company, the Company’s Board of Directors voted to discontinue operations of ProElite effective March 31, 2014.

Effective September 30, 2013, Stratus entered into an Agreement and Plan of Merger with Canterbury Acquisition LLC, a wholly owned subsidiary of the Company, Hygeia Acquisition, Inc., a wholly-owned subsidiary of the Company, Canterbury Laboratories, LLC (“Canterbury”), Hygeia Therapeutics, Inc. (“Hygeia”) and Yael Schwartz, Ph.D., as Holder Representative, pursuant to which Stratus acquired all of the capital stock of Canterbury and Hygeia (the “Mergers”) with Canterbury and Hygeia becoming wholly-owned subsidiaries of Stratus. The consideration for the Mergers was the issuance by Stratus of an aggregate of 1,150,116 restricted shares of Stratus common stock issued to the stakeholders of Canterbury and Hygeia. Closing of the Mergers occurred on November 18, 2013. For the three months ended March 31, 2014, there were no revenues associated with Canterbury and Hygeia. For the three months ended March 31, 2014, expenses associated with Canterbury and Hygeia were approximately $185,000.

Canterbury and Hygeia (the “Canterbury Group”) are related companies engaged in the development of pharmaceuticals and cosmeceuticals (cosmetic products with “drug-like” benefits) which, depending on the specific product involved, may treat acne, hirsutism (unwanted hair) and alopecia (thinning hair) and that may revitalize hormonally-aged skin and hair in women over the age of 45. The Canterbury Group has an exclusive license with Yale University to develop and market 23 synthetic estrogenic ingredients for the treatment of aging skin and four classes of anti-androgenic ingredients for hair loss, excess facial hair, seborrhea and acne. The license from Yale covers 24 patent-protected compounds under U.S. Patent 7,015,211 “Estradiol 15-α-Carboxylic Acid Esters as Locally Active Estrogens,” U.S. Patent 6,476,012 “Estradiol 16-alpha Carboxylic Acid Esters as Locally Active Estrogens” and U.S. Patent 8,552,061 “Locally active "soft" antiandrogens” (“Yale Patents”).

The acquisition of the Canterbury Group was a step in the implementation of the Company’s plan to reposition itself as a specialty biopharmaceutical company. The total consideration for the acquisition of the Canterbury Group was $12,421,249 based on the issuance of 1,150,116 shares of common stock at the market value of $10.80 as of the execution of the Merger Agreements on September 30, 2013. Based on the third-party valuation of the Yale Patents of $7,779,000, $4,642,249 of the purchase price was initially allocated to goodwill, which is not tax deductible. The value of the Yale Patents at the time of purchase was $132,571 as reflected on the books of Canterbury, giving rise to an adjustment of $7,646,429 to the Company for the $7,779,000 allocated to the Yale Patents at the time of acquisition less the $132,571 on the books of Canterbury. When tax effected at a combined U.S. Federal and California tax rate of 40%, the net result of this adjustment is a deferred tax liability of $3,000,576. Total goodwill of $7,642,825 as of December 31, 2013 consisted of the $4,642,249 initial allocation of the purchase price plus the deferred tax liability of $3,000,576. For the three months ended March 31, 2014, expenses for Canterbury and Hygeia of approximately $184,000 were included in the consolidated loss of $1,376,137. There were no revenues for Canterbury and Hygeia for the three months ended March 31, 2014.

Hygeia, a Delaware Corporation based in Holden, Massachusetts, was incorporated in November 2005 and was formerly known as Orcas Therapeutics, Inc. Canterbury is a Delaware Limited Liability Company that was formed in October 2011 and began operations in February 22, 2012. Initially, Canterbury was a wholly-owned subsidiary of Hygeia and shareholders of Hygeia owned 94% of Canterbury at the time of the Mergers.

F-30

On March 3, 2014, the Company entered into an Agreement and Plan of Merger with Paloma Acquisition, Inc., a wholly owned subsidiary of the Company, Paloma Pharmaceuticals, Inc. (“Paloma”) and David Sherris, Ph.D., as founding stockholder and Holder Representative pursuant to which the Company agreed to acquire all of the capital stock of Paloma with Paloma becoming a wholly owned subsidiary of the Company. On March 28, 2014, the merger with Paloma was closed and the Company issued an aggregate of 2,500,000 common shares to all the holders of Paloma Common Stock and its derivative securities and assumed promissory notes of Paloma in the aggregate amount (principal and interest) of approximately $1,151,315 to be paid on the first anniversary of the closing of the Paloma merger. The 2,500,000 shares were valued at $2.50 per share, which was the closing market price of the Company’s common stock on March 3, 2014, resulting in $6,250,000 of stock consideration, for a total consideration of $7,401,315. Of this total consideration, 30%, or $2,220,395, was allocated to intangible assets based on management’s preliminary assessment. The excess of the purchase consideration over the fair value of the assets and liabilities acquired of $5,180,920 was initially allocated to goodwill. The Company is planning to have a third-party valuation of the intangible assets and when that valuation is completed the allocation to intangibles may change. These intangible assets had a value of $763,131 on Paloma’s books, resulting in an adjustment of $1,457,082. When tax effected at a combined U.S. Federal and California tax rate of 40%, the net result of this adjustment is a deferred tax liability of $582,833. Total goodwill of $5,763,753 as of March 31, 2014 consists of the $5,180,920 initial allocation of the purchase price, plus the deferred tax liability of $582,833. Since Paloma was acquired at the end of the quarter, there were no expenses for Paloma included in the consolidated loss. There were no revenues for Paloma for the three months ended March 31, 2014.

Also on March 3, 2014, the Company entered into an Agreement and Plan of Merger with VasculoMedics Acquisition, Inc., a wholly owned subsidiary of the Company, VasculoMedics, Inc. (“VasculoMedics”) and Dr. Sherris pursuant to which the Company agreed to acquire all of the capital stock of VasculoMedics with VasculoMedics becoming a wholly owned subsidiary of the Company. The VasculoMedics Merger was concurrently closed with and as a condition to the closing of the Paloma Merger on March 28, 2013, with the Company issuing an aggregate of 220,000 post-reverse stock split common shares to the VasculoMedics stockholders. These shares, valued at $2.50 per share, which was the closing price of the Company’s common stock on March 3, 2014, results in $550,000 of consideration, all of which was allocated to goodwill. Since VasculoMedics was acquired at the end of the quarter, there were no expenses for VasculoMedics included in the consolidated loss. There were no revenues for VasculoMedics for the three months ended March 31, 2014. The Mergers with Paloma and VasculoMedics were completed as part of the Company’s plan to reposition itself as a specialty biopharmaceutical company.

Both Paloma and VasculoMedics are Delaware corporations and based in Jamaica Plain, Massachusetts. Paloma was founded in January 2005 and VasculoMedics was founded in November 2007. At the time of the Mergers, Dr. David Sherris, the founder and Chief Executive Officer of both companies, owned 56% of the outstanding stock of Paloma and 89% of the outstanding stock of VasculoMedics, with Paloma owning the other 11%. For accounting purposes Paloma and VasculoMedics are considered to be under common control.

Paloma has developed a non-steroidal, synthetic, small molecule drug library for dermatology (psoriasis, atopic dermatitis, rosacea, actinic keratosis, keloid and hypertrophic scarring, Dupuytren’s disease, bullous blistering diseases), ocular disease, cancer, pulmonary fibrosis, CNS (Huntington’s disease and infantile spasm, a form of childhood epilepsy), biodefense and anti-viral application. The lead product, P529, targets and inhibits the PI3K/Akt/mTOR signal transduction pathway, specifically as a first-in-class allosteric, dual TORC1/TORC2 dissociative inhibitor.

VasculoMedics was founded as a platform epigenetic company to develop orally available small molecular inhibitors of zinc finger transcription factors. Zinc finger transcription factors are a subset of transcription factors utilizing zinc at its core for activity. Transcription factors are proteins that bind to specific parts of DNA that control the transfer of genetic information from DNA to RNA. RNA in turn directs the protein making machinery to manufacture one or more proteins controlled by the transcription factor. Hence, by inhibition of a transcription factor, one can specifically inhibit the synthesis of one or more proteins controlled by the particular transcription factor. Many diseases can be linked to the activation of particular proteins whose synthesis is controlled by transcription factors. Inhibition of such transcription factors could then be able to control disease pathology.

2.     Going Concern

The Company has suffered losses from operations and lacked liquidity to meet its then-current obligations at March 31, 2014. The Company had net losses of $1,380,175 and $2,601,155 for the three months ended March 31, 2014 and 2013, respectively and net losses for 2013 and 2012 of $2,635,975 and $7,366,061, respectively. As of March 31, 2014, the Company had negative working capital of $8,016,821 and an accumulated deficit of $62,464,074. The Company had a total of $717,002 of promissory notes that were in default as of March 31, 2014. The Company raised $400,000 and $200,000 from the issuance of promissory notes during the three months ended March 31, 2014 and 2013, respectively. In 2013, the Company raised $700,000 through the issuance of two promissory notes and $427,501 through the sale of common stock.

F-31

On April 29, 2014 and May 6, 2014, the Company sold a total of 6,194,625 shares of common stock at $4.00 per share and warrants to purchase 2,477,851 shares of common stock at an exercise price of $4.80, for total proceeds of $24,778,500 and net proceeds of $21,528,150 after payment of fees, expenses and certain accounts payable (for additional details please see Footnote 20 “Subsequent Events”). However, given the Company’s plans to grow its existing businesses and potentially pursue acquisitions, this funding may not be sufficient and the Company may need to raise additional capital in the future to fully implement its business plan.

The financial statements were prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result if the Company is unable to continue as a going concern.

3.     Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The balance sheet at March 31, 2014 consolidates the accounts of ProElite, Canterbury, Hygeia, Paloma and VasculoMedics and the balance sheet at December 31, 2013 consolidates the accounts of ProElite, Canterbury, and Hygeia. The income statements and statements of cash flow for the three months ended March 31, 2014 consolidate the accounts of Canterbury, Hygeia, along with results of Paloma and VasculoMedics from the date of acquisition, and includes ProElite as discontinued operations. The income statements and statements of cash flow for the three months ended March 31, 2013 includes ProElite as discontinued operations. All significant intercompany balances were eliminated in consolidation.

Basic and Diluted Earnings/(Loss) Per Share (“EPS”)

Basic EPS is computed by dividing the income/(loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic income/(loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares were converted into common stock. Dilution is computed by applying the if-converted method for the outstanding convertible preferred shares. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

For purposes of calculating EPS, the number of common shares on March 31, 2013 did not include 315,000 shares of common stock issuable upon conversion by the holders of Series E Preferred. These conversion shares were not included in the EPS calculation because they were antidilutive given the losses by the Company for the three months ended March 31, 2013. During 2013 the Series E Preferred were extinguished and the basic and fully-diluted shares are the same from that point forward and the number of shares used for basic and fully-diluted EPS calculations are the same for the three months ended March 31, 2014.

Discontinued Operations

The Company suspended operations of ProElite effective June 30, 2013. Following the repositioning of the Company as a specialty biopharmaceutical company, the Company’s Board of Directors voted to discontinue operations of ProElite effective March 31, 2014.

Use of Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from such estimates and assumptions.

Derivative Liabilities

On May 24, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which the Company sold 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (“Original Series E”) for $8,700,000. In October 2012, the Company sold 1,000 shares of Series E for $1,000,000 (“New Series E”). The Original Series E and New Series E together are referred to herein as “Series E.”

F-32

Subsequent to the issuance of this Series E, the Company determined that the warrants for these financings included certain embedded derivative features as set forth in ASC Topic 815 “Derivatives and Hedging,” (“ASC 815”) and that this conversion feature of the Series E was not an embedded derivative because this feature was clearly and closely related to the host (Series E) as defined in ASC 815. These derivative liabilities were initially recorded at their estimated fair value on the date of issuance and were subsequently adjusted each quarter to reflect the estimated fair value at the end of each period, with any decrease or increase in the estimated fair value of the derivative liability for each period being recorded as other income or expense. Since the value of the embedded derivative feature for the related warrants was higher than the value of both Series E transactions, there was no beneficial conversion feature recorded for either transaction, and the excess of the value of the embedded derivative feature over the value of the transaction was recorded in each period on the Statement of Operations as a separate line item.

Allowance for Uncollectible Receivables

Accounts receivable are recorded at their face amount, less an allowance for doubtful accounts. We review the status of our uncollected receivables on a regular basis. In determining the need for an allowance for uncollectible receivables, we consider our customers financial stability, past payment history and other factors that bear on the ultimate collection of such amounts.

Cash Equivalents

We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments

Our financial instruments include cash and equivalents, receivables, accounts payable and accrued liabilities. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. We record depreciation using the straight-line method over the following estimated useful lives:

Equipment	3 – 5 years
Furniture and fixtures	5 years
Software	3 years
Leasehold improvements	Lesser of lease term or life of improvements

Goodwill and Intangible Assets

Intangible assets as of March 31, 2014 consisted of goodwill and intangible assets arising from the acquisitions of Canterbury, Hygeia, Paloma and VasculoMedics. Goodwill as of December 31, 2013 arose from goodwill for the acquisitions of Canterbury and Hygeia. Goodwill is the excess of the cost of an acquired entity over the net amounts assigned to tangible and intangible assets acquired and liabilities assumed. We apply ASC Topic 350 “Goodwill and Other Intangible Assets,” which requires allocating goodwill to each reporting unit and testing for impairment using a two-step approach.

The Company reviewed the value of intangible assets and related goodwill as part of its annual reporting process, which occurs in February or March of each year. In between valuations, the Company conducted additional tests to determine if circumstances warranted additional testing for impairment.

To review the value of intangible assets and related goodwill as of December 31, 2013, the Company followed ASC Topic 350 “Intangibles-Goodwill and Other” and first examined the facts and circumstances for each event or business to determine if it was more likely than not that an impairment had occurred. If this examination suggested it was more likely that impairment had occurred, the Company then compared discounted cash flow forecasts related to the asset with the stated value of the asset on the balance sheet. The objective was to determine the value of each asset to an industry participant who is a willing buyer not under compulsion to buy and the Company is a willing seller not under compulsion to sell. Revenue from goodwill and intangible assets were forecasted based on the assumption they are standalone entities. These forecasts were discounted at a range of discount rates determined by taking the risk-free interest rate at the time of valuation, plus premiums for equity risk to small companies in general, for factors specific to the Company and the business.

F-33

As of March 31, 2014, Company management determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $34,900,000, which was 147% of the $23,688,138 total for goodwill and intangible assets on the balance sheet as of March 31, 2014. Based on this determination, Company management concluded that no impairment had occurred as of March 31, 2014 on a Company-wide basis. However, it is possible that impairment may have occurred on a reporting-unit basis and the Company intends to test impairment on a reporting-unit basis beginning with the three months ending June 30, 2014. As of December 31, 2013, Company management determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $19,600,000, which was 128% of the $15,334,507 goodwill and intangible assets on the balance sheet as of December 31, 2013. Based on this determination, Company management concluded that no impairment had occurred as of December 31, 2013.

Income Taxes

The Company utilizes ASC Topic 740 “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

As of March 31, 2014 and December 31, 2013, the Company had net operating loss carryforwards as follows:

	March 31,	December 31,
	2014	2013
Combined NOL Carryforwards:
Federal	$48,480,486	$47,728,300
California	$45,235,036	44,482,850

The net operating loss carryforwards for 2014 and 2013 begin expiring in 2022 and 2021, respectively. From December 31, 2012 to March 31, 2014, the outstanding shares of common stock increased from 890,837 to 5,813,785. This increase in the number of shares outstanding constitutes a change of ownership, under the provisions of Internal Revenue Code Section 382 and similar state provisions, and is likely to significantly limit the ability of the Company to utilize these net operating loss carryforwards to offset future income. Accordingly, the company recorded a 100% valuation allowance of the deferred tax assets at March 31, 2014 and December 31, 2013.

Stock-Based Compensation

We follow ASC Topic 718 “Share Based Payment,” using the modified prospective transition method. New awards and awards modified, repurchased or cancelled after January 1, 2006 trigger compensation expense based on the fair value of the stock option as determined by the Black-Scholes option pricing model. We amortize stock-based compensation for such awards on a straight-line method over the related service period of the awards taking into account the effects of the employees’ expected exercise and post-vesting employment termination behavior. We account for equity instruments issued to non-employees in accordance with ASC Topic 718 and EITF Issue No. 96-18. The fair value of each option granted is estimated as of the grant date using the Black-Scholes option pricing model.

Advertising

We expense the cost of advertising as incurred. Such amounts have not historically been significant.

Reclassifications

Certain prior year amounts were reclassified to conform to the manner of presentation in the current period. These reclassifications had no effect on the net loss or the shareholder’s deficit.

F-34

Recent Accounting Pronouncements

The FASB has issued ASU No. 2013-04, Liabilities (Topic 405), “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date, except for obligations addressed within existing guidance in US GAAP. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 213-11, Income Taxes (Topic 740): “Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carryforward, A Similar Tax Loss, or a Tax Credit Carryforward Exists (A Consensus the FASB Emerging Issues Task Force)”. ASU 2013-11 provides guidance on financial statement presentation of unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The FASB’s objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. This amendment is effective for public entities for fiscal years beginning after December 15, 2013 and interim periods within those years. Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

4.     Litigation

In January 2013, the Company signed a term sheet with an outside financial firm (“Financial Firm”) to have that firm acquire certain portions of the Company’s liabilities to creditors, employees and former employees (“Creditors”). The Financial Firm entered into agreements in July 2013 with such Creditors to acquire $1,865,386 in liabilities (“Liability Settlement”) of the Company and filed a complaint on July 29, 2013 with the Second Judicial Circuit, Leon County, Florida seeking a judgment against the Company for the Liability Settlement. A court order based on this complaint was issued on October 7, 2013. Based on conditions agreed to in the Term Sheet, the Company will settle that judgment by issuing common stock to the Financial Firm. Under an exemption from registration in the SEC regulations, common stock issued pursuant to this court order is tradable without restrictions. This common stock will be issued in tranches such that the Financial Firm will not own more than 9.99% of outstanding shares at any time and will be priced at 80% of average closing bids during such period of time in which the dollar trading volume of the stock is three times the Liability Settlement (“Settlement Period”). The Financial Firm will sell the shares to generate proceeds to pay the Creditors.

Until the Financial Firm repays all the creditors, the Company will have a liability on its balance sheet for the value of amount still owed by the Financial Firm to the creditors plus 20% to recognize the discount stock owed to the Financial Firm. The selling activities of the Financial Firm could put downward pressure on the stock price. As of March 31, 2014, the Company had a liability of $1,581,641 on its balance sheet, which would have required the issuance of 263,607 shares to satisfy this liability given the $6.00 price for the Company’s common stock on that date, or 4.5% of the 5,813,785 shares outstanding at that time. An initial tranche of 200,000 shares was issued to the Financial Firm in November 2013 and a subsequent tranche of 150,000 shares was issued in February 2014.

In July 2013, the Company received notice that a complaint for property damage had been filed by the Truck Insurance Exchange against the Company for $393,592 related to water damage incurred by a printing company on the ground floor of the Company’s former office space in Los Angeles. This damage is alleged to have occurred in connection with a water leak in the Company’s former office in February 2013. The Company has filed an answer to this complaint that includes, but not be limited to, the defense of culpability of the building’s management in this leak. The Company has a dispute with its insurance carrier at that time regarding coverage for this incident and the Company intends to pursue this dispute to ensure that it had proper insurance coverage at that time. The Company has accrued $393,592 for this matter.

5.     Prepaid Expenses

In July 2013, the Company entered into an agreement with Maxim Group LLC to provide general financial advisory and investment banking services to the Company for three years on a non-exclusive basis. Under this agreement, Maxim received common stock equal to 4.99% of the outstanding common stock of the Company as of that date, or 210,250 shares of common stock. These shares were valued at $15.00, which was the closing price of the Company’s common stock on the date of the agreement, for a total expense of $3,153,750. This expense is being recognized ratably over the life of the three-year term of the agreement at $262,813 per quarter. As of March 31, 2014, $2,442,449 remained in prepaid expenses.

F-35

6.     Property and Equipment, Net

Property and equipment were as follows:

	March 31,	December 31,
	2014	2013
	(Unaudited)
Computing equipment and office machines	$231,830	$145,245
Furniture and fixtures	100,479	78,833
	332,309	224,078
Less accumulated depreciation	(250,746)	(212,816)
Property and equipment, net	$81,563	$11,262

For the three months ended March 31, 2014 and 2013, depreciation expense was $4,511 and $8,687, respectively.

7.     Goodwill

Goodwill was $13,962,880 at March 31, 2014 and $7,642,825 at December 31, 2013, with the increase arising from the acquisition of Paloma and VasculoMedics in the three months ended March 31, 2014. In accordance with ASC Topic 350, “Intangibles-Goodwill and Other,” the Company’s goodwill is considered to have indefinite lives and was therefore not amortized, but rather is subject to annual impairment tests.

As of March 31, 2014, Company management determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $34,900,000, which was 147% of the $23,688,138 total for goodwill and intangible assets on the balance sheet as of March 31, 2014. Based on this determination, Company management concluded that no impairment had occurred as of March 31, 2014 on a Company-wide basis. However, it is possible that impairment may have occurred on a reporting-unit basis and the Company intends to test impairment on a reporting-unit basis beginning with the three months ending June 30, 2014. As of December 31, 2013, Company management determined that the fair value of its businesses for accounting purposes was equal to its market capitalization of approximately $19,600,000, which was 128% of the $15,334,507 goodwill and intangible assets on the balance sheet as of December 31, 2013. Based on this determination, Company management concluded that no impairment had occurred as of December 31, 2013.

8.     Deferred Salary

From February 2013 through March 31, 2014, the Company had not been able to pay employees on a regular basis, resulting in unpaid salaries of $838,476 as of March 31, 2014 and $571,328 as of December 31, 2013, net of advances.

9.     Other Accrued Expenses and Liabilities

Other accrued expenses and liabilities consisted of the following:

	March 31,	December 31,
	2014	2013
	(Unaudited)
Payroll related	$599,706	$479,087
Estimated property damage liability that may not be covered by insurance	393,592	393,592
Professional fees	110,000	110,000
Board fees	751,660	657,934
Other	(25,839)	57,101
	$1,829,119	$1,697,714

10.     Payable to Officer

In connection with the 2010 employment agreement for the Company’s Chief Financial Officer, the Company owes this officer $156,358 for unpaid amounts consisting of consulting fees prior to employment, expenses, salary increases and signing bonus.

F-36

11.     Notes Payable

Notes payable were as follows:

	March 31,	December 31,
	2014	2013
	(Unaudited)
Note payable to the Company's outside law firm and represents the corporate and litigation fees due as of June 30, 2012. This note originally bore interest at 3% and was due December 31, 2012. Starting on January 1, 2013, this note bears interest at 10%. This note is currently in default.	$467,002	$467,002

Notes payable to 11 investors dated July 9, 2012 with maturity date on the earlier of a $2 million capital raise by the company, or February 6, 2013 and bears interest at 8%. $225,000 of these notes were converted by 9 investors to common stock in November 2013. The remaining two notes are currently in default.	50,000	50,000

Notes payable to a director of the Company dated March 5, 2013 with maturity on the earlier of September 5, 2013 or receipt by the Company of $200,000 in net proceeds from a private placement of Company securities. This note does not bear interest and is not secured. This note is currently in default.	200,000	200,000

Note payable to a high-yield fund. This note bears interest at 10% and matures on June 19, 2014. Upon the closing of a financing of at least $7,500,000 on or before the applicable maturity date, this note will be converted into securities issued in such financing at a conversion price equal to 50% of the purchase price per share or unit of the securities. This note is secured by the assets of the Company.	500,000	500,000

Note payable to the Company's chairman of the board dated August 9, 2013. Bears interest at 7% and matures on August 9, 2014. Contains mandatory conversion into security or securities totaling $10 million or more at the lesser of 50% of the selling price of such securities or the equivalent of $4.00 per share of common stock. This note is secured by the assets of the Company.	500,000	500,000

Note payable to the Company's chairman of the board dated December 19, 2013. This note bears interest at 10% and matures on June 19, 2014. Upon the closing of a financing of at least $7,500,000 on or before the applicable maturity date, this note will be converted into securities issued in such financing at a conversion price equal to 50% of the purchase price per share or unit of the securities. This note is secured by the assets of the Company.	150,000	150,000

Note payable to the Company's chairman of the board dated February 4, 2014. This note bears interest at 7% and matures on February 4, 2015. Upon the closing of a financing of at least $7,000,000 on or before the applicable maturity date, this note plus accrued interest will be converted into securities issued in such financing at a conversion price equal to 50% of the purchase price per share or unit of the securities or $4.00 at the holder's election. This note is secured by the assets of the Company.	150,000	–

Note payable to the Company's chairman of the board dated March 19, 2014. This note bears interest at 7% and matures on February 4, 2015. Upon the closing of a financing of at least $7,000,000 on or before the applicable maturity date, this note plus accrued interest will be converted into securities issued in such financing at a conversion price equal to 50% of the purchase price per share or unit of the securities or $4.00 at the holder's election. This note is secured by the assets of the Company.	250,000	–

Note payable to three holders issued June 30, 2009 by Paloma and assumed by the Company on March 28, 2014, with repayment to occur by March 28, 2015. These notes bear interest at 18%. Accrued interest on these notes as of March 31, 2014 was $486,315.	665,000	–
	$2,932,002	$1,867,002

Interest expense on these notes was $58,294 and $22,971 for the three months ended March 31, 2014 and 2013, respectively.

F-37

12.     Obligation to issue stock for transfer of liabilities

In January 2013, the Company signed a term sheet (“Term Sheet”) with the Financial Firm to have that firm acquire certain portions of the Company’s liabilities to creditors, employees and former employees (“Creditors”). The Financial Firm entered into agreements in July 2013 with such Creditors to acquire $1,865,386 in liabilities of the Company and filed a complaint on July 29, 2013 with the Second Judicial Circuit, Leon County, Florida seeking a judgment against the Company for the Liability Settlement. A court order based on this complaint was issued on October 7, 2013, resulting in the transfer of these $1,865,386 million of liabilities to the Financial Firm (see Footnote 4 for additional information).

As of March 31, 2014, the Company had a liability of $1,581,641 on its balance sheet, which would have required the issuance of 263,607 shares to satisfy this liability given the $6.00 price for the Company’s common stock on that date, or 4.5% of the 5,813,785 shares outstanding at that time. An initial tranche of 200,000 shares was issued to the Financial Firm in November 2013 and a subsequent tranche of 150,000 shares was issued in February 2014.

13.      Derivative Liabilities

On May 24, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with eight investors (collectively, the “Investors”) pursuant to which the Company sold 8,700 shares of a new series of convertible preferred stock designated as Series E Convertible Preferred Stock (“Original Series E”), the terms of which are set forth in the Certificate of Designations of Series E Preferred Stock (the “Certificate”), for $1,000 per share, or $8,700,000. In October 2012, the Company sold 1,000 shares of Series E for $1,000,000 (“New Series E”). The Original Series E and New Series E together are referred to herein as “Series E.”

These Series E contained “full ratchet-down” liquidity protection that provided that if the Company issues securities for less than the existing conversion price for the Series E Preferred Stock or the strike price of the Series E warrants, then the conversion price for Series E Preferred Stock will be lowered to that lower price. Also, the strike price for Series E warrants were decreased to that lower price and the number of Series E warrants will be increased such that the product of the original strike price times the original quantity equaled the lower strike price times the higher quantity.

Subsequent to the issuance of this Series E, the Company determined that the warrants for these financings included certain embedded derivative features as set forth in ASC Topic 815 and that this conversion feature of the Series E was not an embedded derivative because this feature was clearly and closely related to the host (Series E) as defined in ASC 815. These derivative liabilities were initially recorded at their estimated fair value on the date of issuance and were subsequently adjusted each quarter to reflect the estimated fair value at the end of each period, with any decrease or increase in the estimated fair value of the derivative liability for each period being recorded as other income or expense. Since the value of the embedded derivative feature for the related warrants was higher than the value of both Series E transactions, there was no beneficial conversion feature recorded for either transaction, and the excess of the value of the embedded derivative feature over the value of the transaction was recorded in each period on the Statement of Operations as a separate line item.

The fair value of these derivative liabilities was calculated using the Black Scholes pricing model that was based on the closing price of the common stock, the strike price of the underlying instrument, the risk-free interest rate for the applicable remaining life of the underlying instrument (i.e., the U.S. treasury rate for that period) and the historical volatility of the Company’s common stock. These fair value results were extremely sensitive to all these input variables, particularly the closing price of the company’s common stock and the volatility of the Company’s common stock. Accordingly, the fair value of these derivative liabilities were subject to significant changes.  During 2013, the Series E and related warrants were converted into common stock and extinguished and the company recorded a gain of $8,980,077 on the decrease in fair value for the derivative security and recorded a gain of $1,635,967 on extinguishment of the derivative liability.

The following assumptions were used to calculate the Black Scholes values of this derivative liability as of the measurement dates of March 31, 2013. The fair value of the underlying common stock was based on the sale of 139,166 shares of common stock at $3.00 by the Company during 2013.

Estimated fair value of underlying common stock	$3.00
Remaining life in years	3.15
Risk-free interest rate	0.38%
Expected volatility	142%
Dividend yield	–

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14.     Shareholders’ Equity

Common Stock

The number of shares of common stock has increased from 890,837 shares as of December 31, 2012 to 8,683,785 shares as of March 31, 2014:

Number of
Common Shares
Balance at December 31, 2012	890,837

Conversion of Series E Preferred to common stock	1,575,000
Shares issued for acquisition of Canterbury and Hygeia	1,150,116
Conversion of warrants to common stock	1,023,264
Conversion of debt to common stock	576,331
Issuance of shares for advisory agreements	243,250
Issuance of shares to third party for assumption of liabilities	200,000
Issuance of common stock for cash	142,501
Other	12,486
Balance at December 31, 2013	5,813,785

Issuance of shares to third party for assumption of liabilities	150,000
Shares issued for acquisition of Paloma	2,500,000
Shares issued for acquisition of VasculoMedics	220,000
Balance at March 31, 2014 (Unaudited)	8,683,785

Stock Options

During the three months ended March 31, 2013, the Company issued five-year options to purchase a total of 116,627 to five members of the Company’s Board of Directors at a strike price of $3.00, which was the closing market price on the date of the grants. These options vested 25% at time of grant with the remainder vesting ratably over three years. On March 5, 2014, the Company issued five-year options to its Chief Executive Officer to purchase 500,000 shares at a strike price of $2.50, which was the closing market price on the date of the grant. This option vests ratably over three years. These options were valued using the Black Scholes model and resulted in a total expense of $1,468,100, of which $128,000 was recognized in the three months ended March 31, 2014 and the remaining $1,340,100 will be recognized ratably over the coming three years. The assumptions used to value the options granted during the first three months of 2014 was:

Estimated fair value of underlying common stock	$2.50 - $3.00
Remaining life	5.0
Risk-free interest rate	1.50% - 1.72%
Expected volatility	153% - 155%
Dividend yield	–

The following table sets forth the activity of our stock options to purchase common stock:

	Options Outstanding				Options Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
		Range of	Remaining	Average		Remaining	Average
	Options	Exercise	Life in	Exercise	Options	Life in	Exercise
	Outstanding	Prices	Years	Price	Exercisable	Years	Price
As of December 31, 2012	79,436	$35.00 -$54.00	3.0	$46.00	57,310	2.6	$48.00
Canceled	–	–	–	–	–	–	–
Exercised	–	–	–	–	–	–	–
Granted	310,000	$3.00	4.2	$3.00	310,000	4.2	$3.00
As of December 31, 2013	389,436	$3.00 -$54.00	3.9	$11.77	367,310	3.9	$11.10
Canceled	(3,585)	–	–	43.27	(3,585)	–	43.27
Exercised	–	–	–	–	–	–	–
Granted	600,586	$2.50 - $3.00	4.9	$3.00	91,128	4.9	$3.00
As of March 31, 2014	986,437	$3.00 -$54.00	4.4	$6.74	454,853	3.8	$11.11

F-39

Warrants

During 2013 the Board approved warrants to three financial advisors to purchase 173,917 shares of common stock at $3.00. These warrants have a five-year life and vested immediately, resulting in Black Scholes warrant expense of $462,618. The Black Scholes expense for these March 27, 2013 warrants was calculated using the following assumptions. The fair value of the underlying common stock was based on the sale of 139,167 shares of common stock at $3.00 by the Company during the three months ended June 30, 2013.

Estimated fair value of underlying common stock	$3.00
Remaining life	5.0
Risk-free interest rate	0.35%
Expected volatility	141%
Dividend yield	–

In May 2013 Series E warrants, along with related warrants with similar terms, were exchanged for 1,023,264 shares of common stock and these warrants were extinguished, thereby removing the “overhang” created by the full-ratchet provisions of these warrants that would have increased the number of warrants outstanding and reduced the strike price of these warrants to the price of any subsequent financing done at a lower price. This exchange of common stock for the Series E warrants resulted in a fair value charge of $3,069,792 in 2013. These 1,023,264 shares of common stock were valued at $3.00 per share, which was the price at which the Company sold 139,167 shares during 2013, resulting in the fair value charge for $3,069,792.

A summary of the warrants:

	Warrants Outstanding				Warrants Exercisable
			Weighted			Weighted
			Average	Weighted		Average	Weighted
		Range of	Remaining	Average		Remaining	Average
	Warrants	Exercise	Life in	Exercise	Warrants	Life in	Exercise
	Outstanding	Prices	Years	Price	Exercisable	Years	Price
As of December 31, 2012	1,322,852	$30.00 - $200.00	3.2	$40.00	1,269,102	3.2	$38.00
Canceled	(978,700)	$30.00	–	$30.00	(939,950)	–	$30.00
Exercised	–	–	–	–	–	–	–
Granted	173,917	$3.00	4.2	$3.00	173,917	4.2	$3.00
As of December 31, 2013	518,069	$3.00 - $200.00	3.3	$44.07	503,069	3.3	$44.07
Canceled	(198)	–	–	$200.00	(198)	–	$200.00
Exercised	–	–	–	–	–	–	–
Granted	–	–	–	–	–	–	–
As of March 31, 2014	517,871	$3.00 - $200.00	3.0	$44.01	502,871	3.0	$44.01

15.     Commitments and Contingencies

Office Space Rental

On May 1, 2009, the Company entered into a lease for 1,800 square feet of office space in Santa Barbara, California for use as our executive offices. This lease was amended on July 21, 2009 and expired on December 31, 2013. This property was vacated in August 2012 and the Company has recorded a liability of $139,000 to cover unpaid rent and the present value of rents due for the remainder of the lease. During 2013, a settlement amount of $110,700 was negotiated with the lease holder and transferred to a third party, resulting in a reduction of the accrued liability of $139,150.

On August 1, 2011, the Company entered into a lease for 7,000 square feet of office space in Los Angeles, California. The lease continues through November 30, 2014. Initially, the lease had a fixed monthly rent of $19,326 and was subject to annual increases of 3%. The Company was not required to pay a fixed monthly rent for months two through five. Prior to this, the Company was leasing the same office space on a month-to-month basis. This property was vacated in April 2012 and the Company recorded a liability of $892,000 to cover unpaid rent and the present value of rents due for the remainder of the lease term. As of April 2013, this space was released, but the terms and conditions of the new lease are unknown, so the Company did not adjust the accrued liability.

On November 1, 2011, the Company entered into a lease for 3,000 square feet of office space in Santa Barbara, California for use by our operating units. This lease expires on October 31, 2014 with two additional three-year renewal terms available. The initial rent plus common area charges were $7,157 per month. This property was vacated in June 2012 and the Company recorded a liability of $229,000 to cover unpaid rent and the present value of rents due for the remainder of the lease term. As of June 2013, this space was released, but the terms and conditions of the new lease are unknown, so the Company did not adjust the accrued liability.

F-40

From May 2012 to May 2013, the Company was in a month-to-month lease for office space in Los Angeles, California. Rent for this facility was $2,300 per month. Given reductions in staff, the Company has been operating with a “virtual office.” The Company believes this virtual office structure was adequate for our past needs but given the Company’s growth plans it is anticipated that laboratory and office space will be needed in the future. The Company believes that suitable space will be available as needed.

Contractual Obligations

Set forth below is information concerning our known contractual obligations as of March 31, 2014 that are fixed and determinable by year starting with the year ending December 31, 2014.

					2018 and
	Total	2015	2016	2017	Later
Notes payable	$2,931,593	$2,931,593	$–	$–	$–
Deferred Salary	838,476	838,476	–	–	–
Rent obligations	1,260,644	677,737	339,958	242,949	–
Accrued board fees	1,515,820	1,515,820	–	–
Employee contracts: other	3,931,156	1,181,411	1,341,000	1,273,732	135,013
Accrued interest	634,370	634,370	–	–	–
Total	$11,112,059	$7,779,407	$1,680,958	$1,516,681	$135,013

Employment Agreements

Effective June 28, 2012, Jerold Rubinstein was elected by the Board as Chairman of the Board, CEO and a director of the Company’s subsidiaries. The Board of Directors of ProElite also elected him as Chairman of the Board and CEO of ProElite. Under the terms of an employment agreement dated June 28, 2012, Mr. Rubinstein was to receive an annual salary of $250,000 per year. Mr. Rubinstein continues to serve on the Board and receive $50,000 annually for such services, along with $100,000 annually as Chairman of the Board. This executive was granted options to purchase 230,000 shares of the Company’s common stock at $35.00 per share, which was the closing price of the Company’s common stock on the day of option grant. These options vest monthly over a 12-month period. In March 2013, Mr. Rubinstein received an option grant to purchase 250,000 shares at $3.00 with a five-year life that vested in full in the three months ended June 30, 2013. Mr. Rubinstein’s contract expired on June 28, 2013 and he resigned as CEO on March 5, 2014. As of March 31, 2014, Mr. Rubinstein was owed unpaid salary of $39,883 and unpaid board fees of $214,458.

On August 8, 2011, the Company entered into any employment contract with Timothy Boris as the Company’s General Counsel and Vice President of Legal Affairs at an annual salary of $180,000. In December 2011 he received options to purchase 3,000 shares of common stock at $54.00 that had 1,000 shares vested upon grant, 1,000 shares vested at the end of year one and 1,000 shares vest at the end of year two. This contract expired on August 8, 2012 and was renewed under the same terms until August 8, 2013. In August 2012 Mr. Boris received options to purchase 3,000 shares of common stock at $38.00 that had 1,000 shares vest upon grant, 1,000 shares vest at the end of year one and 1,000 shares vest at the end of year two. Both of these option grants have a five-year life. In March 2013, Mr. Boris received an option grant to purchase 60,000 shares at $3.00 with a five-year life that vested in full in the three months ended June 30, 2013. Mr. Boris’s contract expired on August 8, 2013 and he is currently working without a contract. As of March 31, 2014, Mr. Boris was owed unpaid salary of $90,000.

On November 1, 2010, the Company entered into an employment agreement with John Moynahan, who provided accounting and financial services to the Company as a consultant pursuant to a consulting agreement dated November 14, 2007. Under the agreement, Mr. Moynahan was to receive an annual salary of $220,000 for the first year of the contract, subject to an annual increase of the Consumer Price Index plus 2%, and will be eligible for a $50,000 bonus in the first year of this contract. Under this agreement, Mr. Moynahan received a grant of 3,000 shares and a five-year stock option grant to purchase 15,600 shares of common stock at $200.00 per share, with 10,400 shares that vested upon the signing of the agreement and 5,200 shares that vested on September 1, 2011. The strike price on these options was adjusted to $54.00 in December 2011 by the Board. After a review of this contract during 2012, the Company determined that the non-salary amounts due to Mr. Moynahan were $156,358 as of December 31, 2012.  Mr. Moynahan’s contract expired on August 1, 2012 and he is currently working without a contract. As of March 31, 2014, Mr. Moynahan was owed the $156,358 under his employment contract and $110,000 in unpaid salary, not including any other claims that Mr. Moynahan may have under his employment contract or otherwise.

Effective as of November 18, 2013, the Company entered into employment agreements with Yael Schwartz and Craig Abolin as follows:

Under the Employment Agreement with Dr. Schwartz, she is to be employed for an initial period of three years. During the initial year of her employment term, she is to receive a base salary of $330,000. Thereafter, her base salary will be subject to mutually agreed upon increases. The Company’s Board of Directors or Compensation Committee may grant Dr. Schwartz bonuses in its sole discretion. Dr. Schwartz is also eligible for grants of awards under the Company’s Incentive Compensation Plan. As of March 31, 2014, Dr. Schwartz was owed $80,849 in unpaid salary.

F-41

Under the Employment Agreement with Dr. Abolin, he is to be employed for an initial period of three years. During the initial year, he is to receive a base salary of $241,000. Thereafter his base salary will be subject to mutually agreed upon increases. The Company’s Board or Compensation Committee may grant Dr. Abolin bonuses in its sole discretion. Dr. Abolin is also eligible for grants of awards under the Company’s Incentive Compensation Plan. As of March 31, 2014, Dr. Abolin was owed $58,257 in unpaid salary.

On March 5, 2014, the Company entered into an Employment Agreement with Stephen M. Simes (the “Simes Employment Agreement”) pursuant to which Mr. Simes was appointed Chief Executive Officer of the Company. The Simes Employment Agreement is for an initial term of three years, subject to extension as provided therein. Mr. Simes is to receive a base salary at an annual rate of $425,000 with at least annual review and base salary increases as approved by the Board of Director or its Compensation Committee. He will have the opportunity to earn a bonus with respect to each year during his employment based upon achievement of performance objectives set by the Board or the Compensation Committee after consultation with Mr. Simes with a target bonus opportunity of 60% of base salary for each year. He also has received an initial grant of options to purchase 500,000 shares at an exercise price of $2.50 which will vest quarterly over the initial three-year term of his employment. As of March 31, 2014, Mr. Simes was owed $31,057 in unpaid salary.

In connection with the closing of the mergers with Paloma and VasculoMedics, the Company entered into an employment agreement on March 31, 2014 with David Sherris, Ph.D. pursuant to which Dr. Sherris was appointed Chief Scientific Officer of the Company and President of the Company’s Paloma/VasculoMedics divisions. Under the agreement, he is to be employed for an initial period of three years. During the term he is to receive an annual base salary of $345,000 and is eligible for a bonus of up to 50% of his base salary upon meeting certain milestones established by the Board of Directors or Compensation Committee upon consultation with Dr. Sherris. Dr. Sherris is also eligible for grants under the Company’s Incentive Compensation Plan.

16.     Segment Information

In 2013, ProElite was considered to be an operating segment pursuant to ASC Topic 280 “Segment Reporting” since each was budgeted separately and tracked separately to provide the chief operating decision maker information to assess and manage ProElite, Stratus White and Hygeia/Canterbury. The Company suspended operations of ProElite effective June 30, 2013. Following the repositioning of the Company as a specialty biopharmaceutical company, the Company’s Board of Directors voted to discontinue operations of ProElite effective March 31, 2014. The following segment information is presented to provide a comparison for the three months ended March 31, 2014 and 2013.

A summary of results by segments is as follows:

	Three Months Ended March 31, 2014 ($000)				Three Months Ended March 31, 2013 ($000)
	Bio-	ProElite			Bio-	ProElite
	Pharma	(Discont.)	Other	Total	Pharma	(Discont.)	Other	Total
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of sales	–	–	–	–	–	–	–	–
Gross margin	–	–	–	–	–	–	–	–
Deprec. & Amort	1	–	477	478	–	–	9	9
Segment profit	(1)	–	(477)	(478)	–	–	(9)	(9)
Operating expenses	183	–	710	893	–	–	2,084	2,084
Other (income)/expenses	–	–	5	5	–	–	20	20
Impact of derivative securities	–	–	–	–	–	–	237	237
Net loss from continuing ops.	(184)	–	(1,192)	(1,376)	–	–	(2,350)	(2,350)
Loss from discontinued ops.	–	–	–	–	–	(127)	–	(127)
Preferred dividends	–	–	–	–	–	–	124	124
Net loss attributable to common shareholders	$(184)	$–	$(1,192)	$(1,376)	$–	$(127)	$(2,474)	$(2,601)

Assets at End of Period	$230	$344	$25,878	$26,452	$–	$1,677	$511	$2,188
Liabilities at End of Period	$2,779	$625	$7,291	$10,695	$–	$1,998	$19,927	$21,925

F-42

17.     Discontinued Operations

The Company suspended operations of ProElite effective June 30, 2013. Following the repositioning of the Company as a specialty biopharmaceutical company, the Company’s Board of Directors voted to discontinue operations of ProElite effective March 31, 2014. The assets and liabilities of ProElite are consolidated into the Consolidated Balance Sheets as of March 31, 2014 and December 31, 2013 and are as follows:

	March 31,		December 31,
	2014		2013
	(Unaudited	)
Total assets	$–		$–

Accounts payable	$167,244		$167,244
Other accrued	16,250		16,250
Equity, net	(183,494)		(183,494)
Total liabilities and shareholder's deficit	$–		$–

The income statement details for ProElite that are summarized in the discontinued operations line in the Consolidated Statements of Operations are as follows:

	Three Months Ended March 31,
	2014	2013

Revenues	$–	$71,667
Cost of revenues	–	–
Gross profit	–	71,667

Operating expenses	–	171,892
Interest expense	–	33,365
Net loss attributed to non-controlling interests	–	(6,679)
Total expenses	–	198,578

Net Loss	$–	$(126,911)

The Consolidated Statements of Operations for the periods ended March 31, 2014 and 2013 do not consolidate the results for ProElite but present them on a net basis in a discontinued operations line. The income statement details for ProElite that are summarized in the discontinued operations line in the statement of cash flows are as follows:

	Three Months Ended March 31,
	2014	2013
Net Loss	$–	$(126,911)
Working capital and other adjustments	–	32,436
Cash used by operating activities	–	(94,475)

Investing activities	–	–
Financing activities	–	–
Net impact on cash flows	$–	$(94,475)

18.     Pro Forma Financials for Acquisition of Canterbury, Hygeia, Paloma and VasculoMedics

The Company acquired Canterbury and Hygeia on November 18, 2013 and 1,150,115 shares were issued to the stakeholders of Canterbury and Hygeia. On March 28, 2014, the Company acquired Paloma and issued an aggregate of 2,500,000 common shares to the holders of Paloma Common Stock and its derivative securities and assumed promissory notes of Paloma in the aggregate amount (principal and interest) currently of approximately $1,130,500 to be paid on the first anniversary of the closing of the Paloma merger. The VasculoMedics Merger also closed on March 28, 2014, with the Company issuing an aggregate of 220,000 common shares to the VasculoMedics stakeholders. The balance sheet as of December 31, 2013 consolidated the accounts of Canterbury and Hygeia and the balance sheet as of March 31, 2014 consolidated the accounts of Canterbury, Hygeia, Paloma and VasculoMedics. The income statement for the three months ended March 31, 2014 consolidated the accounts of Canterbury and Hygeia, along with the accounts of Paloma and VasculoMedics for activity between March 28, 2014 and March 31, 2014. The income statement for the three months ended March 31, 2013 did not include Canterbury, Hygeia, Paloma or VasculoMedics.

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The following pro forma financial information has been prepared as if the mergers with Paloma and VasculoMedics had occurred on January 1, 2014. The information in these pro forma financials for Paloma and VasculoMedics has been derived from the unaudited financial statements for Paloma and VasculoMedics for the three months ended March 31, 2014. The information in these pro forma financials for RestorGenics has been derived from the unaudited financial statements for the three months ended March 31, 2014.

RestorGenex Corporation, Canterbury and Hygeia

Pro Forma Statements of Operations

Three Months Ended March 31, 2014

	Three Months Ended March 31, 2014 (a)
					Pro Forma	Pro Forma
	RestorGenex	Paloma	VasculoMedics		Adjustments	Combined

Revenues	$–	$–	$–		$–	$–
Cost of revenues	–	–	–		–	–
Gross profit	–	–	–		–	–

Operating expenses
General, administrative, research and development	611,845	102,153	–		81,250 (b)	795,248
Warrants, options and stock compensation	149,885	–	–		–	149,885
Legal and professional services	131,686	1,725	–		–	133,411
Depreciation and amortization	478,104	634	–		27,755 (c)	506,493
Total operating expenses	1,371,520	104,512	–		109,005	1,585,037

Loss from operations	(1,371,520)	(104,512)	–		(109,005)	(1,585,037)

Other (income)/expenses
Other income	(49,639)	(25,397)	–		–	(75,036)
Interest expense	58,294	29,925	–		–	88,219
Total other expenses	8,655	4,528	–		–	13,183
Net loss from continuing operations	(1,380,175)	(109,040)	–		(109,005)	(1,598,220)

Net loss from discontinued operations	–	–	–		–	–
Net loss	$(1,380,175)	$(109,040)	$–		$(109,005)	$(1,598,220)

Basic and diluted loss per share	$(0.23)	–	–		–	$(0.18)

Basic and fully-diluted weighted average shares outstanding	5,934,474	2,500,000 (d)	220,000	(d)	–	8,654,474

(a)	Assumes the mergers with Paloma and VasculoMedics occurred on January 1, 2014.
(b)	Impact of employment agreements from January 1, 2014 to March 31, 2014.
(c)	Amortization of intangible assets for Paloma assuming a 20-year amortization period.
(d)	Impact on weighted average shares outstanding for the acquisition shares being outstanding for the entire quarter.

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The following pro forma financial information has been prepared as if the mergers with Canterbury, Hygeia, Paloma and VasculoMedics had occurred on January 1, 2014. The information in these pro forma financials for Paloma and VasculoMedics has been derived from the unaudited financial statements for Canterbury, Hygeia, Paloma and VasculoMedics for the three months ended March 31, 2014. The information in these pro forma financials for RestorGenex has been derived from the unaudited financial statements for the three months ended March 31, 2014.

RestorGenex Corporation, Canterbury, Hygeia, Paloma and VasculoMedics

Pro Forma Statements of Operations

Three Months Ended March 31, 2013

	Three Months Ended March 31, 2013 (a)
							Pro Forma	Pro Forma
	RestorGenex	Canterbury	Hygeia	Paloma	VasculoMedics		Adjustments	Combined

Revenues	$–	$46,155	$–	$–	$–		$–	$46,155
Cost of revenues	–	54,765	–	–	–		–	54,765
Gross profit	–	(8,610)	–	–	–		–	(8,610)

Operating expenses
General, administrative, research and development	624,674	31,331	–	47,880	–		848,732 (b)	1,552,617
Warrants, options and stock	1,316,148	–	–	–	–		–	1,316,148
Legal and professional services	143,103	25,435	–	17,254	–		–	185,792
Depreciation and amortization	8,687	4,212	–	–	–		687,713 (c)	700,612
Total operating expenses	2,092,612	60,978	–	65,134	–		1,536,445	3,755,169

Loss from operations	(2,092,612)	(69,588)	–	(65,134)	–		(1,536,445)	(3,763,779)

Other (income)/expenses
Loss on adjustments to fair value of derivative liability	236,850	–	–	–	–		–	236,850
Other income	(2,564)	–	–	(63,910)	–		–	(66,474)
Interest expense	22,971	2,358	–	20,781	–		–	46,110
Total other (income)/expenses	257,257	2,358	–	(43,129)	–		–	(216,486)
Net loss from continuing operations	(2,349,869)	(71,946)	–	(22,005)	–		(1,536,445)	(3,980,265)

Net loss from discontinued operations	(126,911)	–	–	–	–		–	(126,911)
Net loss	$(2,476,780)	$(71,946)	$–	$(22,005)	$–		$(1,536,445)	$(4,107,176)

Basic and diluted loss per share	$(2.77)	–	–	–	–		–	$(0.86)

Basic weighted average shares outstanding	892,534	1,150,116 (d)	–	2,500,000 (d)	220,000	(d)	–	4,762,650

Fully-diluted weighted average shares outstanding	1,207,534	1,150,116 (d)	–	2,500,000 (d)	220,000	(d)	–	5,077,650

(a)	Assumes the mergers with Canterbury, Hygeia, Paloma and VasculoMedics occurred on January 1, 2013.
(b)	Adds the $848,732 of expenses associated with employment agreements for Canterbury and Paloma executives that would be incurred from January 1, 2013.
(c)	Adds $659,958 of additional amortization for intangible assets at Canterbury and $27,755 for Paloma (assuming at 20-year amortization period) that would be incurred if amortization began on January 1, 2013.
(d)	Impact on weighted average shares if the 1,150,116 shares issued for the mergers with Canterbury and Hygeia, the 2,500,000 shares issued for the Paloma merger and the 220,000 shares issued for the VasculoMedics merger were outstanding for the quarter.

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19.     Subsequent Events

Completed Financings with Net Proceeds of $31,250,466

On April 29, 2014, the Company closed the initial round of a private placement in the aggregate sum of $11,106,000 of a private placement resulting in $9,222,900 of net proceeds after payment of fees, expenses and certain accounts payable. On May 6, 2014, the Company closed the second round of this private placement in the aggregate sum of $13,672,500 resulting in $12,305,250 of net proceeds after payment of fees and certain accounts payable. On May 21, 2014, the Company closed the third round of this private placement in the aggregate sum of $3,489,240 resulting in $3,140,316 of net proceeds after payment of fees. On June 13, 2014, the Company closed the fourth round of this private placement in the aggregate sum of $7,115,000 resulting in $6,403,000 of net proceeds after payment of fees. On July 10, 2014, the Company closed a fifth round of this private placement in the aggregate sum of $200,000 resulting in $179,500 of net proceeds after payment of fees. However, given the Company’s plans to grow its existing businesses and potentially pursue acquisitions, this funding may not be sufficient and the Company may need to raise additional capital in the future to fully implement its business plan. The following is a summary of these five rounds of financing (amounts presented in thousands (000s) except per share amounts):

	First Round April 29, 2014		Second Round May 6, 2014		Third Round May 21, 2014		Fourth Round June 13, 2014		Fifth Round July 10, 2014		Total
Shares sold	2,777		3,418		872		1,779		50		8,896
Price per share	$4.00		$4.00		$4.00		$4.00		$4.00		$4.00
Gross Proceeds	$11,106		$13,673		$3,489		$7,115		$200		$35,583
Fees, expenses and payment of certain accounts payable	(1,883)		(1,367)		(349)		(712)		(21)		(4,332)
Net proceeds	$9,223		$12,305		$3,140		$6,403		$180		$31,250

Warrants issued	1,110.60	(a)	1,367.25	(b)	348.92	(c)	711.50	(d)	20	(e)	3,558
Strike price of warrants	$4.80		$4.80		$4.80		$4.80		$4.80		$4.80

(a)	Includes warrants to purchase 832,950 shares of common stock issued with the financing and warrants to purchase 277,650 shares of common stock issued to the placement agent.
(b)	Includes warrants to purchase 1,025,438 shares of common stock issued with the financing and warrants to purchase 341,813 shares of common stock issued to the placement agent.
(c)	Includes warrants to purchase 261,693 shares of common stock issued with the financing and warrants to purchase 87,231 shares of common stock issued to the placement agent.
(d)	Includes warrants to purchase 533,625 shares of common stock issued with the financing and warrants to purchase 177,875 shares of common stock issued to the placement agent.
(e)	Includes warrants to purchase 15,000 shares of common stock issued with the financing and warrants to purchase 5,000 shares of common stock issued to the placement agent.

The purchasers of Common Stock received warrants to purchase three shares of Common Stock for every ten shares of Common Stock such Investors purchased in the Private Placement at a strike price of $4.80. The purchase price of each share of Common Stock was $4.00, which was minimum price under the terms of the Private Placement and approximated the volume weighted average market price for ten days prior to the close.

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The following pro forma financial information has been prepared as if the above financings had occurred on March 31, 2014. The information in these pro forma financials for RestorGenex has been derived from the unaudited balance sheets as of March 31, 2014 and the information presented above on the financings.

RestorGenex Corporation

Pro Forma Balance Sheets

March 31, 2014

	March 31, 2014 (a)
		Pro Forma		Pro Forma
	As Reported	Adjustments		Adjusted
ASSETS

Current assets
Cash and equivalents	$222,071	31,250,466	(b)	$31,472,537
Prepaid expenses and deposits	2,455,881	–		2,455,881
Total current assets	2,677,952	31,250,466		33,928,418

Property and equipment, net	81,563	–		81,563
Intangible assets	9,725,258	–		9,725,258
Goodwill	13,962,880	–		13,962,880
Total assets	$26,447,653	$31,250,466		$57,698,119

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$1,601,721	$–		$1,601,721
Deferred salary	838,476	–		838,476
Accrued interest	633,961	–		633,961
Other accrued expenses and liabilities	1,829,119	–		1,829,119
Payable to officer and former officer	156,358	–		156,358
Rent liability for facilities no longer occupied	1,121,495	–		1,121,495
Notes payable	2,932,002	–		2,932,002
Obligation to issue stock for transfer of liabilities	1,581,641	–		1,581,641
Total current liabilities	10,694,773	–		10,694,773

Long-term liability - deferred taxes on acquisition	3,538,051	–		3,538,051

Commitments and contingencies

Shareholders' equity
Series C 10% Preferred Stock, $0.001 par value: 1,000,000 shares authorized, 0 shares issued and outstanding	–	–		–
Series D 10% Preferred Stock, $0.001 par value: 500,000 shares authorized, 0 shares issued and outstanding	–	–		–
Series E 5% Preferred Stock, $0.001 par value: 10,000 shares authorized; 0 shares issued and outstanding	–	–		–
Common stock, $0.001 par value: 1,000,000,000 shares authorized; 8,683,785 shares issued and outstanding	8,684	8,896	(c)	17,580
Additional paid-in capital	74,670,219	31,241,570	(d)	105,911,789
Accumulated deficit	(62,464,074)	–		(62,464,074)
Total shareholders' equity	12,214,829	31,250,466		43,465,295
Total liabilities and shareholders' equity	$26,447,653	$31,250,466		$57,698,119

(a)	Assumes the financings occurred on March 31, 2014
(b)	Net cash proceeds to the Company from financings
(c)	Value of 8,895,685 shares sold in the financings at a par value of $0.001
(d)	Difference between net cash proceeds and value of shares sold

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Issuance of Note

In April 2014, the Company agreed to issue to our law firm a non-interest bearing convertible note in the aggregate principal amount of $875,000 (the “Note”) as payment in full for the amounts owed to them at that time, contingent on the Company successfully concluding a Cash Proceeds Event, including the $467,200 note that was issued on July 1, 2012. The Note was due in full on March 31, 2015. Based on the terms of the Note, on May 6, 2014 the Company repaid the note in full upon the receipt of the $21,528,150 in funding mentioned above. As part of this settlement, the Company also agreed to issue to the holder of the Note 53,457 shares of the Company’s Common Stock sold in the Offering. The holder will be entitled to the same registration and other rights with respect to such securities as are granted to the purchasers of securities in the Offering.

Settlement of Amounts Owed

After March 31, 2014, the Company has reached a number of settlements with vendors, former directors and employees whereby $875,000 of liabilities were settled for $225,000 in cash and the issuance of 160,000 shares of common stock valued at $870,000 at the market price on the date of the settlement for total consideration of $1,095,000, resulting in a loss on settling these liabilities of $220,000. The Company is currently in negotiations with other vendors, former directors and employees to reduce the amounts owed to them and use a combination of stock and cash to settle these reduced amounts, but there can be no assurance that the Company will be successful in doing so, or that such settlements will amount to a material reduction in the amounts owed to these vendors, former directors and employees, or that these negotiations will not result in further losses.

F-48